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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                                   ----------
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant       [x]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
[x]      Preliminary Proxy Statement

[x] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                            PARKER DRILLING COMPANY
                (Name of Registrant as Specified in its Charter)

                         SUPERIOR ENERGY SERVICES, INC.
     (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]      No fee required.

[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which the transaction applies: (i) Common Stock ("Parker Common Stock"), par value $0.16 2/3 per share, of Parker Drilling Company ("Parker") to be issued in connection with the transaction and (ii) Common Stock ("Superior Common Stock"), par value $0.001 per share, of Superior Energy Services, Inc. ("Superior") to be acquired by Parker in the transaction.
         (2)     Aggregate number of securities to which transaction applies:
                 (i) ______, being the maximum number of shares of Parker Common Stock to be issued in the transaction and (ii) ______ being the maximum number of shares of Superior Common Stock to be converted into Parker Common Stock in the transaction.
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The per unit price of each share of Superior Common Stock is $3.09 (the average of the high and low price of such stock on the Nasdaq National Market on December 1, 1998). The filing fee of $________ is calculated in accordance with Rule 0-11(c)(1) under the Exchange Act by multiplying 0.000278 by the product of (i) 30,554,023 shares of Superior Common Stock to be canceled in the transaction (which number is the sum of (x) 28,792,523, the number of Superior shares outstanding on December 1, 1998 and (y) 1,761,500, the number of shares that could be issued between December 1, 1998 and the effective time of the transaction) and (ii) $3.09.
         (4)     Proposed maximum aggregate value of the transaction:
                 $94,411,931.
         (5)     Total fee paid: $26,247.

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
PARKER DRILLING COMPANY                      SUPERIOR ENERGY SERVICES, INC.


                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Parker Drilling Company and Superior Energy Services, Inc. have agreed on a merger by which Parker will acquire Superior. As a result of the merger, Superior will become a wholly owned subsidiary of Parker.

         Upon completion of the merger, Parker will issue to Superior stockholders 0.975 of a share of Parker Common Stock for each share of Superior Common Stock that they own. Parker stockholders will continue to own their existing shares after the merger. Parker will issue approximately 28 million shares of Parker Common Stock to Superior stockholders in the merger, which will result in former Superior stockholders owning approximately 27% of the combined companies. Parker Common Stock is traded on the New York Stock Exchange under the symbol "PKD", and Superior Common Stock is traded on the Nasdaq National Market under the symbol "SESI". On November 30, 1998, the closing sales price of Parker Common Stock was $3 3/4 per share, and the closing sales price of Superior Common Stock was $3 1/8 per share.

         The merger cannot be completed unless the Superior stockholders approve it and the merger agreement and the Parker stockholders approve both an amendment to the Parker charter that increases the number of authorized shares of Parker Common Stock and the issuance of Parker Common Stock to the Superior stockholders in compliance with the rules of the New York Stock Exchange. Parker stockholders will vote on the transaction at its annual meeting, and Superior stockholders will vote on the transaction at a special meeting. YOUR VOTE IS VERY IMPORTANT.

         The Boards of Directors of both Parker and Superior have determined that the terms of the merger agreement and the merger are fair to and in the best interests of their respective stockholders and have unanimously approved the merger agreement. THEREFORE, THE PARKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PARKER STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE AND THE SUPERIOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SUPERIOR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. Parker stockholders will also vote on directors and ratification of Parker's accountants. THE PARKER BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT PARKER STOCKHOLDERS VOTE FOR THE TWO NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE BOARD'S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS PARKER'S INDEPENDENT ACCOUNTANTS FOR 1999.

         Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement in the case of the Superior meeting, or in favor of the charter amendment, the share issuance, the election of directors and the ratification of independent accountants in the case of the Parker meeting. If you fail to return your card, the effect in most cases will be a vote against such matters.

         The dates, times and places of the meetings are as follows:

FOR SUPERIOR STOCKHOLDERS:
________, 1999; 10:00 A.M., LOCAL TIME
201 ST. CHARLES AVE.
52ND FLOOR
NEW ORLEANS, LOUISIANA


FOR PARKER STOCKHOLDERS:
_________, 1999; 10:00 A.M., LOCAL TIME
THE PARKER BUILDING
EIGHT EAST THIRD STREET
TULSA, OKLAHOMA

         This Joint Proxy Statement/Prospectus is a prospectus of Parker for the issuance of Parker Common Stock in connection with the merger and a joint proxy statement for Parker and Superior to solicit proxies BY THEIR RESPECTIVE BOARDS OF DIRECTORS for use at their respective meetings of stockholders. This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. PLEASE REFER TO THE SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS ENTITLED RISK FACTORS ON PAGE 15. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


             [Signature]                               [Signature]
         Robert L. Parker                        Terence E. Hall
         Chairman of the Board                   Chairman of the Board
         Parker Drilling Company                 Superior Energy Services, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE PARKER COMMON STOCK TO BE ISSUED IN THE MERGER OR HAS DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated     , and is being first mailed
to stockholders on     .

                            PARKER DRILLING COMPANY
                            EIGHT EAST THIRD STREET
                             TULSA, OKLAHOMA  74103
                                 (918) 585-8221


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON __________, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Parker Drilling Company, a Delaware corporation ("Parker"), will be held at The Parker Building, Eight East Third Street, Tulsa, Oklahoma on __________, 1999 at 10:00 a.m., local time, for the following purposes:

         1.      To elect two directors;

         2. To approve the issuance of approximately 28 million shares of Parker Common Stock, par value $0.16 2/3, pursuant to an Agreement and Plan of Merger dated as of October 28, 1998, as amended, among Parker, Saints Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parker, and Superior Energy Services, Inc.;

         3. To approve an amendment to Parker's Restated Certificate of Incorporation to increase the number of authorized shares of Parker Common Stock from 120,000,000 shares to 170,000,000 shares;

         4. To approve the selection of PricewaterhouseCoopers LLP as Parker's independent accountants for 1999; and

         5. To transact any other business that is properly brought before the meeting.

         The Board of Directors of Parker has fixed the close of business on __________ as the record date. Only holders of record of shares of Parker Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. A complete list of these stockholders will be available for examination at the offices of Parker in Tulsa, Oklahoma during normal business hours by any Parker stockholder, for any purpose germane to the Annual Meeting, for a period of 10 days prior to the meeting. Stockholders of Parker are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the merger.

         YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.


By Order of the Board of Directors


Leslie D. Rosencutter
Secretary

Tulsa, Oklahoma

                         SUPERIOR ENERGY SERVICES, INC.
                               1105  PETERS ROAD
                           HARVEY, LOUISIANA   70058
                                 (504) 362-4321


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON __________, 1999

         NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Superior Energy Services, Inc., a Delaware corporation ("Superior"), will be held at 201 St. Charles Ave., 52nd Floor, New Orleans, Louisiana on _________, 1999 at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 28, 1998, as amended, among Parker Drilling Company, a Delaware corporation, Saints Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parker, and Superior; and

         2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         The Board of Directors of Superior has fixed the close of business on _______________, as the record date. Only holders of record of shares of Superior Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of these stockholders will be available for examination at the offices of Superior in Harvey, Louisiana during normal business hours by any Superior stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the meeting. Stockholders of Superior are not entitled to any appraisal or dissenter's rights under the Delaware General Corporation Law in respect of the merger.

         YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Carolyn Plaisance
Secretary

Harvey, Louisiana

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements may be made directly in this document referring to Parker and Superior, or may be "incorporated by reference" from other documents filed with the Securities and Exchange Commission. All statements included in this document, other than statements of historical facts, that address activities, events or developments that Parker or Superior expects, projects, believes or anticipates will or may occur in the future, including future operating results, future capital expenditures and investments in the acquisition and refurbishment of rigs and equipment, repayment of debt, expansion and growth of operations, Year 2000 issues, and other such matters, are forward-looking statements.

    Forward-looking statements are based on certain assumptions and analyses made by the managements of Parker or Superior in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are relevant. Although management of both companies believes that their assumptions are reasonable based on current information available, they are subject to certain risks and uncertainties, many of which are outside the control of Parker or Superior. These risks include worldwide economic and business conditions, oil and gas market prices, industry conditions, international trade restrictions and political instability, operating hazards and uninsured risks, governmental regulations and environmental matters, substantial leverage, seasonality and adverse weather conditions, concentration of customer and supplier relationships, potential changes in stock prices, upgrade and refurbishment projects, competition, integration of operations, acquisition strategy, and other similar factors (some of which are discussed in documents incorporated by reference). Please refer to the Risk Factors section of this Joint Proxy Statement/Prospectus on page 15 for a more detailed discussion.

    Because the forward-looking statements are subject to risks and uncertainties, the actual results of operations and actions taken by Parker and Superior may differ materially from those expressed or implied by such forward-looking statements. Parker's stockholders and Superior's stockholders are cautioned not to place undue reliance on these statements.

    All subsequent written and oral forward-looking statements attributable to Parker or Superior or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                      WHERE YOU CAN FIND MORE INFORMATION

    Parker and Superior each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information that the companies file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Parker's and Superior's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov." You may also inspect reports, proxy statements and other information concerning Parker at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may inspect reports, proxy statements and other information concerning Superior at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.


    Parker has filed a Form S-4 Registration Statement with the Commission to register the shares of Parker Common Stock to be issued to Superior stockholders in the merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Parker for the issuance of Parker Common Stock in the merger and a joint proxy statement of Parker and Superior for the Parker Annual Meeting and the Superior Special Meeting. As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

    The Commission allows Parker and Superior to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Joint Proxy Statement/Prospectus, and information that we later file with the Commission will automatically update and supersede this information. This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below that Parker and Superior have previously filed with the Commission.

 PARKER FILINGS (FILE NO. 1-07573)                       PERIOD
 ---------------------------------                       ------
 Annual Report on Form 10-K  . . . . . . . . . . . .     Year ended August 31, 1998

 Current Report on Form 8-K  . . . . . . . . . . . .     Dated November 6, 1998


 SUPERIOR FILINGS (FILE NO. 0-20310)                     PERIOD
 -----------------------------------                     ------
 Annual Report on Form 10-KSB  . . . . . . . . . . .     Year ended December 31, 1997

 Quarterly Reports on Form 10-QSB  . . . . . . . . .     Quarters ended March 31, June 30 and September 30, 1998

 Current Report on Form 8-K  . . . . . . . . . . . .     Dated November 3, 1998

    Parker and Superior also incorporate by reference future filings with the Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934. These include periodic reports, such as Annual Reports on Form 10-K or Form 10-KSB, Quarterly Reports on Form 10-Q or Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

    Parker has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Parker or Saints, and Superior has supplied all information relating to Superior.

    The 1998 Annual Report of Parker is being mailed with this Joint Proxy Statement/Prospectus to all Parker stockholders and is incorporated by reference. Both Parker stockholders and Superior stockholders may have also received some of the other documents incorporated by reference. You may obtain these documents through the applicable company or the Commission or the Commission's Internet web site described above. All documents incorporated by reference are available from the applicable company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this Joint Proxy Statement/Prospectus. You may request such documents from the applicable company, in writing or by telephone, at the following addresses:

                            PARKER DRILLING COMPANY
                            EIGHT EAST THIRD STREET
                             TULSA, OKLAHOMA  74103
                                 (918) 585-8221

                         SUPERIOR ENERGY SERVICES, INC.
                                1105 PETERS ROAD
                            HARVEY, LOUISIANA  70058
                                 (504) 362-4321


    If you would like to request documents, please do so by ________________, to receive them before the meetings. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED ____________. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF PARKER COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                               TABLE OF CONTENTS


JOINT PROXY STATEMENT/PROSPECTUS
    SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
    The Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
    The Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
    Votes Required    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
    Recommendation of the Boards of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
    The Merger Agreement    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
    What You Will Receive in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
    Background of the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
    Reasons for the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    Opinions of Financial Advisors    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    Interests of Certain Persons in the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    Conditions to the Merger    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    Termination of the Merger Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
    Termination Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    Anticipated Accounting Treatment    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    No Appraisal Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    Comparative Rights of Superior and Parker
         Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
    Market Price and Dividend Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-

SUMMARY HISTORICAL FINANCIAL INFORMATION PARKER DRILLING COMPANY AND
    SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-

SUMMARY HISTORICAL FINANCIAL INFORMATION SUPERIOR ENERGY SERVICES, INC. . . . . . . . . . . . . . . . . . . . . . .  -12-
    Unaudited Pro Forma Condensed Financial
         Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
    Comparative Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
    Industry Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
    Risks of International Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
    Operating Hazards and Uninsured Risks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
    Governmental Regulation and Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
    Substantial Leverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
    Seasonality and Adverse Weather Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
    Concentration of Customer and Supplier Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
    Number of Parker Shares is Fixed Despite Potential Changes in Stock Prices  . . . . . . . . . . . . . . . . . .  -18-
    Risk of Upgrade and Refurbishment Projects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
    Competition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
    Integration of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
    Risks of Acquisition Strategy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-

THE COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
    Parker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
    Saints Acquisition Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
    Superior  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

THE MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
    Date, Time and Place of Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
    Purposes of the Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
    Record Date and Outstanding Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
    Voting and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
    Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
    Solicitation of Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
    Other Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
    General Description of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
    Background of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
    Parker's Reasons for the Merger; Recommendation
         of Parker's Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
    Superior's Reasons for the Merger; Recommendation
         of Superior's Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
    Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
    Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
    Governmental and Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
    Restrictions on Resales by Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
    Rights of Dissenting Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-

CERTAIN TERMS OF THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
    Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
    Manner and Basis of Converting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
    Superior Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
    Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
    Representations and Warranties    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
    Certain Covenants; Conduct of Business Prior to the
         Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -41-
    No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
    Certain Post-Merger Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
    Termination or Amendment of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
    Expenses and Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
    Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-

UNAUDITED PRO FORMA FINANCIAL
    INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-

DESCRIPTION OF PARKER CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
    Parker Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
    Rights to Purchase Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
    Parker Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
    Certain Provisions of Parker Charter and Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
    Transfer Agent and Registrar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-

COMPARATIVE RIGHTS OF PARKER AND SUPERIOR STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
    Power to Call Special Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
    Stockholder Vote Required for Certain Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
    Action by Written Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
    Amendments of Charter or Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-

THE PARKER ANNUAL MEETING -- ADDITIONAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
    Election of Parker Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
    Information with Respect to Nominees for Director   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
    CORPORATE GOVERNANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -55-

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-


STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-



Appendices:
A   --   Agreement and Plan of Merger, as amended
B   --   Opinion of Jefferies & Company, Inc.
C   --   Opinion of Johnson Rice & Company, L.L.C.

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the attached merger agreement, and the documents referred to in "Where You Can Find More Information" (page iii). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       HOW DO PROXIES WORK?

A: Giving your proxy means you authorize the company to vote your shares at the meeting in the manner you direct on your proxy card. Parker stockholders may vote for all, some, or none of the director candidates. You may also vote for or against the other proposals or abstain from voting.

         Parker Stockholders - If you sign and return the proxy card, or alternatively, if you submit your proxy by logging on to the Parker Internet site, but do not specify how to vote, we will vote your shares in favor of the amendment to our charter to increase the authorized shares of Parker Common Stock, the issuance of Parker Common Stock in the merger, our director candidates and the management proposal for the ratification of independent accountants.

         Superior Stockholders - If you sign and return the proxy card but do not specify how to vote, we will vote your shares in favor of the merger agreement and the merger.

         You may receive more than one proxy card in the mail depending on how you hold your shares. Parker employees receive a separate card for any shares they hold in Parker's 401(k) plan. Also, if you have shares that are held by your stockbroker you will get material from them asking how you want to vote. If you would like to combine various household accounts for Parker Common Stock into one for purposes of proxy solicitation, please call the Parker stock transfer agent, 800-468-9716, and instruct the Norwest Bank Minnesota, N.A. representative to do so.

Q:       WHO MAY ATTEND THE MEETINGS?

A: Only Parker stockholders, their proxy holders and Parker's guests may attend the Parker meeting. Only Superior stockholders, their proxy holders and Superior's guests may attend the Superior meeting.

Q:       WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Parker and Superior are proposing to merge to create one of the largest rental tool companies in the world. We believe the merger will enhance the combined companies' ability to compete in a rapidly changing and more competitive world. The merger will provide the companies greater critical mass in their Gulf of Mexico and Gulf Coast rental tool operations, a broader range of products and services to offer to customers and enhanced opportunities to leverage off of Parker's extensive international presence for marketing rental tool services to international oil operators. For Parker, the merger will strengthen its financial position, and for Superior, the merger will diversify its operations beyond the Gulf of Mexico and Gulf Coast markets.

Q:       WHAT WILL SUPERIOR STOCKHOLDERS RECEIVE FOR THEIR SUPERIOR SHARES?

A: Superior stockholders will receive 0.975 of a share of Parker Common Stock in exchange for each of their shares of Superior Common Stock. This exchange ratio will not change, even if the market price of the Parker Common Stock or the Superior Common Stock increases or decreases between now and the date that the merger is completed. Therefore, the value of the shares of Parker Common Stock received in the merger by a Superior stockholder may be less or more than the market value of his or her shares of Superior Common Stock prior to completion of the merger.

         Parker will not issue fractional shares in the merger. As a result, if you are a Superior stockholder, the total number of shares of Parker Common Stock that you will receive in the merger will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of a share of Parker Common Stock that you would otherwise receive. For example, if you hold 100 shares of Superior Common Stock at the time of conversion, you would receive 97 shares of Parker Common Stock, plus a cash payment equal to the market value of 0.50 of a share of Parker Common Stock on the closing date.

Q:       WILL PARKER STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Parker stockholders will continue to hold the same number of shares of Parker Common Stock they currently own.

Q:       WHO MAY VOTE?

A: Stockholders of Parker, as recorded in the Parker stock register on ____________, may vote at the Parker Annual Meeting. Stockholders of Superior, as recorded in the Superior stock register on ________, may vote at the Superior Special Meeting.

Q:       HOW DO I VOTE?

A: You may vote in person at the meeting or by proxy. Parker stockholders may vote by proxy via mail, telephone, or the Internet. Superior stockholders may vote by proxy via mail. Instructions are provided on your proxy card. We recommend you vote by proxy even if you plan to attend a meeting. You can always change your vote at the meeting if you desire to do so.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker will not be able to vote your shares, except for approval of the Parker directors and ratification of Parker's accountants, without instructions from you.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying the applicable company's Corporate Secretary in writing at the address listed under "Where You Can Find More Information" at page
         iii. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:       WHAT IS A QUORUM?

A: In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at each of the meetings, either by proxy or in person.

Q:       HOW MANY VOTES ARE REQUIRED?

A: PARKER - The two director candidates receiving the most votes will be elected to fill the Class III seats on the board. Approval of the share issuance requires the favorable vote of at least a majority of the votes cast provided the total number of votes cast equals at least a majority of the outstanding shares of Parker Common Stock. Approval of the charter amendment requires the favorable vote of at least a majority of the outstanding shares of Parker Common Stock. Approval of the management proposal for ratification of the independent accountants requires the favorable vote of at least a majority of the votes actually cast. Only votes for or against the proposals count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

         SUPERIOR - The favorable vote of at least a majority of the outstanding shares of Superior Common Stock is required to approve the merger agreement and the merger.

Q: SHOULD SUPERIOR STOCKHOLDERS OR PARKER STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. If you are a Superior stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Superior Common Stock for shares of Parker Common Stock and a cash payment in lieu of any fractional share of Parker Common Stock. If you are a Parker stockholder, you should retain your certificates, as you will continue to hold the Parker shares you currently own.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO PARKER AND SUPERIOR STOCKHOLDERS?

A: The exchange of shares of Superior Common Stock for shares of Parker Common Stock in the merger will be tax- free to Superior stockholders for federal income tax purposes. Holders of Superior Common Stock may, however, have to pay taxes on any cash received for fractional shares.

         The merger will not have any effect on Parker stockholders for federal income tax purposes.

         Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you.

Q: WHAT WILL SUPERIOR STOCKHOLDERS' TAX BASIS BE IN THE PARKER COMMON STOCK THEY RECEIVE IN THE MERGER?

A: Your tax basis in the shares of Parker Common Stock will equal your current tax basis in your Superior Common Stock (reduced by any amount allocable to a fractional share interest for which cash is received, which should be a nominal amount).

Q:       WHAT REGULATORY APPROVALS ARE REQUIRED?

A:       None, other than those already obtained.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger immediately after the Parker and Superior stockholders' meetings. We are working toward completing the merger as quickly as possible.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A: If you are a Parker stockholder and you have questions about the merger or the other matters to be voted upon, you should contact:

                            Parker Drilling Company
                            Eight East Third Street
                             Tulsa, Oklahoma  74103
                                 (918) 585-8221
                             Attention:  Ed Hendrix

         If you are a Superior stockholder and you have questions about the merger, you should contact:

                         Superior Energy Services, Inc.
                                1105 Peters Road
                            Harvey, Louisiana 70058
                                 (504) 362-4321
                         Attention: Investor Relations

         Parker stockholders and Superior stockholders may also contact Kissel-Blake, Inc., attention Sean O'Hara, the proxy solicitor, who may be called at 212-344-6733.

                            THE COMPANIES (PAGE 20)

PARKER DRILLING COMPANY (PAGE 20)
EIGHT EAST THIRD STREET
TULSA, OKLAHOMA  74103
(918) 585-8221

    Parker provides contract drilling and drilling related services in the transition zones of the Gulf of Mexico and Nigeria, in the offshore waters of the Gulf of Mexico and in other international and domestic land oil and gas producing regions. Parker's services primarily consist of drilling and workover services and renting equipment and tools used in drilling and workover operations. At August 31, 1998, Parker had consolidated total assets of approximately $1.2 billion and consolidated stockholders' equity of approximately $378 million. Currently, Parker operates in 15 countries and employs approximately 4,200 persons worldwide.

SUPERIOR ENERGY SERVICES, INC. (PAGE 22)
1105 PETERS ROAD
HARVEY, LOUISIANA  70058
(504) 362-4321

    Superior provides a broad range of specialized oil field services and equipment. These services and equipment include the rental of specialized oil field equipment, oil and gas well plug and abandonment services, electric and mechanical wireline services, the manufacture, sale and rental of drilling instrumentation and the manufacture and sale of oil spill containment equipment. At September 30, 1998, Superior had consolidated assets of approximately $142.5 million, consolidated stockholders' equity of approximately $96.4 million and approximately 700 employees throughout the Gulf Coast region.

                             THE MEETINGS (PAGE 22)

DATE, TIME AND PLACE OF MEETINGS (PAGE 22)

    PARKER. Parker's Annual Meeting will be held on _________, 1999, at the Parker Building, Eight East Third Street, Tulsa, Oklahoma commencing at 10:00 a.m., local time.

    SUPERIOR. A Special Meeting of stockholders of Superior will be held on __________, 1999, at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana commencing at 10:00 a.m., local time.

PURPOSES OF THE MEETINGS (PAGE 23)

    PARKER ANNUAL MEETING. At the Parker Annual Meeting, holders of shares of common stock will be asked to:

o approve the issuance of Parker Common Stock pursuant to the merger agreement;

o approve an amendment to Parker's Restated Certificate of Incorporation to increase the number of authorized shares of Parker Common Stock from 120,000,000 shares to 170,000,000 shares;

o   elect two directors (Class III) to the Parker Board of Directors; and

o ratify the appointment of PricewaterhouseCoopers LLP as Parker's independent accountants for 1999.

Under Delaware law, the Parker stockholders are not required to approve the merger agreement. However, Parker stockholder approval of both the share issuance and the charter amendment is required to complete the merger.

    SUPERIOR SPECIAL MEETING. At the Superior Special Meeting, common stockholders will be asked to approve the merger agreement and the merger.

THE RECORD DATE FOR VOTING AT THE STOCKHOLDER MEETINGS (PAGE 23)

    PARKER. If you owned shares of Parker Common Stock as of the Parker record date (which is the close of business on _____________) you are entitled to vote at the Parker Annual Meeting. At the Parker record date, there were ____________ shares of Parker Common Stock entitled to vote at the Parker Annual Meeting.

    SUPERIOR. If you owned shares of Superior Common Stock as of the Superior record date (which is the close of business on __________) you are entitled to vote at the Superior Special Meeting. At the Superior record date, there were ____________ shares of Superior Common Stock entitled to vote at the Superior Special Meeting.

VOTES REQUIRED (PAGE 24)

    Prior to completion of the merger, Parker and Superior must obtain the approval of their stockholders. The Parker stockholders must approve the share issuance and the charter amendment, and the Superior stockholders must approve the merger agreement and the merger.

    PARKER. The share issuance requires the favorable vote of at least a majority of the votes cast on the proposal, provided that the total number of votes cast equals at least a majority of the outstanding shares of Parker Common Stock. The charter amendment requires the favorable vote of a majority of the outstanding shares of Parker Common Stock. Parker directors will be elected by a plurality of the votes cast at the Parker Annual Meeting. Ratification of the independent accountants of Parker requires the favorable vote of a majority of the votes cast. Parker stockholders will have one vote for each share of Parker Common Stock held of record on _______, to cast for each issue voted upon at the Parker Annual Meeting.

    At the record date for the Parker Annual Meeting, the directors and executive officers of Parker owned approximately _____% of the outstanding shares of Parker Common Stock entitled to vote at the Parker Annual Meeting. Each of these directors and executive officers advised Parker that he or she plans to vote or to direct the vote of all their shares of Parker Common Stock in favor of the share issuance, the charter amendment, the proposal to ratify independent accountants, and the election of the proposed nominees for director.

    SUPERIOR. Approval of the merger agreement and the merger requires the favorable vote of at least a majority of the total outstanding shares of Superior Common Stock. Superior stockholders will have one vote at the Superior Special Meeting for each share of Superior Common Stock held of record on _______, 1999.

    At the record date for the Superior Special Meeting, the directors and executive officers of Superior owned approximately _____ of the outstanding shares of Superior Common Stock entitled to vote at the Superior Special Meeting. Each of these directors and executive officers have advised Superior that he or she plans to vote or to direct the vote of all their shares of Superior Common Stock in favor of the merger agreement and the merger.

RECOMMENDATION OF THE BOARDS OF DIRECTORS (PAGE 28)

    PARKER. The Board of Directors of Parker has determined that the share issuance and the charter amendment are fair to Parker and to you as a Parker stockholder and that they are in the best interests of Parker and its stockholders. The Parker Board of Directors therefore recommends that you vote for the approval of both the charter amendment and the share issuance. Each of the above transactions has been approved by the Board of Directors. The Parker Board of Directors also recommends that you vote for the two nominees for director and for the ratification of the appointment of independent accountants for 1999.

    SUPERIOR. The Board of Directors of Superior has determined that the terms of the merger agreement are fair to you as a Superior stockholder and are in your best interests, and therefore recommends that you vote for the approval of the merger agreement and merger.

THE MERGER AGREEMENT (PAGE 38)

    The merger agreement is the contract that defines the terms by which Parker will acquire Superior. It also states the conditions to be satisfied prior to the actual merger and the representations and covenants made by Parker and Superior to each other. The merger agreement, with any amendments, is attached as Appendix A and is incorporated by reference. We urge you to read the merger agreement as well as the more detailed descriptions located in the main body of this Joint Proxy Statement/Prospectus.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 38)

PARKER STOCKHOLDERS:

    After the merger, each share of Parker Common Stock will remain outstanding and Parker stockholders will continue to hold the same number of shares of Parker Common Stock they currently own.

SUPERIOR STOCKHOLDERS:

    If the merger is approved:

o Saints will be merged with and into Superior, with Superior being the surviving corporation in the merger;

o   Superior will become a wholly owned subsidiary of Parker; and

o each issued and outstanding share of Superior Common Stock will be converted into the right to receive from Parker 0.975 of a share of Parker Common Stock (the "Exchange Ratio") and a cash payment for any fraction of a share.

BACKGROUND OF THE MERGER (PAGE 26)

    The prospect of a merger between Parker and Superior was brought to our attention by our respective financial advisors. Because such a merger was consistent with Parker's and Superior's strategic long-term business goals and strategies, we proceeded to examine closely the prospect of such a merger. Please refer to the main body of this Joint Proxy Statement/Prospectus for a detailed description of the events leading up to the decision to enter into the merger agreement.

REASONS FOR THE MERGER (PAGE 28)

    We believe that the merger will provide Parker and Superior a number of strategic, operational, and financial benefits. The discussion in the main body of this Joint Proxy Statement/Prospectus outlines these benefits.

OPINIONS OF FINANCIAL ADVISORS (PAGE 29)

    PARKER. In deciding to approve the merger, Parker's Board of Directors considered, among other factors, the opinion of its financial advisor, Jefferies & Company, Inc., that the consideration to be paid by Parker in connection with the merger was fair to Parker from a financial point of view. The full text of Jefferies written opinion describes the basis and assumptions on which it rendered its opinion and is attached as Appendix B to this Joint Proxy Statement/Prospectus. PARKER URGES ITS STOCKHOLDERS TO READ THE ENTIRE JEFFERIES OPINION CAREFULLY.

    SUPERIOR. In deciding to approve the merger, the Superior Board of Directors considered the opinion of its financial advisor, Johnson Rice & Company, L.L.C., that the Exchange Ratio was fair from a financial point of view to the stockholders of Superior Common Stock. The full text of the Johnson Rice opinion describes the basis on which it rendered its opinion and is attached as Appendix C to this Joint Proxy Statement/Prospectus. SUPERIOR URGES ITS STOCKHOLDERS TO READ THE ENTIRE JOHNSON RICE OPINION CAREFULLY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 34)

    In considering the Superior Board's recommendation that Superior stockholders vote in favor of approval and adoption of the merger agreement and the merger, Superior stockholders should be aware that a number of Superior's officers and directors have employment agreements that give them interests in the merger that are different from other Superior stockholders.

CONDITIONS TO THE MERGER (PAGE 39)

    Parker and Superior will not complete the merger unless a number of conditions as required by the merger agreement are satisfied or, if permitted, waived by them. We cannot guarantee that all of the required conditions will be satisfied or waived or that the merger will take place. Please refer to the main body of this Joint Proxy Statement/Prospectus for a detailed description of the required conditions.

TERMINATION OF THE MERGER AGREEMENT (PAGE  43)

    We can mutually agree to terminate the merger agreement and call off the merger at any time before completing the merger, whether before or after the receipt of stockholder approval. Also, either of us can cancel the merger if:

o we do not complete the merger before May 31, 1999, except that either of us may extend this date to August 31, 1999 if all of the required permits are not received by May 31, 1999, or if a government order prevents the merger from occurring by May 31, 1999;

o   a governmental authority prohibits the merger;

o the stockholders of Superior do not approve the merger and adopt the merger agreement; or

o the stockholders of Parker do not approve the share issuance and the charter amendment.

    BY PARKER.  Parker may terminate the merger agreement:

o if Superior materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement so that Parker's conditions to effecting the merger would not be satisfied;

o if any person commences a tender offer or exchange offer for 30 percent or more of the outstanding shares of Superior Common Stock and the Superior Board of Directors, within 10 business days after such offer is commenced, either fails to recommend against acceptance of such offer by its stockholders or takes no position with respect to the acceptance of such offer;

o if any person or group owns or has a right to acquire ownership of 30 percent or more of the then outstanding shares of Superior; or

o if the Board of Directors of Superior withdraws, modifies, or changes its recommendation that Superior stockholders approve the merger agreement and the merger, recommends an alternative proposal, or resolves to do so.

    BY SUPERIOR.  Superior may terminate the merger agreement:

o if Parker materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement so that Superior's conditions to effecting the merger would not be satisfied; or

o if Superior accepts an alternative acquisition proposal and pays to Parker a termination fee in the amount of $7 million.

TERMINATION FEE (PAGE 44)

    Superior will be required to pay to Parker $7 million:

o if Parker terminates the merger agreement because the Board of Directors of Superior has withdrawn or modified its recommendation that Superior stockholders approve the merger agreement and the merger, recommends an alternative proposal, or resolves to do so or because a person has acquired 30% of the outstanding shares of common stock or has made a tender offer or an exchange offer to acquire 30% of the outstanding shares of common stock and the Superior Board of Directors fails to recommend against the offer;

o if Superior terminates the merger agreement because its Board of Directors has accepted another proposal; or

o if either Parker or Superior terminates the merger agreement because the required stockholder vote of Superior has not been obtained or Parker terminates the merger agreement because of a material breach by Superior of a representation, warranty or covenant and, within 12 months after such termination, Superior enters into an agreement to be acquired by another person or company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 35)

    We have structured the merger so that neither Parker, Superior, Parker stockholders nor Superior stockholders will recognize any gain or loss for federal income tax purposes in connection with the merger, except for taxes payable because of cash received instead of fractional shares of Parker Common Stock by Superior stockholders. Our receipt of legal opinions that this is the case is a condition to the merger.

    TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 36)

    We anticipate that the merger will be accounted for using the purchase method of accounting for business combinations.

NO APPRAISAL RIGHTS (PAGE 37)

    Neither Parker's nor Superior's stockholders are entitled to any appraisal or dissenter's rights in connection with the merger.

COMPARATIVE RIGHTS OF SUPERIOR AND PARKER STOCKHOLDERS (PAGE 51)

    As a result of the merger, if you are a Superior stockholder, you will receive shares of Parker Common Stock and become a Parker stockholder. There are various differences between the rights of Superior stockholders and the rights of Parker stockholders. If you are a Parker stockholder, there will be no change in your rights as a Parker stockholder after the merger.

    You should be aware that Parker's charter contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Parker and make removal of Parker management more difficult.

    One such provision authorizes 1,942,000 shares of a class of undesignated preferred stock which may be issued from time to time in one or more series and authorizes the Board of Directors of Parker, without further approval of the stockholders, to fix the designations, preferences, rights, qualifications, limitations and restrictions applicable to each series of preferred stock. One possible result of authorizing the Board of Directors to determine such designations, preferences, rights, qualifications, limitations and restrictions is to eliminate delays associated with a stockholder vote on a specific issuance. However, the issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Parker Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Parker.

PARKER STOCKHOLDER RIGHTS PLAN. Parker has entered into a stockholder rights plan that is triggered upon, among other events, the acquisition of or a tender offer for 15% of the then outstanding shares of Parker Common Stock. The rights plan has certain anti-takeover effects, but should not interfere with any merger or other business contribution that is approved by the Parker Board of Directors.

PARKER STAGGERED BOARD. You should be aware that the Parker Board of Directors is comprised of three classes. At each annual meeting the members of one of the classes of directors are selected so that each director elected will serve a three-year term. One effect of having this type of staggered Board is that it may make it more difficult to replace the entire Parker Board.

                         MARKET PRICE AND DIVIDEND DATA

    MARKET PRICES. Parker Common Stock is traded on the New York Stock Exchange under the symbol "PKD" and Superior Common Stock is traded on the Nasdaq National Market under the symbol "SESI". The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Parker Common Stock as reported on the NYSE Composite Tape and Superior Common Stock as reported on the Nasdaq National Market.

                                                                PARKER
                                                       ------------------------
           FISCAL YEARS ENDED AUGUST 31,                 HIGH            LOW
           -----------------------------               ---------      ---------
 1996
      First Quarter  . . . . . . . . . . . . . .       $   6.375      $   4.875
      Second Quarter . . . . . . . . . . . . . .           6.500          5.000
      Third Quarter  . . . . . . . . . . . . . .           8.125          5.375
      Fourth Quarter . . . . . . . . . . . . . .           7.375          5.250
 1997
      First Quarter  . . . . . . . . . . . . . .          10.250          6.125
      Second Quarter . . . . . . . . . . . . . .          11.000          7.875
      Third Quarter  . . . . . . . . . . . . . .          10.000          7.500
      Fourth Quarter . . . . . . . . . . . . . .          13.688          9.375
 1998
      First Quarter  . . . . . . . . . . . . . .          17.938         12.188
      Second Quarter   . . . . . . . . . . . . .          14.875          8.875
      Third Quarter  . . . . . . . . . . . . . .          12.000          8.063
      Fourth Quarter   . . . . . . . . . . . . .           8.625          4.000
 1999
      First Quarter (through November 30)  . . .           6.313          3.750


                                                               SUPERIOR
                                                       ------------------------
          FISCAL YEARS ENDED DECEMBER 31,                HIGH            LOW
          -------------------------------              ---------      ---------
 1996
      First Quarter  . . . . . . . . . . . . . .       $   2.563      $    2.125
      Second Quarter . . . . . . . . . . . . . .           2.813           2.063
      Third Quarter  . . . . . . . . . . . . . .           2.688           2.000
      Fourth Quarter . . . . . . . . . . . . . .           3.375           2.625
 1997
      First Quarter  . . . . . . . . . . . . . .           4.875           2.875
      Second Quarter . . . . . . . . . . . . . .           5.188           4.375
      Third Quarter  . . . . . . . . . . . . . .           9.125           5.000
      Fourth Quarter . . . . . . . . . . . . . .          14.313           8.875
 1998
      First Quarter  . . . . . . . . . . . . . .          10.063           7.000
      Second Quarter   . . . . . . . . . . . . .          11.563           5.000
      Third Quarter  . . . . . . . . . . . . . .           5.531           3.125
      Fourth Quarter (through November 30) . . .           4.375           2.969

    On October 28, 1998, the last trading day prior to the date of the joint announcement by Parker and Superior that they had entered into the merger agreement, the closing per share sales prices of Parker Common Stock and Superior Common Stock, as reported on the NYSE Composite Tape and on the Nasdaq National Market were $5.50 and $4.25, respectively. See the cover page of this Joint Proxy Statement/Prospectus for recent closing prices of Parker Common Stock and Superior Common Stock.

    Following the merger, Parker Common Stock will continue to be traded on the New York Stock Exchange, Superior Common Stock will cease to be traded on the Nasdaq National Market, and there will be no further market for the Superior Common Stock.

    DIVIDENDS. Parker currently does not pay dividends and has no plans to pay dividends in the foreseeable future. In addition, certain restrictions contained in some of Parker's credit agreements prohibit the payment of dividends. Superior currently does not pay dividends and has no plans to pay dividends in the foreseeable future.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                    PARKER DRILLING COMPANY AND SUBSIDIARIES
                    (IN THOUSANDS EXCEPT EARNINGS PER SHARE)

         The following summary historical financial information for each of the years ended August 31, 1995 through 1998 have been derived from Parker's Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Parker's Annual Report on Form 10-K for the year ended August 31, 1998 incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                  YEAR ENDED AUGUST 31,
                                            ----------------------------------------------------------------
                                                 1995             1996            1997             1998
                                            ------------   ----------------   -------------    -------------
 STATEMENT OF OPERATIONS:
 Revenues:
      Drilling contracts . . . . . . . .    $    153,075   $        145,160   $     283,598    $     446,565
      Rental tools . . . . . . . . . . .              --                 --          25,457           32,723
      Other  . . . . . . . . . . . . . .           4,296             11,492           2,589            1,935
                                            ------------   ----------------   -------------    -------------
           Total revenues  . . . . . . .         157,371            156,652         311,644          481,223
                                            ------------   ----------------   -------------    -------------
 Operating expenses:
      Drilling contracts . . . . . . . .         115,963            104,614         189,979          295,602
      Rental tools . . . . . . . . . . .              --                --            8,549           13,749
      Other  . . . . . . . . . . . . . .           4,928             11,824           4,722            2,365
      Depreciation and amortization  . .          23,745             23,061          46,256           68,574
      General and administrative . . . .          14,232             15,756          14,414           17,273
                                            -------------  ----------------   --------------   --------------
           Total operating expenses  . .         158,868            155,255         263,920          397,563
                                            ------------   ----------------   -------------    -------------
 Operating income (loss) . . . . . . . .          (1,497)             1,397          47,724           83,660
 Other income (expense):
      Interest income (expense) - net  .           1,184              1,507         (27,484)         (43,657)
      Minority interest  . . . . . . . .            (227)               --               --               --
      Other  . . . . . . . . . . . . . .           7,640              5,663           3,316            4,524
                                            ------------   ----------------   -------------    -------------
           Total other income (expense)            8,597              7,170         (24,168)         (39,133)
                                            ------------   ----------------   -------------    -------------

 Income before income taxes  . . . . . .           7,100              8,567          23,556           44,527
 Income tax expense  . . . . . . . . . .           3,184              4,514           7,241           16,435
                                            ------------   ----------------   -------------    -------------
      Net income . . . . . . . . . . . .    $      3,916   $          4,053   $      16,315    $      28,092
                                            ============   ================   =============    =============
 Earnings per share (diluted)  . . . . .    $        .07   $            .07   $         .23    $         .36
                                            ============   ================   =============    =============
 Weighted average shares outstanding
      (diluted)  . . . . . . . . . . . .          55,112             57,261          71,761           77,789
                                            ============   ================   =============    =============

 BALANCE SHEET (END OF PERIOD):
 Cash, cash equivalents and other
      short-term investments . . . . . .    $     22,124   $         77,985   $     212,789    $      55,253
 Property, plant and equipment - net . .         122,258            124,177         439,651          727,840
 Total assets  . . . . . . . . . . . . .         216,959            275,959         984,136        1,200,544
 Total long-term debt, including
      current portion  . . . . . . . . .           2,037              3,378         567,126          651,559
 Total stockholders' equity  . . . . . .         186,920            244,048         348,723          377,962

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                    (IN THOUSANDS EXCEPT EARNINGS PER SHARE)

         The following summary historical financial information for each of the years ended December 31, 1995 through 1997 has been derived from Superior's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The summary historical financial information for the nine months ended September 30, 1998 has been derived from the unaudited interim consolidated financial statements of Superior. Such unaudited interim historical financial information reflects all adjustments (consisting only of normally recurring accruals) which Superior's management considers necessary to present fairly the financial information for such period. The results of operations for the interim period are not necessarily indicative of results for a full year. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in Superior's Annual Report on Form 10-KSB for the year ended December 31, 1997 and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998 incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                                                                                   SEPTEMBER 30,
                                                    1995             1996             1997             1998
                                               -------------    -------------    -------------    -------------
 STATEMENT OF OPERATIONS:
 Revenues  . . . . . . . . . . . . . . . .     $      12,338    $      23,638    $      54,256    $       69,186

 Cost and expenses:
      Cost of services . . . . . . . . . .             7,487           11,040           23,216           32,324
      Depreciation and amortization  . . .               259            1,323            3,272            5,539
      Impairment of long-lived assets(1) .             4,042               --               --               --
      General and administrative . . . . .             3,179            5,531           12,530           16,127
                                               -------------    -------------    -------------    -------------
                  Total cost and expenses             14,967           17,894           39,018           53,990
                                               -------------    -------------    -------------    -------------
 Income (loss) from operations . . . . . .            (2,629)           5,744           15,238           15,196
 Other income (expense)
    Interest expense - net . . . . . . . .               (86)            (127)            (722)            (999)
    Gain on sale of subsidiary . . . . . .                 --              --               --            1,176
                                               -------------    -------------    -------------    -------------
 Income (loss) before taxes  . . . . . . .            (2,715)           5,617           14,516           15,373
    Provision for income taxes . . . . . .               131            1,685            5,061            5,842
                                               -------------    -------------    -------------    -------------
 Net income (loss) . . . . . . . . . . . .     $      (2,846)   $       3,932    $       9,455    $       9,531
                                               =============    =============    =============    =============
 Earnings (loss) per share (diluted)(2)  .     $       (0.38)   $         .22    $         .43    $         .32
                                               =============    =============    =============    =============
 Weighted average shares outstanding
    (diluted)  . . . . . . . . . . . . . .             8,848           17,619           21,993           29,394
                                               =============    =============    =============    =============

 BALANCE SHEET (END OF PERIOD):
 Cash and cash equivalents . . . . . . . .     $       5,068    $          433   $       1,902    $       2,847
 Property, plant and equipment - net . . .             6,904             9,894          51,797           72,035
 Total assets  . . . . . . . . . . . . . .            22,984            28,200         118,060          142,476
 Total long-term debt, including current
    portion  . . . . . . . . . . . . . . .             4,671             1,772          11,339           26,769
 Total stockholders' equity  . . . . . . .            13,094            20,349          88,853           96,410

----------------
(1) On December 31, 1995, Superior elected the early adoption of Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The undiscounted net cash flows from a joint venture were less than the carrying value of the fixed assets devoted to the joint venture and associated goodwill, indicating that an impairment had taken place. This resulted in Superior recognizing a non-cash charge in 1995 for the impairment of long-lived assets of $4.0 million, consisting of the write-off of $3.5 million of goodwill and $0.5 million of property, plant and equipment.

(2) Gives pro forma effect to income taxes for the full year. Prior to the Share Exchange described in the Form 10-KSB, Superior was an S corporation and, as a result, paid no federal or state income taxes at the corporate level.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
            (IN THOUSANDS EXCEPT EARNINGS AND BOOK VALUE PER SHARE)

         The following summary unaudited pro forma condensed financial information combines the historical consolidated balance sheets and statements of income of Parker for the fiscal year ended August 31, 1998 and Superior for the 12 months ended September 30, 1998, after giving effect to the merger. The following is a summary of the Unaudited Pro Forma Financial Information on page 45 which was prepared using the purchase method of accounting for business combinations. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the date as of which, or at the beginning of the period for which, the merger is being given effect, nor is it necessarily indicative of future operating results or financial position.


                                                                                  PRO FORMA
                                                                                -------------
          INCOME STATEMENT DATA:
          Total revenues  . . . . . . . . . . . . . . . . . . . . . . . . . .   $     596,760
          Operating expenses  . . . . . . . . . . . . . . . . . . . . . . . .         488,072
          Operating income  . . . . . . . . . . . . . . . . . . . . . . . . .         108,688
          Other income (expense):
              Interest expense  . . . . . . . . . . . . . . . . . . . . . . .         (50,647)
              Interest income   . . . . . . . . . . . . . . . . . . . . . . .           5,732
              Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,700
                   Total other income (expense)   . . . . . . . . . . . . . .         (39,215)
          Income before income taxes  . . . . . . . . . . . . . . . . . . . .          69,473
          Income tax expense  . . . . . . . . . . . . . . . . . . . . . . . .          25,010
          Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44,463
          Earnings per share:
              Basic   . . . . . . . . . . . . . . . . . . . . . . . . . . . .            0.42
              Diluted   . . . . . . . . . . . . . . . . . . . . . . . . . . .            0.42

          BALANCE SHEET DATA:
          Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   1,361,489
          Total current liabilities . . . . . . . . . . . . . . . . . . . . .         136,672
          Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . .         656,859
          Deferred income taxes   . . . . . . . . . . . . . . . . . . . . . .          57,841
          Other long-term liabilities   . . . . . . . . . . . . . . . . . . .          26,882
          Stockholders' equity:
              Common stock    . . . . . . . . . . . . . . . . . . . . . . . .          17,473
              Capital in excess of par value  . . . . . . . . . . . . . . . .         441,693
              Retained earnings   . . . . . . . . . . . . . . . . . . . . . .          24,069
              Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --
                   Total stockholders' equity   . . . . . . . . . . . . . . .         483,235
          Book value per common share . . . . . . . . . . . . . . . . . . . .            4.61

                           COMPARATIVE PER SHARE DATA

         Set forth below are the net income, cash dividends and book value per common share data for Parker and Superior on an historical basis and on a pro forma basis for Parker. The Parker pro forma data was derived by combining historical consolidated financial information of Parker and Superior using the purchase method of accounting for business combinations.

         The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Parker and Superior incorporated by reference in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed financial information and notes included elsewhere in this Joint Proxy
Statement/Prospectus.

                                     PARKER

                                                               YEAR ENDED
                                                               AUGUST 31,
                                                                  1998
                                                             --------------
 HISTORICAL PER COMMON SHARE DATA:
  Net income:
      Basic  . . . . . . . . . . . . . . . . . . . . . .     $         0.37
      Diluted  . . . . . . . . . . . . . . . . . . . . .               0.36
  Cash dividends   . . . . . . . . . . . . . . . . . . .                 --
  Book value   . . . . . . . . . . . . . . . . . . . . .               4.92

 PRO FORMA PER COMMON SHARE DATA:
  Net income:
      Basic  . . . . . . . . . . . . . . . . . . . . . .     $         0.42
      Diluted  . . . . . . . . . . . . . . . . . . . . .               0.42
  Book value . . . . . . . . . . . . . . . . . . . . . .               4.61


                                    SUPERIOR

                                                                  NINE MONTHS
                                               YEAR ENDED            ENDED
                                               DECEMBER 31,      SEPTEMBER 30,
                                                  1997               1998
                                              --------------     ------------
 HISTORICAL PER COMMON SHARE DATA:
    Net income:
      Basic  . . . . . . . . . . . . . . .    $         0.44     $       0.33
      Diluted  . . . . . . . . . . . . . .              0.43             0.32
    Cash dividends . . . . . . . . . . . .                --               --
    Book value . . . . . . . . . . . . . .              3.04             3.35

                                  RISK FACTORS

         In addition to the other information included in this Joint Proxy Statement/Prospectus and the information incorporated by reference, you should consider carefully the following risk factors in evaluating whether to approve and adopt the merger agreement and the merger at the Superior Special Meeting or approve the charter amendment and the share issuance at the Parker Annual Meeting.

INDUSTRY CONDITIONS

         Parker's and Superior's businesses depend on the condition of the oil and gas industry. Parker's revenues and earnings are affected by the level of oil and gas exploration and development activity in the Gulf of Mexico and throughout the world. Superior's revenues and earnings are affected primarily by the demand for oil field services in the Gulf of Mexico.

         Factors which in general can affect the level of oil and gas exploration and development activity and the demand for oil field services include:

         o        the market prices of oil and gas;
         o        the volatility of oil and gas prices;
         o the levels of production by, and other activities of, OPEC and other oil and gas producers;
         o        governmental regulation and trade restrictions;
         o        the level of worldwide economic activity;
         o        political stability in major oil producing areas; and
         o the development of alternate energy sources and the long-term effect of worldwide energy conservation measures.

         Crude oil prices have declined over the past nine months due to a surplus of crude oil in worldwide markets, which has been brought about by reduced demand, particularly in Southeast Asia, an increase in crude oil production by OPEC producing countries in mid to late 1997, and a relatively warm 1997 - 1998 winter in the United States and Europe. The decline in crude oil prices has adversely impacted the revenues and profits of oil operators, particularly independent operators who have responded by reducing exploration and development expenditures. This decline in spending has adversely affected the level of oil field activity, and in turn, the revenues of most companies in the oil field service industry. Parker's fourth quarter fiscal 1998 results and Superior's third quarter fiscal 1998 results were significantly affected by the reduction in activity due largely to weather and weaker oil prices. The decline in service activity has continued subsequent to the end of Parker's fiscal 1998. Utilization and dayrates have continued to decrease, and Parker will incur a loss for the quarterly reporting period ending November 30, 1998. We are not able to predict when or to what extent the level of oil field activity will recover.

         Demand for plug and abandonment services is primarily a function of the number of offshore producing wells that have ceased to be commercially productive, the level of environmental awareness and the desire of oil and gas companies to minimize future plug and abandonment liabilities. Demand for Parker's and Superior's rental tool and wireline services is primarily a function of oil and gas exploration and workover activity in the Gulf of Mexico and along the Gulf Coast. Although the production sector of the oil and gas industry is less affected by changing prices, and, therefore, less volatile than the exploration sector, producers would likely react to declining oil and gas prices by reducing expenditures, which could adversely affect the rental tool business of Superior and Parker. No assurance can be given as to the future price of oil and natural gas, the level of oil and gas industry activity, the perceived level of enforcement of laws requiring the plugging and abandonment of wells or levels of environmental awareness. Fluctuations in demand for Parker's and Superior's products and services may have a material adverse effect on the companies' businesses and operations.

RISKS OF INTERNATIONAL OPERATIONS

         A significant portion of Parker's operations is conducted in international markets, including South America, the Asia Pacific region and West Africa. International activities accounted for approximately 52% of Parker's operating revenues for the fiscal year ended August 31, 1998. In addition to the risks inherent in the drilling business, Parker's international operations are subject to certain political, economic and other uncertainties, including:

         o        risks of war and civil disturbances;
         o        expropriation;
         o        nationalization; and
         o        taxation policies.

         Although Parker seeks to protect against some of these risks through insurance, insurance is not available for all types of risks or for all areas in which Parker operates. To the extent Parker is insured for a particular risk, there can be no assurance that such insurance will be sufficient to cover all losses that could be incurred with respect to a particular covered risk. Losses from these factors could be material in those countries where Parker has a significant concentration of assets.

         Parker's Nigerian operations are subject to certain risks relating to political instability in Nigeria and the possibility of legislation or regulations by the United States that, if adopted, could restrict the ability of Parker and some of its customers to engage in trade with and invest in Nigeria. Since beginning operations in 1991, Parker has not been materially affected by political instability in Nigeria, but other rig contractors have experienced work stoppages and delays relating to civil unrest. If the United States were to adopt legislation or regulations restricting operations in Nigeria or if civil unrest in Nigeria were to reoccur, Parker could lose an important source of revenue and could be required to redeploy its remaining rigs outside of Nigeria. The costs of such redeployment might not be reimbursable, and such costs, together with the lost revenues resulting from a termination of its Nigerian operations, could have a material adverse effect on Parker.

OPERATING HAZARDS AND UNINSURED RISKS

         Parker and Superior use heavy equipment in their operations which exposes employees to various hazards inherent in the drilling of oil and gas wells, including blowouts, reservoir damage, loss of well control, cratering, and oil and gas well fires. These events can result in personal injury or death, severe damage to or destruction of equipment and facilities, suspension of operations, and substantial damage to surrounding areas, the environment and the property of others.

         Offshore operations also are subject to hazards inherent in marine operations, such as capsizings, groundings, collisions, damage from weather, sea damage or unsound location. Litigation arising from a catastrophic occurrence at a location where Parker's or Superior's equipment and services are used may in the future result in large claims. In addition, some employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws operate to make the liability limits established by state workers' compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against Superior or Parker for damages on job-related injuries, with generally no limitations on Superior's or Parker's potential liability.

         Generally, we obtain indemnification from our customers by contract for many of these risks. To the extent Parker and Superior cannot obtain indemnification, the companies seek protection against such risks through insurance. However, potential liabilities associated with oil field casualties or losses could arise in risk categories where no insurance has been purchased, where claims exceed the applicable insurance coverage, or where indemnification is not available or satisfied. The occurrence of events that are not fully insured or the failure of a customer to meet its indemnification obligations could have a material adverse effect on Parker and Superior. In addition, there can be no assurance that insurance will be available or, even if available, that insurance premiums or other costs will not rise sharply in the future.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

         In addition to domestic and international political developments, governmental regulations and federal and state laws (specifically those related to environmental and safety matters) significantly affect Parker's and Superior's operations. Sanctions for noncompliance with regulations and laws may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. We cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our businesses or financial conditions.

         At times, Parker and Superior operate in or near ecologically sensitive areas, such as wetlands, beaches, and inland waterways. Numerous federal and state environmental laws regulate drilling activities and impose liability for causing pollution in inland, coastal, and offshore waters. In addition, the regulations applicable to the companies' operations include certain regulations that control the discharge of materials into the environment or require remediation of contamination under certain circumstances. For example, we may be liable for damages and costs incurred in connection with oil spills for which we are legally responsible. Certain environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or by us that were in compliance with all applicable laws at the time such acts were performed.

         Parker and Superior have made and will continue to make expenditures to comply with environmental and safety requirements. Because the requirements imposed by such laws and regulations are subject to change, we are unable to predict the ultimate cost of compliance with such requirements. The modification of existing foreign or domestic laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, political, environmental, or other reasons could have a material adverse effect on Parker and Superior.

         Demand for Superior's plug and abandonment services is substantially dependent upon federal and state laws that require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned. The timing and need for such services for wells situated on the federal outer continental shelf are regulated by the Minerals Management Service ("MMS"). The MMS generally requires wells to be permanently plugged and abandoned within one year of lease expiration. State regulatory agencies similarly regulate plug and abandonment services within state coastal waters. State regulatory time frames for plug and abandonment can be as long as one year for wells in Texas coastal waters or as short as 90 days after the drilling or production operations cease in Louisiana coastal waters. The MMS and state regulatory agencies will routinely grant extensions of time for plug and abandonment requirements when a well has future leasehold potential or when it is consistent with prudent operating practices, economic considerations, or other special circumstances. A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for Superior's services and products. Numerous state and federal laws and regulations also affect the level of purchasing activity of oil spill containment equipment and, consequently, Superior's business. There can be no assurance that a decrease in the level of enforcement of state and federal laws and regulations in the future would not adversely affect the demand for Superior's products. In addition, Superior depends on the demand for its services from the oil and gas industry, and such demand is affected by changing taxes, price controls, and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in Superior's areas of operations for economic, environmental, or other policy reasons would adversely affect Superior's operations by limiting demand for its services.

SUBSTANTIAL LEVERAGE

         As of August 31, 1998, Parker's total long-term debt was $651.6 million and its stockholders' equity was $378.0 million. Parker's level of indebtedness will have several important effects on its future operations, including:

         o a substantial portion of Parker's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; and
         o Parker's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes, or other purposes may be impaired.

Parker's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon Parker's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of Parker, many of which are beyond its control. In addition, as a result of the merger, Parker will become obligated for the contingent payment obligations of Superior from prior acquisitions. There can be no assurance that Parker's business will continue to generate cash flow at or above current levels. If Parker is unable to generate sufficient cash flow from operations in the future to service its debt or the contingent payments, it may be required, among other things, to refinance all or a portion of its existing debt, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

SEASONALITY AND ADVERSE WEATHER CONDITIONS

         Superior's plug and abandonment operations and Parker's shallow water operations are directly affected by the weather conditions in the Gulf of Mexico. Due to seasonal differences in weather patterns, Parker and Superior may operate more days in the spring, summer, and fall periods and less in the winter months. The rental tool operations and sales of equipment are affected by the seasonality of oil and gas drilling activity in the Gulf Coast region. Higher drilling activity, and thus a higher demand for Parker's drilling services, is generally experienced in the spring, summer, and fall months with the lowest activity experienced in winter months. Operations may also be affected by the rainy weather, hurricanes, and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year. Accordingly, Parker's and Superior's operating results may vary from quarter to quarter, depending upon factors outside of their control, and full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

CONCENTRATION OF CUSTOMER AND SUPPLIER RELATIONSHIPS

         Superior derives a significant amount of its revenue from a small number of major and independent oil and gas companies. In 1996 and 1997, Chevron USA accounted for 34.5% and 27.0%, respectively, of Superior's revenue. Parker's drilling customer base consists of major, independent and foreign national oil and gas companies. Chevron, Parker's largest customer, accounted for approximately 15% and 13% of total revenues in fiscal year 1998 and 1997, respectively. The inability of the combined companies to maintain the current relations and to perform services for a number of its large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on the combined companies' business and operations and could result in revenues for the combined company which are below our expectations.

NUMBER OF PARKER SHARES IS FIXED DESPITE POTENTIAL CHANGES IN STOCK PRICES

         Under the terms of the merger, each share of Superior Common Stock outstanding immediately prior to the effective time prices will be converted into 0.975 of a share of Parker Common Stock. The merger agreement does not provide for any adjustment of the Exchange Ratio based solely on the fluctuation of Parker stock relative to Superior stock. In recent years, particularly this past year, the stock market in general has experienced extreme price and volume fluctuations. Furthermore, oil and gas service companies' stock prices, including those of Parker and Superior, have experienced a significant drop due to various factors, including market fluctuations, the continuing decline in the price of oil, and the resultant decline in drilling and oil exploration. There can be no assurance that the market price of Parker Common Stock at the consummation of the merger will not be lower than its market price on the date of the execution of the merger agreement or the current market price. Superior stockholders should obtain recent market quotations of Parker Common Stock prior to voting on the merger agreement.

RISK OF UPGRADE AND REFURBISHMENT PROJECTS

         Parker's business strategy contemplates significant expenditures to upgrade and refurbish certain of its rigs. These projects are subject to the risks of delay or cost overruns inherent in large refurbishment projects, including shortages of materials or skilled labor, unforeseen engineering problems, work stoppages, weather interference, unanticipated cost increases, nonavailability of necessary equipment, and inability to obtain any of the requisite permits or approvals. Any substantial delay in placing such rigs in service could have an adverse effect on the operations of Parker.

COMPETITION

         The drilling market is competitive. Drilling contracts are generally awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and availability are significant factors in determining which contractor is awarded a job. Parker believes that the market for drilling contracts will continue to be competitive for the foreseeable future. Certain of Parker's competitors have greater financial resources than Parker, which may enable them to better withstand industry downturns, to compete more effectively on the basis of price, to acquire existing rigs, or to build new rigs. There can be no assurance that Parker will be able to compete successfully against its competitors in the future or that such competition will not have a material adverse effect on Parker's business, financial condition, and results of operations.

         Similarly, Superior competes in highly competitive areas of the oil field business. The volatility of oil and gas prices has led to a consolidation of the number of companies providing services similar to Superior. This reduced number of companies competes intensely for available projects. Many of Superior's competitors are larger and have greater marketing, distribution, financial, and other resources than Superior. There can be no assurance that Superior's operations will continue at current volumes or prices if its current competitors or new market entrants introduce new products or services with better features, performance, prices, or other characteristics than Superior's products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on Superior's results of operations and financial condition. Furthermore, competition among oil field service and equipment providers is also based on a provider's reputation for safety and quality. Although Superior believes that its reputation for safety and quality service is good, there can be no assurance that Superior will be able to maintain its competitive position.

INTEGRATION OF OPERATIONS

         The merger involves the integration of two companies that have previously operated independently. We anticipate that the merger will allow Parker to continue to expand its rental tool business and enter the plug and abandonment and oil spill containment markets. While we anticipate a smooth transition, the integration of the two businesses may encounter difficulties such as the loss of key personnel, customers, and suppliers. There can be no assurance that Parker will realize the anticipated synergies from the merger.

RISKS OF ACQUISITION STRATEGY

         Parker's growth strategy includes the acquisition of other oil field service businesses. There can be no assurance, however, that Parker will be able to continue to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms, or successfully acquire identified targets. Future acquisitions may require Parker to incur additional indebtedness or issue capital stock to finance such acquisitions. Depending on Parker's operating performance, the provisions of some of Parker's debt instruments may limit the ability of Parker to incur additional indebtedness, thereby restricting funds available to finance future acquisitions.

         Superior has grown rapidly over the last two years through internal growth and acquisitions of other companies. Managing the rapid growth experienced by Superior will be important for the combined companies' future success and will demand increased responsibility for management personnel. Several factors, including the potential lack of sufficient executive-level personnel, increased administrative burdens, and the increased logistical problems of large, expansive operations, could present difficulties to the combined company, which if not managed successfully, could have a material adverse effect on the combined companies' financial condition and results of operations. Neither the historical nor the pro forma financial information included herein is necessarily indicative of the results that may be realized in the future.

                                 THE COMPANIES

PARKER

         Parker is a leading worldwide provider of contract drilling and drilling related services, operating in the transition zones of the Gulf of Mexico and Nigeria, in the offshore waters of the Gulf of Mexico and on land in international and domestic oil and gas producing regions. Historically, Parker operated exclusively on land, specializing in deep, difficult wells and drilling in remote areas. In the last two years Parker has diversified into the offshore drilling and rental equipment businesses through the acquisition of (i) Mallard Bay Drilling, Inc., the second-largest barge drilling and workover company in the transition zones of the Gulf of Mexico, (ii) Quail Tools, Inc., a leading provider of specialized rental equipment for drilling and workover operations, primarily in the Gulf of Mexico, (iii) the assets of Bolifor, S.A., a leading provider of land contract drilling services in Bolivia and (iv) Hercules Offshore Corporation, a leading provider of contract drilling and workover services in the shallow waters of the Gulf of Mexico.

         Parker's rig fleet currently consists of 34 barge drilling and workover rigs, eight offshore jackup rigs, six offshore platform rigs and 75 land rigs. Parker's barge drilling and workover rig fleet is dedicated to transition zone waters, which are generally defined as extending from the coast to depths of up to 25 feet. Parker's offshore jackup and platform rig fleets currently operate in the Gulf of Mexico market. Parker's land rig fleet generally consists of premium and specialized deep drilling rigs, with 62 of its 75 land rigs capable of drilling to depths of 15,000 feet or greater. In addition, 21 of Parker's land rigs are helicopter-transportable, thus establishing Parker as the dominant operator in the heli-rig market throughout the world. The diversity of Parker's rig fleet, both in terms of geographic location and asset class, enables it to provide a broad range of services to oil and gas operators around the world and to take advantage of market upturns, while reducing its exposure to downturns in any particular sector or region.

OFFSHORE OPERATIONS

DOMESTIC BARGE DRILLING AND WORKOVER

         Parker's domestic market for its barge drilling and workover rigs is the transition zones of the Gulf of Mexico, primarily in Louisiana and, to a lesser extent, Alabama and Texas, where conventional jackup rigs are unable to operate. This area historically has been the world's largest market for shallow water barge drilling and workover operations. Parker has a significant presence in this market, with 14 drilling barges and 14 workover barges. Barge rigs are also employed inland in lakes, bays, rivers and marshes.

INTERNATIONAL BARGE DRILLING

         International barge drilling markets are currently located in the transition zones of Venezuela, Indonesia, Tunisia, Middle East, the Caspian Sea and West Africa. International markets are particularly attractive due to the availability of long-term contracts and the opportunity to earn day rates higher than domestic rates. Parker has focused its international barge drilling efforts in the transition zones of Nigeria where it has operated since 1991.

         Parker currently operates three barge rigs in Nigeria under long-term contracts, and recently entered into a five-year contract with one of its present customers in Nigeria, which will require the construction of a new drilling barge at an estimated cost of $30 million. Parker estimates that this contract will commence in June 1999. Parker also operates one barge rig in Venezuela.

         During 1998, Parker signed a definitive agreement for a three-year drilling contract, with two option years, in the Caspian Sea. One of Parker's drilling rigs is undergoing approximately $100 million in modifications and is scheduled to commence drilling in May 1999.

JACKUP DRILLING

         In December 1997, Parker acquired seven shallow water jackup rigs through its acquisition of Hercules. The Hercules jackup rigs are mobile, self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor until foundation is established to support the hull, which contains the drilling equipment, jacking system, crew quarters, loading and unloading facilities, storage areas for bulk and liquid materials, helicopter landing deck and other related equipment. Five of the rigs are cantilever design, a feature that permits the drilling equipment to be extended out from the hull, allowing drilling and workover operations to be performed over existing platforms or structures. The other two rigs are slot-type design configured for the drilling operations to take place through a keyway in the hull. These two rigs have the added capability of operating in water to a depth as shallow as eight feet. Four of the seven jackup rigs are mat-supported rigs and three are independent leg rigs. The Hercules rigs are capable of drilling to maximum depths of 25,000 feet and in water depths of up to 215 feet.

PLATFORM DRILLING

         Parker's fleet of platform rigs consists of six modular self-erecting rigs. These platform rigs consist of drilling equipment and machinery arranged in modular packages that are transported to and self-erected on fixed offshore platforms owned by oil companies. Parker believes that the modular self-erecting design of the platform rigs provides a competitive advantage due to lower transportation costs and smaller "footprint".

LAND OPERATIONS

GENERAL

         Parker's land drilling operations specialize in the drilling of deep and difficult wells and drilling in remote and harsh environments. Since beginning operations in 1934, Parker has operated in 49 foreign countries and throughout the United States, making it one of the most geographically diverse land drilling contractors in the world.

INTERNATIONAL OPERATIONS

         Parker's international land drilling operations have focused primarily in South America and the Asia Pacific region, where it specializes in drilling that requires equipment specially designed to be transported by helicopter or all-terrain vehicles into remote access areas such as jungle, mountainside, or desert locations. Management believes that Parker's 21 heli-rigs, with technologically advanced pumps and power generation systems that are capable of drilling difficult wells in excess of 15,000 feet, have established Parker as the dominant operator in the heli-rig market, with what Parker estimates to be a 75% worldwide market share. Parker traditionally has been a pioneer in frontier areas and is currently working for or has recently worked for operators in China, Russia, Kazakhstan, Poland, and Vietnam.

DOMESTIC OPERATIONS

         Of Parker's 15 rigs located in the United States, 14 are SCR electric, four are equipped with top drive units and all are capable of drilling in excess of 15,000 feet. Fourteen of Parker's domestic land rigs are located in the lower 48 states, principally Louisiana, Texas, and Wyoming and one specialty arctic rig is located in Alaska. Traditionally, Parker has differentiated itself from its domestic competitors by specializing in the drilling of deep and difficult wells.

PARKER'S RENTAL TOOL BUSINESS

         Quail, a Parker subsidiary based in New Iberia, Louisiana, is a provider of premium rental tools used for land and offshore oil and gas drilling and workover activities. Approximately 60% of Quail's equipment is utilized in offshore and coastal water operations. Since its inception in 1978, Quail's principal customers have been major and independent oil and gas exploration and production companies.

         Quail rents specialized equipment utilized in well drilling, production and workover applications. Quail offers a full line of drill pipe, drill collars, tubing, high-and low-pressure blowout preventers, choke manifolds, casing scrapers, and junk and cement mills. During fiscal 1997, Quail entered into a contract with a major oil company to be its preferred provider of rental tools to the land and offshore Texas markets. In November 1997, Quail opened a new rental tool facility in Victoria, Texas, to service the increasing demand for tools in that region. Approximately 50% of Quail's revenues come from rentals for production and workover activities.

SAINTS ACQUISITION COMPANY

         Saints is a wholly-owned subsidiary of Parker incorporated in October, 1998 in the State of Delaware. Saints has conducted no operations other than those related to the transactions contemplated by the merger agreement. In implementing the merger, Saints will be merged with and into Superior, with Superior being the surviving corporation.

SUPERIOR

         Superior provides through its subsidiaries a broad range of specialized oil field services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production, and development of oil and gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of specialized oil field equipment, oil and gas well plug and abandonment services, electric and mechanical wireline services, the manufacture, sale and rental of drilling instrumentation, and the manufacture and sale of oil spill containment equipment.

         Over the last two years, Superior has significantly expanded its operations through both internal growth and strategic acquisitions. This expansion has enabled Superior to broaden the range of products and services that it offers to its customers and to expand its operations geographically throughout the Gulf Coast region. Superior has completed several acquisitions of companies with products and services similar or complementary to those offered by Superior. These acquisitions have allowed Superior to expand its plug and abandonment, wireline, data acquisition and rental tool operations both in terms of size and geographic scope. Superior has completed a total of ten acquisitions since July 1996.

RENTAL TOOLS

         Superior sells and rents specialized equipment for use with onshore and offshore oil and gas well drilling, completion, production, and workover activities. As a result of its internal growth and acquisitions, Superior currently offers a broad range of rental tools from rental tool facilities strategically located along the Gulf Coast from Corpus Christi, Texas to Venice, Louisiana. Superior's rental tool inventory includes tubulars, blowout preventers, pipe handling equipment, mills, hole openers, stabilizers, power swivels and tongs, gauges, hoses, pumps, and spools. Certain specialized tools are also manufactured by Superior.

WELL SERVICES

         Superior is also the leading provider of plug and abandonment services in the Gulf of Mexico. Superior uses custom-built, skid-mounted plug and abandonment spreads that allow Superior to plug and abandon a well without the presence of a drilling rig. In delivering its plug and abandonment services, Superior has combined both wireline and pumping expertise, which traditionally have been provided separately, and believes that this combined expertise gives it a competitive advantage over many of its competitors. Rig-less plug and abandonment offers a cost advantage over plug and abandonment methods that require a drilling rig, and Superior management believes that the large majority of the wells in the Gulf of Mexico can be plugged and abandoned using the rig-less plug and abandonment method.

         Superior also provides electric and mechanical wireline services to its customer base. While Superior provides these services primarily in connection with plug and abandonment jobs, it also provides wireline services for non-plug and abandonment jobs such as logging and pipe recovery. Superior's wireline personnel are trained to perform both plug and abandonment and wireline services.

OTHER SERVICES

         Superior also designs, manufactures and sells specialized drilling rig instrumentation and data acquisition systems and computerized electronic torque and pressure control equipment. Superior's torque and pressure control equipment is used in drilling and workover operations, as well as in the manufacture of oil field tubular goods. Superior also sells, rents, and licenses oil spill containment equipment, including its patented inflatable boom, to domestic and foreign oil companies, oil spill response companies and cooperatives, the United States Coast Guard, and foreign governments and their agencies.

                                  THE MEETINGS

DATE, TIME AND PLACE OF MEETINGS

         PARKER. The Annual Meeting of stockholders of Parker will be held on __________, 1999, at the Parker Building, Eight East Third Street, Tulsa, Oklahoma commencing at 10:00 a.m., local time.

         SUPERIOR. The Special Meeting of stockholders of Superior will be held on __________, 1999, at 201 St. Charles Avenue, 52nd Floor, New Orleans, Louisiana commencing at 10:00 a.m., local time.

PURPOSES OF THE MEETINGS

         PARKER.  Stockholders at the Parker Annual Meeting will be asked to
(i) approve the issuance of shares of Parker Common Stock pursuant to the merger, (ii) approve the charter amendment to increase the number of authorized shares, (iii) to elect two Class III Directors for Parker to serve for a three-year term and until their successors are elected and qualified, (iv) ratify the selection of PricewaterhouseCoopers LLP as Parker's independent accountants, and (v) consider other matters properly brought before the Parker Annual Meeting.

         Approval by Parker stockholders of the share issuance is required by the New York Stock Exchange because the number of shares of Parker Common Stock to be issued in the merger will exceed 20% of the shares of Parker Common Stock outstanding immediately prior to the share issuance.

         The charter amendment increasing the authorized number of shares of Parker Common Stock from 120,000,000 shares to 170,000,000 shares will enable Parker to have enough shares for the share issuance pursuant to the merger and for future acquisitions and financing purposes. If the merger is consummated, Parker estimates that approximately 29.8 million shares of Parker Common Stock would be required for issuance in connection with the merger (including the shares of Parker Common Stock issuable upon exercise of Superior Options outstanding at the Effective Time or granted concurrently with the Closing). Currently, Parker has _____ shares outstanding and _____ shares reserved for issuance pursuant to stock options and its convertible debentures.

         While Parker has no present intention of issuing any of the shares sought to be authorized that are not required to be issued in connection with the merger, Parker believes that the availability of additional authorized shares would provide it with the ability to respond to future business needs and opportunities. The additional authorized shares would be available for issuance by Parker from time to time without further action or authorization by stockholders (except as required by law or by the New York Stock Exchange) in connection with possible investment opportunities, acquisitions of assets and other companies or for other corporate purposes as determined by the Parker Board of Directors. Such other corporate purposes might include raising additional capital funds through offerings of shares of Parker Common Stock or of equity or debt securities convertible into or exchangeable for shares of Parker Common Stock and the issuance of shares of Parker Common Stock in connection with the employee benefit plans and stock option plans of Parker.
If such additional authorized shares are issued to other than existing holders of Parker Common Stock, the percentage interest of existing holders in Parker would be reduced. Although the existence or issuance of authorized but unissued shares of Parker Common Stock could, under certain circumstances, have an anti-takeover effect, Parker has no present intention to issue such shares for anti-takeover purposes.

         The share issuance will not be effected unless the merger is consummated. The charter amendment will be effected, if approved by Parker stockholders, regardless of whether the merger is consummated. Approval of both the share issuance and the charter amendment by Parker stockholders are conditions to the consummation of the merger.

         SUPERIOR. At the Superior Special Meeting, holders of Superior Common Stock will be asked to approve and adopt the merger agreement and the merger and to consider such other matters as may properly be brought before the Superior Special Meeting.

RECORD DATE AND OUTSTANDING SHARES

         PARKER. Only holders of record of Parker Common Stock at the close of business on the Parker record date (_________) are entitled to notice of, and to vote at, the Parker Meeting. On the Parker record date, there were approximately ____ holders of record of the __________ shares of Parker Common Stock then issued and outstanding. Each share of Parker Common Stock entitles the holder to one vote on each matter submitted for stockholder approval. See "Principal Stockholders and Security Ownership of Management" for information regarding persons known to the management of Parker to be the beneficial owners of more than 5% of the outstanding Parker Common Stock.

         SUPERIOR. Only holders of record of Superior Common Stock at the close of business on the Superior Record Date (________) are entitled to notice of, and to vote at, the Superior Special Meeting. On the Superior record date, there were approximately ________ holders of record of the ______________ shares of Superior Common Stock then issued and outstanding. Each share of Superior Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

VOTING AND REVOCATION OF PROXIES

         All properly executed proxies that are not revoked will be voted at the Parker Annual Meeting and the Superior Special Meeting, as applicable, in accordance with the instructions contained in the proxy. If a holder of Parker Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted:

         o       "for" approval of the share issuance;
         o       "for" approval of the charter amendment;
         o       "for" the election of the two nominees for Director (Class
                 III) to serve for a three-year term and until their successors are elected and qualified; and
         o "for" ratification of the selection of PricewaterhouseCoopers LLP as independent accountants;

each in accordance with the recommendation of the Board of Directors of Parker.

         If a holder of Superior Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted "for" approval and adoption of the merger agreement and the merger.

         A stockholder of Parker or a stockholder of Superior who has executed and returned a proxy may revoke it at any time before it is voted at the appropriate meeting by:

         o       executing and returning a proxy bearing a later date;
         o filing written notice of such revocation with the Secretary of Parker or Superior, as appropriate, stating that the proxy is revoked; or
         o       attending the appropriate meeting and voting in person.

VOTE REQUIRED

         PARKER. The presence, in person or by proxy, at the Parker Annual Meeting of the holders of a majority of the shares of Parker Common Stock outstanding and entitled to vote at the Parker meeting will constitute a quorum for the transaction of business. On the Parker record date, there were _____________ shares of Parker Common Stock outstanding and entitled to vote at the Parker Annual Meeting.

         For Parker to effect the merger it must first obtain stockholder approval of the charter amendment and the share issuance. Under the Delaware General Corporation Law ("DGCL"), the merger agreement does not require the approval of Parker's stockholders.

         The share issuance does not require stockholder approval under the DGCL. The rules of the New York Stock Exchange, however, require that the share issuance be submitted to the stockholders of Parker and be approved by at least a majority of the votes cast on the proposal, provided that the total number of votes cast on the proposal represents at least a majority of the shares of Parker Common Stock outstanding and entitled to vote on the proposal. Abstentions, but not broker non-votes, will be included in the total vote and, assuming that holders of at least a majority of the shares of Parker Common Stock entitled to vote on the proposal cast votes in favor of or against the proposal or abstain, broker non-votes will have no effect upon the outcome of the vote. Abstentions will have the same effect as votes against the proposal.

         Under the applicable provisions of the DGCL, the charter amendment will require the favorable vote of at least a majority of the issued and outstanding shares of Parker Common Stock entitled to vote thereon for approval. In determining whether the charter amendment has received the requisite number of favorable votes, abstentions and broker non-votes will have the same effect as a vote against the charter amendment.

         At the record date for the Parker Annual Meeting, the directors and officers of Parker owned approximately ___% of the outstanding shares of Parker Common Stock entitled to vote at such meeting. The directors and officers intend to vote their shares in favor of the share issuance and the charter amendment.

         A plurality of the votes cast is required to elect a nominee to the Parker Board of Directors. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

         A majority of the votes cast is required to approve management's proposal to ratify the selection of PricewaterhouseCoopers LLP as Parker's independent accountants for 1999.

         SUPERIOR. The presence, in person or by proxy, at the Superior Special Meeting of the holders of a majority of the outstanding shares of Superior Common Stock outstanding and entitled to vote at the Superior Special Meeting will constitute a quorum for the transaction of business. On the Superior record date, there were ________ shares of Superior Common Stock outstanding and entitled to vote at the Superior Meeting. Approval and adoption of the merger agreement and the merger requires, under the DGCL, the affirmative vote of the holders of a majority of the issued and outstanding shares of Superior Common Stock entitled to vote thereon. In determining whether the merger agreement and the merger have received the requisite number of favorable votes, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger.

         At the record date for the Superior Special Meeting, the directors and executive officers of Superior owned approximately ___% of the outstanding shares of Superior Common Stock entitled to vote at such meeting. The directors and executive officers intend to vote their shares in favor of the merger agreement and the merger.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, the directors, officers, employees, and agents of Parker and Superior may solicit proxies from their respective stockholders by personal interview, telephone, telegram or otherwise. Parker and Superior will each bear the costs of the solicitation of proxies from their respective stockholders, except that Parker and Superior will each pay one-half of the cost of printing this Joint Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Parker or Superior for the forwarding of solicitation materials to the beneficial owners thereof. Parker and Superior will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. Both Parker and Superior have engaged the services of Kissel-Blake, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Parker and Superior stockholders for a fee of $11,500.

OTHER MATTERS

         At the date of this Joint Proxy Statement/Prospectus, the Boards of Directors of Parker and Superior do not know of any business to be presented at their respective meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before their respective meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

         The merger agreement, as amended, provides that Saints Acquisition Company, a wholly-owned subsidiary of Parker, will be merged with and into Superior with Superior being the surviving corporation. Also, each outstanding share of Superior Common Stock that is not held in the treasury of Superior or owned by Parker or by any direct or indirect wholly-owned subsidiary of Parker or of Superior will be converted into 0.975 of a share of Parker Common Stock. Any shares held in the treasury of Superior or owned by Parker or a Parker or Superior subsidiary will be canceled. Any resulting fractional shares will be settled in cash in the manner described under "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares." As a consequence of the merger, Superior will become a wholly-owned subsidiary of Parker.

         Based on the number of shares of Superior Common Stock outstanding as of the Superior record date, and an Exchange Ratio of 0.975, approximately 28 million shares of Parker Common Stock will be issued pursuant to the merger agreement (assuming no exercise subsequent to the Superior record date and prior to the effective time of the merger of Superior options), representing approximately 27% of the total Parker Common Stock to be outstanding after such issuance.

BACKGROUND OF THE MERGER

         Over the past two years, Parker management has taken several strategic steps to expand the company's operations and enter new oil field service markets. While Parker has historically engaged in only international and domestic land contract drilling operations, management has diversified and expanded the company's lines of business by entering the transition zone and shallow water offshore contract drilling markets and the rental tool business. Parker's overall business strategy includes the acquisition of complementary businesses, particularly where such businesses could grow and capitalize on Parker's extensive presence in international energy markets. Parker has grown and diversified its business through successive acquisitions of Mallard Bay Drilling Inc., Quail Tools Inc. and Hercules Offshore Corporation. Parker has sought to grow these businesses further through complementary acquisitions and through the investment of capital in the acquired companies' businesses.

         Similarly, Superior has grown rapidly through internal expansion and strategic acquisitions designed to take advantage of the continued consolidation of the oil field service industry. Internal expansion has focused on product development to provide cost-effective solutions to oil and gas operators creating inherent competitive advantages. The acquisition strategy has focused on diversification of business lines and consolidation of a highly fragmented market and has targeted strong companies with established name or brand recognition. These strategies have established Superior as the dominant plug and abandonment provider in the Gulf of Mexico and one of the largest rental tool providers operating in the Gulf of Mexico and along the Gulf Coast.

         Parker was first approached in September 1997 by its investment bankers, Jefferies & Company, Inc., regarding the potential acquisition of Superior, as Superior seemed to fit Parker's growth and acquisition strategy. After considering the synergies, benefits and financial ramifications of a business combination with Superior, Parker's management decided not to pursue the acquisition at that time. Such decision was made because at the time, Parker was engaged in closing its acquisition of Hercules Offshore Corporation, and also because of the movement of stock prices in the industry during this time.

         Jefferies brought the potential acquisition to the attention of Parker management again in February 1998. Parker's management expressed more interest in a possible combination at this time, and the management of Parker met with Mr. Hall, the chairman of Superior, and his financial advisor from Johnson Rice on March 4, 1998 to discuss whether a business combination of the two companies would be feasible and in the best interests of the companies' stockholders.
Mr. Linn, Parker's executive vice president and chief operating officer, subsequently met with Mr. Hall on April 2, 1998 to tour Superior's Harvey, Louisiana facilities.

         At its regular Board of Directors meeting on March 25, 1998, Parker management presented to its Board of Directors the possible acquisition of Superior along with several other possible business combinations. Parker's Board recommended that management not pursue the acquisition of Superior at that time, but that it should evaluate possible acquisitions in Parker's other core businesses.

         From March 1998 to October 1998, Superior management initiated a strategic planning process to identify and determine the appropriate actions to meet its financial and strategic goals and in connection with this process, Superior engaged Johnson Rice as a financial advisor. Among the objectives identified were to:

         o diversify its reliance on the Gulf of Mexico and Gulf Coast activity levels;
         o        accelerate its expansion into international markets;
         o increase its market share and revenues in both the rental tool and well service business lines;
         o        continue to make strategic market acquisitions; and
         o        capture an extended share of the well life cycle.

         In the third quarter of 1998, Parker re-evaluated the strategic benefits of expanding its rental tool business, and on September 17, 1998, certain management of Parker traveled to Superior in Harvey, Louisiana to meet with Mr. Hall and to reopen discussions of a possible acquisition of Superior by Parker. Discussions were general in nature, and included discussions regarding the customers of the two companies' rental tool operations, the contingent payment obligations of Superior stemming from certain of its acquisitions over the prior 18 months, and the desirability of keeping the subsidiary companies of Superior separate in order to preserve the entrepreneurial nature of their respective managements. At the end of the meeting, Mr. Parker Jr., Parker's president and chief executive officer, and Mr. Hall expressed their interest in pursuing further discussions.

         Parker's management presented the acquisition to its Board of Directors on September 22, 1998. Noting the business benefits of a combination with Superior and the anticipated financial benefits to Parker's stockholders, the Parker Board directed management to pursue the acquisition of Superior. The Board did not give final approval of the acquisition at that time and specifically requested further information as to the amount and timing of the Superior contingent payment obligations.

         The managements of Parker and Superior and their respective investment bankers met in Houston, Texas on October 1, 1998 to discuss various details of a business combination, including the amount and timing of the contingent payments and the range of exchange values. At that time, the companies held extensive discussions of valuations without reaching an agreement on any premium that would be paid.

         On October 12, 1998, Jefferies contacted Parker management and indicated that Mr. Hall would be receptive to a written offer from Parker with an Exchange Ratio in the neighborhood of 0.90 shares of Parker per share of Superior. This was confirmed in a subsequent telephone conversation between Messrs. Parker Jr. and Hall. Parker instructed its legal counsel to begin preparing a definitive agreement to accomplish the business combination. Parker also officially engaged Jefferies as its investment advisor.

         From October 12, 1998 through October 20, 1998, additional discussions were held by telephone conferences between representatives of Superior and Parker and their respective legal, financial and accounting advisors regarding a possible merger. During this period members of Superior management met with Johnson Rice on several occasions to discuss the proposed terms of the merger and its impact on both businesses, and on October 22, 1998 the Superior Board met and authorized Mr. Hall to negotiate the terms of the merger agreement with Parker.

         On October 15, 1998, Mr. Parker, Parker's chairman, spoke informally with each of the outside members of the Board of Directors of Parker to inform them of the developing discussions and to obtain their advice and opinion on the potential transaction.

         On the morning of October 20, 1998, management from Parker met with Mr. Hall and his investment advisor from Johnson Rice for the purpose of confirming interest in reaching an agreement on the terms of an acquisition, discussing how the companies would operate on a going forward basis and Mr. Hall's role. Mr. Parker stated that in his opinion, one of the primary reasons for Parker acquiring Superior was to employ Mr. Hall's entrepreneurial drive to help establish rental tool operations in foreign countries. Mr. Hall then made a comprehensive presentation to Parker management regarding Superior's business and future prospects, so that Parker's management could then begin its due diligence examination of Superior. Parker's due diligence team subsequently met with representatives from Superior, its investment advisors, its outside audit firm and its legal counsel for the following two days for the purpose of performing due diligence.

         On October 22, 1998, the two companies executed a confidentiality agreement.

         On October 26, 1998, Superior's due diligence team traveled to Parker's head office in Tulsa, Oklahoma for the purpose of performing due diligence on Parker. The following day, October 27, 1998, Parker management proposed the acquisition to its Board at a special Board meeting. Mr. Parker stated that management had resolved to its satisfaction the major business issues, including the matter of the contingent payments that would be assumed by Parker upon consummation of the acquisition. Management recommended that the acquisition be accomplished at a 0.90 Exchange Ratio. Jefferies made a presentation to the Board regarding the proposed merger and delivered their opinion that the proposed merger was fair from a financial point of view to the stockholders of Parker. Legal representatives from Vinson & Elkins L.L.P. participated by telephone conference call to answer directors' questions. The Parker Board unanimously approved the acquisition and authorized Parker's management to take all steps necessary to finalize the transaction.

         On October 28, 1998, the Superior Board met to review the final terms of the proposed merger. At this meeting, representatives of Jones Walker, Superior's legal counsel, discussed with Superior the terms of the merger agreement. Representatives of Johnson Rice also provided to the Superior Board a review of the proposed merger from a financial point of view and provided an oral opinion (which was confirmed in writing as of October 28, 1998) that the Exchange Ratio pursuant to the merger agreement was fair from a financial point of view, to Superior's stockholders. Mr. Hall also discussed with the Superior Board the merits and benefits of the proposed merger. After discussion, the directors unanimously approved the merger agreement and recommended that the stockholders of Superior vote in favor of the merger and merger agreement.

         On the evening of October 28, 1998, the final details of the transaction were agreed between the parties. Late that evening representatives of the respective parties signed the merger agreement. On the morning of the following day, the parties announced the merger transaction via a joint press release and conference call with investors and securities analysts.

         On November 25, 1998, the companies entered into an amendment to the merger agreement that increased the Exchange Ratio from 0.90 to 0.975. The amendment was executed following discussions and the approval of the amendment by the Board of Directors of both companies on such date. The adjustment to the Exchange Ratio was based on discussions held between the parties subsequent to the execution of the merger agreement regarding the current outlook in the industry. While the entire oil field sector currently is experiencing a downturn in activity due to low oil prices and reduced capital expenditures on the part of exploration and production companies, such downturn appears to be more severe in the contract drilling and workover segment of the oil field service industry. Prior to the execution of the amendment to the merger agreement, Johnson Rice and Jefferies reaffirmed their fairness opinions.

PARKER'S REASONS FOR THE MERGER; RECOMMENDATION OF PARKER'S BOARD OF DIRECTORS

         The Parker Board of Directors considered, among others, the following strategic, operational and financial benefits of the merger to Parker:

         o The merger is consistent with Parker's strategy of growing the company through the acquisition of businesses and companies that are complementary to Parker's existing contract drilling and rental tool operations and ultimately expanding those businesses in international areas where Parker has extensive presence and operating expertise.
         o The merger will allow Parker to achieve critical mass in its Gulf of Mexico and Gulf Coast rental tool operations and will position it as the second largest rental provider of downhole tools and drilling equipment in the world.
         o The addition of Superior's large inventory of rental tools will significantly expand the range of rental tools and services Parker is able to offer to oil and gas operators and will improve its ability to compete against other rental tool companies.
         o Parker expects to be able to negotiate favorable supply agreements with manufacturers and suppliers of oil field equipment used in its rental tool operations.
         o With the addition of Superior's 19 rental tool facilities located along the Gulf Coast, Parker will be in a better position to form alliances with large users of rental tools in which it will be the preferred provider.
         o Superior's existing rig-less plug and abandonment operations will establish Parker as the leading provider of such services in the Gulf of Mexico, thus enhancing its exposure to life of well services.
         o The expansion of Parker's rental tool operations and the addition of Superior's well servicing operations should enable Parker to benefit from the cross-marketing of such services to existing customers from its land, transition zone and shallow water drilling operations.
         o The merger will be accretive to both Parker's projected earnings and cash flow per share.
         o The issuance of Parker Common Stock to Superior's shareholders as part of the merger will strengthen
                 Parker's balance sheet by deleveraging Parker.
         o The addition of Superior's operations will expand and diversify Parker's growth opportunities and provide it with greater flexibility in optimizing capital investment decisions in response to industry conditions.
         o The merger will increase the stock market capitalization of Parker, making its stock potentially more attractive to a wider universe of investors.
         o Superior's income for federal U.S. tax purposes can be offset by Parker's net operating loss carryforwards, thereby improving the economics of the transaction to Parker's stockholders.
         o The merger will provide opportunities to reduce administrative overhead costs.

         THE PARKER BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PARKER AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF PARKER HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE SHARE ISSUANCE AND THE CHARTER AMENDMENT.

SUPERIOR'S REASONS FOR THE MERGER; RECOMMENDATION OF SUPERIOR'S BOARD OF
DIRECTORS

         The Superior Board views the merger as a means of achieving the long-term financial and strategic objectives previously identified and believes the merger offers various synergistic opportunities, including the ability to:

         o leverage off of Parker's extensive international platform to rapidly grow and diversify Superior's business lines;
         o increase revenues and market share by capitalizing on cross-marketing opportunities;
         o achieve broader penetration in the well life cycle by bundling product and service offerings;
         o       become a market leader in rental tools through the combination of Parker's and Superior's rental tool operations; and
         o       reduce corporate and field operating costs as a percentage of revenue.

         In reaching its conclusion to approve the merger, the Superior Board also considered the following factors:

         o information regarding the financial performance and condition, business operations and prospects of each of Superior and Parker, and Superior's future performance and prospects as a separate entity and on a combined basis with Parker;
         o current industry and economic conditions and how they relate to business combinations or strategic alliances in the oil and gas industry;
         o recent and historical prices of Superior Common Stock and Parker Common Stock;
         o the structure of the transaction and terms of the merger agreement and the Exchange Ratio;
         o the financial analysis provided by Johnson Rice described below;
         o the fact that the merger provides the opportunity for holders of Superior Common Stock to receive a premium over historical prices for Superior Common Stock;
         o the consolidation benefits that would be available to the combined entity, primarily in the form of revenue enhancement, associated margin improvements, and corporate cost reductions;
         o the fact that the terms of the merger agreement permit the Superior Board, in the exercise of its fiduciary duties and subject to certain conditions, to terminate the merger agreement if the Superior Board receives a takeover proposal which the Superior Board deems to be a better transaction upon the payment to Parker of a termination fee of $7 million. The Superior Board did not view the termination fee as unreasonably impeding any interested third party from proposing a better transaction;
         o the expectation that Superior's stockholders will be able to receive Parker Common Stock free of immediate U.S. federal income tax impacts;
         o       the likelihood that the merger would be consummated; and
         o opportunities for Superior's employees in the combined entity upon consummation of the merger.

         In determining the merger was fair and in the best interests of Superior's stockholders, the Superior Board considered the factors listed above without assigning any particular or relative weighting to such factors. The Superior Board believes that the combination will allow Superior stockholders to participate in a combined entity that will have greater business and financial resources than Superior would have absent the merger and to receive, on a tax- deferred basis, a premium for their Superior Common Stock based on recent market prices.

         THE SUPERIOR BOARD BELIEVES THE TERMS OF THE MERGER ARE FAIR AND IN THE BEST INTEREST OF SUPERIOR AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS ITS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY SUPERIOR'S STOCKHOLDERS.

OPINIONS OF FINANCIAL ADVISORS

         The Parker Board of Directors engaged Jefferies to act as one of its financial advisors in connection with the transaction contemplated by the merger agreement. In addition, Parker received from a second financial advisor specific advice on the market for which Parker paid $500,000.

         OPINION OF PARKER'S FINANCIAL ADVISOR.

         The Parker Board of Directors engaged Jefferies to act as one of its financial advisors in connection with the transaction contemplated by the merger agreement. The Parker Board of Directors selected Jefferies on the basis of its knowledge of Parker and Superior as well as of the oil field services industry. The Parker Board of Directors instructed Jefferies, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of shares of Parker Common Stock, of the consideration to be paid by such holders pursuant to the merger agreement and, in such regard, to conduct such investigations as Jefferies deemed appropriate for such purpose. No limitations were placed by the Board of Directors or management of Parker with respect to the investigations made or the procedures followed by Jefferies in preparing and rendering its opinion, and Parker and its management cooperated fully with Jefferies in connection therewith.

         On October 27, 1998, Jefferies rendered its oral opinion, which was subsequently confirmed in writing, to the Parker Board of Directors to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the initial Exchange Ratio was fair to the holders of Parker Common Stock from a financial point of view (the "Jefferies Opinion"). Certain financial analyses used by Jefferies in connection with rendering the Jefferies Opinion to the Parker Board of Directors are summarized under " Analyses by Jefferies" below. Jefferies affirmed its fairness opinion to the amended Exchange Ratio on November 25, 1998. The following discussion gives effect to such amended Exchange Ratio.

         The full text of the Jefferies Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Parker stockholders are urged to, and should, read the Jefferies Opinion carefully and in its entirety. The Jefferies Opinion was provided to the Parker Board of Directors and is directed only to the fairness, from a financial point of view of the Exchange Ratio to holders of shares of Parker Common Stock pursuant to the merger agreement, and it does not address any other aspect of the merger. The summary of the Jefferies Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

         In conducting its analysis and rendering its opinion, Jefferies reviewed and considered such financial and other factors it deemed appropriate under the circumstances including, among others, the following:

         o       the merger agreement;
         o the historical and current financial condition and results of operations of Parker and Superior, including (a) the Annual Reports on Form 10-KSB of Superior for the years ended December 31, 1995, 1996 and 1997, and (b) the Quarterly Report on Form 10-QSB of Superior for the quarter ended March 31, June 30 and September 30, 1998;
         o certain non-public financial and non-financial information prepared by the management of Parker and Superior, which data was made available to Jefferies in its role as financial advisor to Parker;
         o published information regarding the financial performance and operating characteristics of a selected group of companies which it deemed comparable;
         o business prospects of Parker and Superior when taking into consideration the impact of the merger;
         o the historical and current market prices for Parker Common Stock and Superior Common Stock and for the equity securities of certain other companies with businesses that Jefferies considered relevant to its inquiry;
         o publicly available information, including research reports, on companies Jefferies considered relevant to its inquiry; and
         o the nature and terms of other recent acquisition transactions in the oil field services industry.

         Jefferies also took into account general economic, monetary, political, market and other conditions as well as its experience in connection with similar transactions and securities valuation generally.

         In connection with its review, Jefferies did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material respects. In addition, Jefferies did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parker or Superior, nor was Jefferies furnished with any such evaluation or appraisal. With respect to the financial estimates concerning Parker and Superior, Jefferies with Parker's consent, based its review on management estimates for Parker and Superior. In addition, Jefferies assumed that the merger would be accounted for using the purchase method of accounting for business combinations.

         The Jefferies Opinion did not address Parker's underlying business decision to effect the merger or constitute a recommendation to any stockholder of Parker as to how such stockholder should vote with respect to the merger. Also, the Jefferies Opinion did not imply any conclusion as to the likely trading range for Parker's Common Stock following the consummation of the merger, which may vary depending on numerous factors which generally influence the prices of securities.

         Both Parker and Superior provided Jefferies with certain financial information regarding their respective financial performance to develop estimates for future performance. Jefferies also utilized certain estimates available from various securities analysts to develop a financial forecast for the twelve month periods ending December 31, 1998 and 1999.

         ANALYSES BY JEFFERIES

         The following is a summary of the material financial analyses used by Jefferies in connection with rendering the Jefferies Opinion to the Parker Board of Directors. The following summary of the analyses used by Jefferies does not purport to be a complete description of the analyses conducted by Jefferies in arriving at its opinion.

         Exchange Ratio Analysis. Jefferies performed an analysis of the ratio of the market price of Superior Common Stock to the market price of Parker Common Stock during the period from April 29, 1998 through October 28, 1998. Jefferies calculated the ratio of the Superior Common Stock closing price for each trading day during this period to the Parker Common Stock closing price for such day. This analysis implied an exchange ratio ranging from a high of
1.15 shares of Parker Common Stock for each share of Superior Common Stock to a low of 0.60 shares of Parker Common Stock for each share of Superior Common Stock, with an average during the period from April 29, 1998 through October 28, 1998 of 0.86 shares of Parker Common Stock per share of Superior Common Stock. Jefferies also calculated the ratio of the Superior Common Stock price on October 28, 1998 ($4 1/4 per share) to the Parker Common Stock price on such day ($5 1/2 per share). This implied an exchange ratio of 0.77 shares of Parker Common Stock for each share of Superior Common Stock.

         Valuation Multiple Analysis. Jefferies determined the implied consideration to be received by the holders of Superior Common Stock in the merger (the "Implied Consideration") (obtained by multiplying the closing stock price for Parker Common Stock of $4 1/8 on November 25, 1998 by the amended Exchange Ratio for the merger of 0.975 shares of Parker Common Stock per share of Superior Common Stock). Jefferies calculated the multiple of "Total Enterprise Value" (defined as the market value of all shares of Superior Common Stock, plus the present value of expected future contingent payments, plus the book value of total debt, less cash and cash equivalents) to its projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for the projected fiscal year ending December 31, 1999. Based on the Implied Consideration, the ratio of Total Enterprise Value to projected 1999 EBITDA was 5.2x.

         Jefferies also considered the ratio of Total Enterprise Value to projected EBITDA for other recent oil field services acquisitions for comparable companies. The average multiple for all comparable transactions was 6.9x, whereas the average multiple for the subset of transaction with Total Enterprise Value of less than $250 million was 5.8x. The multiples for comparable transactions with Total Enterprise Value of less than $250 million ranged from a low of 4.3x to a high of 8.5x.

         Pro Forma Combination Analysis. Jefferies analyzed the effect of the merger, assuming purchase accounting treatment, on Parker's estimated earnings per share and cash flow per share for the estimated twelve month periods ending December 31, 1998 and 1999. Jefferies utilized certain financial information provided by Parker on Superior Management as well as estimates from various securities analysts. The analysis yielded earnings per share accretion of $0.11 per share and cash flow per share dilution of $0.04 per share for estimated 1998 with $3.0 million of consolidation savings. The analysis yielded earnings per share accretion and cash flow per share accretion for estimated 1999 of $0.38 per share and $0.19 per share, respectively, with $3.0 million of consolidation savings.

         Premium Analysis. Jefferies calculated the premium to holders of Superior Common Stock of the Implied Consideration to the closing stock price for Superior Common Stock of $4 1/4 on October 28, 1998. Jefferies calculated a premium to holders of Superior Common Stock equal to 26% of the closing stock price for Superior Common Stock on October 28, 1998. Jefferies also analyzed average acquisition premiums for acquisitions of public oilfield services companies in the period June 13, 1994 through October 28, 1998, focusing on transactions which were effected primarily through an exchange of common stock. The premium to the last closing price prior to announcement of such transactions ranged from a low of 7% to a high of 41% with the average being 23%.

         Relative Contribution Analysis. Jefferies analyzed the relative contribution of Superior and Parker to the combined EBITDA, net income and cash flow of the two companies, assuming completion of the merger, based on estimated results for the twelve month periods ending December 31, 1998 and 1999 (without giving effect to any transaction adjustments). Jefferies calculated contributions by Parker to the combined EBITDA, net income and cash flow which ranged from a low of 57% to a high of 83%, respectively. Jefferies also calculated the percentage of the combined companies' equity that would be held by current Parker stockholders, assuming completion of the merger, as 73% (using the Exchange Ratio to be used in the merger) and compared such percentage with the foregoing contribution percentages.

         The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Jefferies, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Jefferies and its opinion. Jefferies made no attempt to assign specific weights to particular analyses. Any estimates contained in Jefferies' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein.

         Jefferies is an investment banking firm with substantial experience in transactions similar to the merger and is familiar with Parker and its business. As part of its investment banking business, Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         Parker has agreed to pay Jefferies a cash fee of $200,000 for the Jefferies Opinion to the Board of Directors. If the merger is consummated, Jefferies will receive a cash success fee of $1,000,000 less the $200,000 in fees to be paid by Parker for the Jefferies Opinion. Parker also has agreed to reimburse Jefferies for its reasonable out-of-pocket expenses and to indemnify Jefferies against certain liabilities and expenses, including certain liabilities under U.S. federal securities laws, relating to or arising out of its engagement as financial advisor.

         Jefferies has previously rendered certain investment banking and financial advisory services to Parker and Superior for which it has received customary compensation. In the normal course of its business, Jefferies and its affiliates may actively trade or hold the securities of Parker and Superior for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position therein.

OPINION OF SUPERIOR'S FINANCIAL ADVISOR

         Johnson Rice was retained by Superior to provide a financial opinion in connection with the merger. On October 28, 1998, Johnson Rice rendered its oral opinion to the Superior Board, later confirmed in writing, that as of such date and based upon factors and assumption set forth therein, the Exchange Ratio was fair from a financial point of view to holders of Superior Common Stock (the "Johnson Rice Opinion"). The initial Exchange Ratio for the merger was determined through discussions between Johnson Rice and Jefferies and representatives of both Parker and Superior and then recommended by management to the Boards of Parker and Superior. The amended Exchange Ratio was derived from discussions between Parker and Superior. Johnson Rice affirmed its fairness opinion for the amended Exchange Ratio. The following discussion gives effect to the amended Exchange Ratio on November 25, 1998.

         The following summary does not purport to be a complete description of the analyses supporting the Johnson Rice Opinion or the presentation made by Johnson Rice to the Superior Board. The preparation of a fairness opinion is a complex process of involving various determinations as to the most relevant and appropriate methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to partial analyses. In arriving at its opinion, Johnson Rice did not assign any particular weighting to any of the factors considered, but rather made qualitative judgements as to the relevance or significance of each factor. Accordingly, Johnson Rice believes that the analyses must be considered as a whole and that selecting portions of the analyses without considering the analyses as a whole, would create an incomplete view to the process underlying the Johnson Rice Opinion.

         For purpose of the analyses, Johnson Rice made many assumptions with respect to the industry performance, general business, economic, market and financial conditions and other matters beyond the control of Johnson Rice. Actual conditions may differ significantly from those assumed. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the Johnson Rice Opinion was among several factors taken into consideration by the Superior Board in making its decision to approve the merger agreement. Consequently, the Johnson Rice analyses described below should not be viewed as the determinative factor of the decision of the Superior Board with respect to the fairness of the Exchange Ratio.

         In arriving at its opinion, Johnson Rice, among other things:

         o reviewed certain publicly available business and financial information relating to Superior and Parker that Johnson Rice deemed to be relevant;
         o reviewed certain financial information provided by the managements of Superior and Parker relating to the business, earnings, cash flow, assets, liabilities and prospects of Superior and Parker, as well as synergies and impacts from the merger;
         o reviewed available securities analysts' estimates of earnings and cash flow for Superior and Parker for 1998 and 1999;

         o conducted discussions with members of senior management of Superior and Parker concerning information provided above, as well as their respective businesses and outlook before and after giving effect to the merger;
         o reviewed market prices and valuation multiples of Superior Common Stock and compared them to other public companies deemed to be relevant by Johnson Rice;
         o reviewed the potential pro forma impact of the merger on Parker's earnings per share, cash flow, consolidated capitalization and financial ratios;
         o reviewed the reported prices and trading activity of Superior and Parker;
         o       reviewed the financial terms of other comparable mergers;
         o reviewed the merger agreement, as amended, and related documents;
         o participated in certain discussions and negotiations among representatives of Superior, Parker and their financial and legal advisors; and
         o reviewed other such financial studies and analyses and took into account other such matters as deemed relevant by Johnson Rice.

         No limitations were imposed by Superior on Johnson Rice with respect to the investigations made or procedures followed in rendering its opinion.

         In preparing its opinion, Johnson Rice assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Johnson Rice, discussed with or reviewed by or for Johnson Rice, or publicly available, and Johnson Rice did not assume any responsibility for independently verifying such information. Johnson Rice did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Superior or Parker and was not furnished with any such appraisal or evaluation. In addition, Johnson Rice did not assume the responsibility to conduct any physical inspection of the properties, facilities or equipment of Superior or Parker. With respect to the financial information provided to or discussed with Johnson Rice by Superior or Parker, Johnson Rice assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the management of Superior and Parker, respectively, as to the expected future financial performance of Superior or Parker. Johnson Rice further assumed that the merger would be accounted for using the purchase method of accounting for business combinations under GAAP and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Johnson Rice also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

         The Johnson Rice Opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of such opinion. Johnson Rice was not authorized by Superior or the Superior Board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Superior. Johnson Rice did not express an opinion regarding the value that would be realized upon the sale or liquidation of Superior, and the Johnson Rice Opinion does not address the relative merits of the merger compared to any alternative business combination transaction that might be available to Superior. In addition, Johnson Rice was not asked to consider, and the Johnson Rice Opinion does not in any manner address, the price at which Parker shares will actually trade following the consummation of the merger.

         Both Superior and Parker provided Johnson Rice with certain financial information regarding their respective financial performance to develop estimates of future performance. Johnson Rice also utilized certain estimates available from various securities analysts to develop a financial forecast for the two-year period ending December 31, 1999 for both Superior and Parker. Johnson Rice relied upon the information available and provided by Superior and Parker in performing their analyses and preparing the Johnson Rice Opinion.

         The following is a brief summary of selected analyses presented to the Superior Board by Johnson Rice in connection with the delivery of the Johnson Rice Opinion.

         Premium Paid Analysis. Using publicly available information, Johnson Rice examined premiums paid over pre-announcement stock prices for one day, one week, four weeks and eight weeks prior to announcement in twenty selected oil field services transactions completed or pending since June 13, 1994. For the twenty transactions analyzed, the premium to unaffected market price one week prior to the announcement ranged from 1.1% to 52.4%. Johnson Rice calculated an average range of these premiums of 22.1%. Based on the closing stock price one week prior to the announcement of the merger, the premium to holders of Superior Common Stock equaled 28.1%.

         Contribution Analysis. Johnson Rice analyzed the pro forma contribution of Superior and of Parker to the combined company. Such analysis included, among other things, relative contribution of net income, cash flow from operations and earnings before interest, tax, depreciation and amortization ("EBITDA"). Johnson Rice utilized certain financial information provided by

Superior and Parker management as well as estimates from various securities analysts for the analysis. The relative levels of EBITDA were used to develop implied enterprise value contributions from which each company's level of net debt was subtracted to derive implied equity market value contributions. The analysis indicated that Superior would contribute 26.8% of the combined operating cash flow and 28.4% of the combined EBITDA in 1999. Johnson Rice assigned various weightings to the contribution statistics to arrive at implied exchange rates ranging from 0.93 to 1.03.

         Comparable Public Company Analysis. As part of its analysis, Johnson Rice compared certain financial information of Superior and Parker with that of a group of selected oil field services companies deemed relevant by Johnson Rice. Superior was compared to several mid to small capitalization oil field service and equipment companies including BJ Services, Cooper Cameron, Smith International, Tuboscope, Varco International and Weatherford International. Parker was compared to several offshore and onshore drilling and workover companies including ENSCO, Global Marine, Marine Drilling, Noble Drilling, Pride International, Rowan Drilling, Grey Wolf and Pool Energy. Such analyses indicated that as of October 26, 1998, Superior traded at 4.6 times price to forecasted cash flow and 4.7 times total market value to forecasted EBITDA for the calendar year ending 1999 compared to a range of 7.1 to 9.4 price to forecasted cash flow and 5.5 to 8.2 times total market value to forecasted EBITDA for the small to mid capitalization oil field service companies included. Parker traded at 5.9 times price to forecasted cash flow and 7.0 times total market value to forecasted EBITDA for its fiscal year ended August 31, 1999 compared to a relevant range of 3.4 to 11.9 times price to forecasted cash flow and 4.2 to 11.6 times total market value to EBITDA for the offshore and onshore and workover companies included. Based on the consideration implied by the exchange ratio, the multiple of total market value to forecasted EBITDA paid by Parker was 6.1x.

         No company utilized in the comparable public company analysis is identical to Superior or Parker. Accordingly, an analysis of the results of the foregoing necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Superior and Parker and other factors that could affect the public trading value of the companies to which they are being compared.

         Pro Forma Analysis of the Merger. Johnson Rice analyzed the pro forma impact of the merger on earnings per share and cash flow per share for Parker for the fiscal year 1999. Johnson Rice utilized certain financial information provided by Superior and Parker management as well as estimates from various securities analysts for the analysis. The pro forma analyses also took into account the anticipated cost savings and synergies expected to be derived from the merger as estimated by the Parker management team. Johnson Rice noted that, assuming the merger would be treated as a purchase for accounting purposes, the merger would be accretive to earnings per share and cash flow per share in 1999.

         Johnson Rice also analyzed the effects of the merger on the balance sheet and credit statistics of the combined company. Treating Parker's convertible securities as debt and including the off-balance sheet contingent payments of Superior as debt, Parker's debt to total capitalization and debt to EBITDA ratios fall from 63.3% to 56.6% and 4.1 to 3.4 times, respectively.

         Superior retained Johnson Rice based on its experience and expertise. Johnson Rice is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Johnson Rice is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Neither Johnson Rice nor its principals have a material ownership interest in Superior or Parker. In the past, Johnson Rice has provided financial advisory and financing services to Superior and its affiliates and has received customary fees in connection with these services. Johnson Rice also acted as a co-manager for a Parker securities offering in April 1997.

         Superior has agreed to pay Johnson Rice a fee for its financial opinion of $500,000 at the time Johnson Rice's written or oral opinion is first delivered and an additional $1 million payable upon the consummation of the merger. Superior has also agreed to reimburse Johnson Rice for its expenses related to the engagement and to indemnify Johnson Rice and its affiliates against certain liabilities and expenses, including liabilities under U.S. federal securities laws in connection with Johnson Rice's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of Superior's Board of Directors with respect to the merger, Superior's stockholders should be aware that certain of Superior's directors and officers have certain interests respecting the merger separate from their interests as holders of Superior Common Stock, including those referred to below.

         EMPLOYMENT AGREEMENTS

         Prior to the Closing, Superior will extend the current employment agreements with Ken Blanchard as vice president and Charles Funderburg as vice president to March 31, 2002 and amend each agreement to provide for an annual base salary equal to their current base salary, an annual raise of 5% and an annual incentive bonus payment commencing with the fiscal year ending December 31, 1999, in an amount equal to $6,250 for each $1.0 million of earnings before interest, taxes, depreciation and amortization of Superior and its consolidated subsidiaries. Such incentive bonus payments are capped at $175,000 per year. Pursuant to the merger, Superior as the surviving corporation will pay to each of Mr. Blanchard and Mr. Funderburg $500,000 annually payable no later than March 31, 1999, March 31, 2000 and March 31, 2001.

         Prior to the Closing, Superior will enter into an employment agreement with Robert S. Taylor as vice president which will expire on March 31, 2002, and which will provide for an annual base salary equal to his current base salary, an annual raise of 5%, and an annual bonus payment commencing with the fiscal year ending December 31, 1999, in an amount equal to $3,571 for each $1.0 million of earnings before interest, taxes, depreciation and amortization of Superior and its consolidated subsidiaries. Such bonus payment is capped at $100,000 per year.

         All other employment agreements between Superior or any of its subsidiaries and any employee will remain in effect on their present terms.

         OPTIONS GRANTED TO SUPERIOR OFFICERS AND DIRECTORS. At the Effective Time, Terence E. Hall, Robert S. Taylor, Ken Blanchard and Charles Funderburg will each be granted additional ten-year options to purchase 75,000 shares of Parker Common Stock at the market price as of the closing date of the merger. Twenty percent of such options will vest immediately, and 20% will vest on each of the first four anniversaries of the closing date.

         INDEMNIFICATION. The merger agreement provides that Parker and Superior as the Surviving Corporation will, to the extent provided in the certificate of incorporation or bylaws of Superior immediately prior to the effective time, indemnify each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, an officer, director or employee of Superior or any of its subsidiaries against all liabilities at or after the effective time arising out of actions occurring at or prior to the effective time that are, in whole or in part, arising out of the fact that such person is or was a director, officer or employee of such party.

         The merger agreement also provides that, for a period of four years after the Effective Time, Parker will, subject to certain limitations, purchase and maintain continuation of Superior's current directors' and officers' liability insurance policy for the benefit of those persons who are currently covered by such policy on terms no less favorable than the terms of such current insurance coverage. See "Certain Terms of the Merger Agreement - Indemnification" on page 44.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the material federal income tax consequences of the merger to the holders of Superior Common Stock and is based upon current provisions of the Internal Revenue Code ("Code"), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of Superior Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

         No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the merger. Parker has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Parker, Saints and Superior will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that Parker, Saints and Superior will not recognize any gain or loss as a result of the merger. Superior has received from its counsel, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Parker, Saints and Superior will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that:

                 (a) no gain or loss will be recognized by a holder of Superior Common Stock upon the exchange of all of such holder's shares of Superior Common Stock solely for shares of Parker Common Stock in the merger;

                 (b) the aggregate basis of the shares of Parker Common Stock received by a Superior stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of Superior Common Stock surrendered in exchange therefor;

                 (c) the holding period of the shares of Parker Common Stock received by a Superior stockholder in the merger (including any fractional share deemed received) will include the holding period of the shares of Superior Common Stock surrendered in exchange therefor, provided that such shares of Superior Common Stock are held as capital assets at the Effective Time; and

                 (d) a stockholder of Superior who receives cash in lieu of a fractional share will recognize taxable gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (b) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Superior Common Stock is held by such stockholder as a capital asset at the Effective Time, with the tax rate applicable to such capital gain or loss depending on the holding period for the fractional share (as described in paragraph (c) above) as of that time.

ACCOUNTING TREATMENT

         The merger will be accounted for using the purchase method of accounting for business combinations under generally accepted accounting principles, whereby the purchase price will be allocated based on fair values of assets acquired and liabilities assumed.

GOVERNMENTAL AND REGULATORY APPROVALS

         Transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Parker and Superior filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on December 1, 1998. Unless earlier terminated or a request for additional information is made, the applicable waiting period will expire December 31, 1998.

         At any time before or after the merger is completed, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Parker to divest itself, in whole or in part, of Superior or of other businesses conducted by Parker. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, that Parker and Superior will prevail.

RESTRICTIONS ON RESALES BY AFFILIATES

         The shares of Parker Common Stock to be received by Superior stockholders in connection with the merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Parker Common Stock to be issued in connection with the merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Superior prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Parker, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Accordingly, Parker has obtained executed Affiliates' Agreements from all persons known to the management of Superior to be affiliates of Superior in the form attached to the merger agreement to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Parker Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. Rule 145 states that those stockholders deemed to be an affiliate of Superior may not sell their shares unless:

         o       the shares are subsequently registered with the Commission;
         o the stockholder complies with the volume restrictions of Rule 145 (generally 1% of the outstanding Parker Common Stock during any three-month period); or
         o the stockholder can rely on an exemption from registration that is available under the Securities Act.

RIGHTS OF DISSENTING STOCKHOLDERS

         Under Delaware law, neither Parker nor Superior stockholders will be entitled to any appraisal or dissenter's rights in connection with the merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

         The following description is a summary and therefore is not complete. Capitalized terms not defined in this document have the definitions set forth in the merger agreement. Please refer to the actual terms of the merger agreement, as amended, which is attached as Appendix A and incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

         The Effective Time means the instant in time that the merger takes place. After all of the conditions required by the merger agreement are either satisfied or waived, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware. Assuming the stockholders of Superior and Parker approve the matters to be voted on at their respective meetings, the Effective Time will occur as soon as practicable after both the Superior Meeting and the Parker Meeting take place. The merger will be consummated when the Secretary deems the Certificate of Merger filed.

MANNER AND BASIS OF CONVERTING SHARES

         At the Effective Time, each outstanding share of Superior Common Stock will be converted into a right to receive 0.975 of a share of Parker Common Stock. If, however, between the date of the merger agreement and the Effective Time the outstanding shares of Parker Common Stock or Superior Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect the change in the number of shares.

         As soon as practicable following the Effective Time, Parker will cause the exchange agent, Norwest Bank Minnesota, N.A., to mail to each person who is a record holder of Superior Common Stock immediately prior to the Effective Time, instructions on how to exchange Superior Common Stock for Parker Common Stock and cash in lieu of any fractional shares. The exchange agent will include in such mailing a letter of transmittal which should be used to exchange the Superior Common Stock certificates. Letters of transmittal will also be available following the Effective Time at the offices of the exchange agent at Norwest Bank Minnesota, N.A., Shareowner Services, P.O. Box 1450, Minneapolis, Minnesota 55485-8113, Attention: Barbara Novack. Superior Common stockholders may, at their option after the Effective Time, exchange their certificates at the offices of the exchange agent in person. After the Effective Time, there will be no further registration of transfers on the Superior stock transfer books of shares of Superior Common Stock that were outstanding immediately prior to the Effective Time. Superior share certificates should not be surrendered for exchange by stockholders of Superior prior to the Effective Time.

         No fractional shares of Parker Common Stock will be issued in the merger. Each stockholder of Superior entitled to a fraction of a share of Parker Common Stock will receive an amount in cash equal to the closing price of Parker Common Stock on the closing date as reported on the New York Stock Exchange multiplied by the fraction of a share of Parker Common stock to which the stockholder is otherwise entitled.

         Until it is surrendered and exchanged, each Superior Common Stock certificate shall be deemed to evidence whole shares of Parker Common Stock and the right to receive cash in lieu of fractional shares of Parker Common Stock. Unless and until any such certificate is surrendered and exchanged, no dividends or other distributions payable on Parker Common Stock will be paid to the holders of such certificates. At the appropriate time, upon the surrender and exchange of such certificates, Parker will pay to that person the amount, without interest, of dividends and other distributions, if any, with a record date on or after the Effective Time payable to holders of Parker Common Stock.

         HOLDERS OF SUPERIOR COMMON STOCK SHOULD NOT SEND THEIR SUPERIOR CERTIFICATES TO THE EXCHANGE AGENT UNTIL TRANSMITTAL MATERIALS ARE RECEIVED FROM THE EXCHANGE AGENT. HOLDERS OF PARKER COMMON STOCK WILL NOT EXCHANGE THEIR CERTIFICATES REPRESENTING SHARES OF PARKER COMMON STOCK.

SUPERIOR OPTIONS

         At the Effective Time, Parker will assume the Superior 1995 Stock Incentive Plan, as amended (the "Superior Stock Incentive Plan"). In addition, at the Effective Time, automatically and without any action on the part of the option holder, each Superior Option that is not "Out-of-the-Money" will be assumed by Parker and will become an option to purchase Parker Common Stock. The terms and conditions of such Superior Options will remain the same except that (1) the number of shares and exercise price per share in each option will be adjusted in proportion to the Exchange Ratio and (2) each such option will become exercisable in full in accordance with the terms of the Superior Stock Incentive Plan. For example, an option to purchase 1000 shares of Superior

Common Stock for $1.00 per share will, at the Effective Time, become an option to purchase 975 shares of Parker Common Stock for $1.03 per share. The intent, in each case, is to place the option holder in the same economic position as existed prior to the merger.

         A Superior Option is "Out-of-the-Money" if, on the closing date, it has an exercise price in excess of the Superior Common Stock market price on such date. All Superior Options that are Out-of-the-Money on the closing date will be cancelled as of the Effective Time. Parker will grant to each holder of an Out-of-the-Money Superior Option who is employed by Superior at the Effective Time a ten-year option to purchase a number of Parker Common Stock shares equal to the number of Superior shares previously subject to the cancelled Superior Option multiplied by 0.975. The purchase price for each share of Parker Common Stock subject to each such replacement option will be the closing sales price of Parker Common Stock on the closing date. Each such replacement option will vest and become exercisable in accordance with the vesting schedule set forth in the corresponding Out-of-the-Money Superior Option that was canceled.

         At the Effective Time, Parker will also grant each of four key employees of Superior (provided such individual is employed by Superior at such time) a ten-year option to purchase 75,000 shares of Parker Common Stock. The purchase price for each share of Parker Common Stock subject to each such option will be the closing sales price of Parker Common Stock on the closing date. Each such option will vest and become exercisable with respect to (1) 20% of the shares covered thereby on the closing date and (2) an additional 20% of the shares covered thereby on each of the first, second, third, and fourth anniversaries of the closing date.

         Based on the Superior Options outstanding at the Superior record date and assuming none of such Superior Options are exercised prior to the Effective Time, Parker will be required at the Effective Time to reserve an aggregate of 1,717,463 shares of Parker Common Stock for issuance upon exercise of Superior Options, and an aggregate of 300,000 shares of Parker Common Stock for issuance upon exercise of the Parker Options granted to the four key employees of Superior.

CONDITIONS TO THE MERGER

         Parker and Superior are obligated to consummate the merger only if the conditions listed below are either satisfied or waived:

         o A majority of Superior stockholders must have approved the merger agreement and the merger;
         o A majority of Parker stockholders must have approved the charter amendment and the share issuance;
         o No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the merger;
         o Parker and Superior must have obtained all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the merger and the other contemplated transactions related to the merger will be in compliance with applicable laws. This condition only applies where the failure to comply with it would have a material adverse effect on the business, financial condition or results of operations of Superior as the surviving corporation, taken as a whole after consummation of the merger;
         o The shares of Parker Common Stock to be issued in the merger and the shares of Parker Common Stock which are issuable upon the exercise of any Superior Options that are to become options to purchase Parker Common Stock pursuant to the merger agreement shall have been approved for listing on the New York Stock Exchange; and
         o All approvals of private persons or corporations, except for the consent of the lenders under the Superior revolving credit facility, shall have been obtained. This condition only applies if (i) the consent is necessary for the consummation of the merger or the other contemplated transactions and (ii) failure to obtain the consent would have a material adverse effect on the business, financial condition or results of operations of Superior as the surviving corporation, taken as a whole after the consummation of the merger.

         The obligation of Parker to effect the merger is, at the option of Parker, also subject to the fulfillment at or prior to the closing date of the following conditions, any or all of which may be waived by the parties to the merger agreement, in whole or in part, to the extent permitted by applicable law:

         o Each of the representations and warranties made by Superior in the merger agreement that is qualified as to materiality must be true and correct, and each of such representations and warranties that is not so qualified as to materiality must be true and correct in all material respects, as of October 28, 1998 and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the closing date as though such representations and warranties had been made at that time. Superior must have complied with or performed, in all material respects, the covenants and conditions required by the merger agreement on or before the closing date. The chief executive officer of Superior must have also signed a certificate to that effect;
         o Since October 28, 1998, there must have been no material adverse effects on the financial condition, results of operations or business of Superior and its subsidiaries, taken as a whole. The chief executive officer of Superior must have also signed a certificate to that effect;
         o Superior must have received, and furnished written copies to Parker of each of the Superior Affiliates' Agreements required pursuant to the merger agreement;
         o Parker must have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Superior, an opinion dated the closing date regarding the authorization of Superior to enter into the proposed transactions;
         o Parker must have received from Vinson & Elkins L.L.P. an opinion regarding the tax consequences of the merger.

         The obligation of Superior to effect the merger is, at the option of Superior, also subject to the fulfillment at or prior to the closing date of the following conditions, any or all of which may be waived by the parties to the merger agreement, in whole or in part, to the extent permitted by applicable law:

         o Each of the representations and warranties made by Parker and Saints in the merger agreement that is qualified as to materiality must be true and correct, and each of such representations and warranties that is not so qualified as to materiality must be true and correct in all material respects, as of October 28, 1998 and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the closing date as though such representations and warranties had been made at that time. Parker must have complied with or performed, in all material respects, the covenants and conditions required by the merger agreement on or before the closing date. The chief executive officer of Parker also must have signed a certificate to that effect;
         o Since October 28, 1998, there must have been no material adverse effects on the financial condition, results of operations or business of Parker and its subsidiaries, taken as a whole. The chief executive officer of Parker also must have signed a certificate to that effect;
         o Superior must have received from Vinson & Elkins L.L.P., counsel to Parker, an opinion dated the closing date regarding the authority of Parker to enter into the proposed transaction;
         o Superior must have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. an opinion regarding the tax consequences of the merger.

         There can be no assurance that all of the conditions to the merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations and warranties of each of Superior and Parker relating to, among other things:

         o       its organization and similar corporate matters;
         o       its capitalization;
         o the authorization, execution, delivery, performance and enforceability of the merger agreement and the absence of conflicts, violations and defaults under any laws, regulations, or orders, its charter and bylaws, and certain other agreements and documents;
         o       approvals of Governmental Authorities;
         o the documents and reports filed by it with the Commission and the accuracy of the information contained therein;
         o       the absence of certain undisclosed liabilities;
         o       the absence of certain changes and events;
         o       certain tax matters;
         o       the receipt of an opinion from its investment bankers;
         o       its brokers or investment bankers involved in the transaction;
                 and
         o       certain business practices.

         Superior has also made various representations and warranties in the merger agreement relating to:

         o       the voting requirements to approve the merger;
         o       its insurance policies;

         o       title to its properties;
         o       certain environmental matters;
         o       the incurrence or payment of unusual liabilities;
         o       certain contingent payment obligations;
         o       severance payments;
         o       its labor relations;
         o permits and orders from Governmental Authorities required to conduct its business;
         o       its litigation and compliance with laws; and
         o       its employee benefit plans.

         The representations and warranties of Superior and Parker also extend in many respects to their respective subsidiaries and, in the case of Parker, Saints joins in the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

         SUPERIOR. Superior has agreed that, prior to the Effective Time, unless expressly contemplated by the merger agreement or otherwise consented to in writing by the other, it will and will cause each of its subsidiaries:

         o to operate its business in the ordinary course consistent with past practices;
         o to use its reasonable efforts to preserve intact its business organization, to maintain its authorizations, to retain the services of its key employees and to maintain its relationships with its customers and suppliers;
         o to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;
         o to use all reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained;
         o       to perform its obligations under existing contracts;
         o to use its best efforts to obtain an opinion from its legal counsel that the merger will be treated as a tax-free merger; and
         o       to obtain the required Affiliates' Agreements.

         PARKER. Parker has agreed to use all reasonable efforts to obtain listing approval from the New York Stock Exchange for the shares to be issued in the merger and for the shares to be reserved for issuance upon the exercise of the options to be granted to Superior stockholders. Parker has also agreed to use its best efforts to obtain an opinion from its legal counsel that the merger will be treated as a tax-free merger.

         NEGATIVE COVENANTS

         SUPERIOR. Superior has agreed that, prior to the Effective Time, unless expressly contemplated by the merger agreement or otherwise consented to in writing by Parker, neither it nor its subsidiaries will:

         o issue, sell, pledge, dispose of, encumber, split, reclassify, redeem, or purchase or offer to acquire any of its capital stock except in connection with the exercise of outstanding Superior Options;
         o       amend its charter or bylaws;
         o modify or terminate any of its benefit plans, or pay any benefits not in accordance with its existing benefit plans;
         o pay any dividend payable in cash, stock, property or otherwise;
         o increase the compensation or benefits of any director, officer or key employee except as required by contract;
         o commence any legal proceedings not in accordance with past practice or settle any claims not covered by insurance for an amount in excess of $50,000;
         o lend funds for purposes unrelated to business or in a manner not consistent with past business practices;
         o make any capital expenditures in excess of $5.3 million dollars in the fourth quarter of 1998 or in excess of $200,000 in 1999;
         o sell or encumber its assets or assume liabilities or prepay indebtedness not consistent with past practices;
         o       enter into certain business combinations;
         o make certain purchases of assets or securities not consistent with past practices; and

         o take any action that might result in any of its representations or warranties become false, or prevent any of its conditions to the merger from occurring.

         PARKER. Parker has agreed not to take any action that might result in any of its representations or warranties becoming false, or prevent any of its conditions to the merger from occurring, nor to permit any of its subsidiaries from doing the same. In addition, Parker agreed that neither it nor its subsidiaries would enter into certain mergers, consolidations or business combinations that would prohibit the consummation of merger.

         ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the merger agreement, Parker and Superior have each agreed to make available, and to cause their respective subsidiaries to make available, to the other party and its representatives such information with respect to its business and affairs as the other party shall reasonably request and shall confer with the other party as to the business operations. Parker and Superior are also required to notify the other of the occurrence of any material operational matters.

NO SOLICITATION

         Superior has agreed that neither it nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, representative or agent of Superior or its subsidiaries do any of the following:

         o solicit or knowingly encourage, including by way of furnishing information, or take any other action to knowingly facilitate the initiation of any inquiries or proposals regarding (A) any merger, combination, tender offer, share exchange, sale of shares of capital stock or similar business combination transactions involving Superior or its subsidiaries, or the acquisition, directly or indirectly, of a material interest in any voting securities of Superior or any of the Superior subsidiaries or (B) any sale or other disposition, directly or indirectly, of 5% or more of the assets of Superior and the Superior subsidiaries, taken as a whole (any of the transactions being referred to herein as a "Superior Acquisition Transaction");
         o negotiate or otherwise engage in discussions with any person (other than Parker, Saints or their directors, officers, employees, agents and representatives) with respect to any Superior Acquisition Transaction;
         o enter into any agreement, arrangement or understanding requiring it to terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement; or
         o       agree to endorse or endorse any Superior Acquisition
                 Transaction.

         Notwithstanding the above, nothing in the merger agreement prevents the members of the Board of Directors of Superior from:

         o furnishing information pursuant to a confidentiality agreement to or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Superior Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that,

                 (A) the Board of Directors of Superior, based on the written opinion of outside counsel, determines in good faith that such action is required for the Board of Directors of Superior to comply with its fiduciary duties to stockholders imposed by law,
                 (B) such Alternative Proposal is not conditioned on the receipt of financing, the Board of Directors of Superior has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to the stockholders of Superior than the merger, and the Board of Directors of Superior has received a written opinion from a nationally-recognized investment banking firm to the effect that the consideration to be received by stockholders of Superior in connection with such Alternative Proposal is better, from a financial point of view, to the consideration to be received by them in the merger,
                 (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Superior provides written notice to Parker to the effect that it is furnishing information to, or entering into negotiations with, such person or group, and
                 (D) Superior keeps Parker informed of the status and all material information with respect to any such discussions or negotiations; and

         o to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

CERTAIN POST-MERGER MATTERS

         Once the merger is consummated, Saints will cease to exist as a corporation, and Superior, as the surviving corporation, will succeed to all of the assets, rights and obligations of Saints.

         Pursuant to the merger agreement, the certificate of incorporation and the bylaws of Saints, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the surviving corporation until amended as provided therein and pursuant to the DGCL.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

         The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Parker and/or Superior:

         o       by mutual consent of Parker and Superior;
         o by either Parker or Superior if the merger has not been effected on or before May 31, 1999; provided, however, that the right to terminate the merger agreement shall not be available to a party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date; provided, further, that the merger agreement may be extended by written notice of either Parker or Superior to a date not later than August 31, 1999, if the merger shall not have been consummated as a result of Parker or Superior having failed by May 31, 1999 to receive all required permits and orders with respect to the merger or as a result of entering of an order by a court or governmental authority;
         o by either Parker or Superior upon a final, nonappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of the merger;
         o by either Parker or Superior if the stockholders of Superior fail to approve the merger agreement at the Superior Special Meeting;
         o by either Parker or Superior if the stockholders of Parker fail to approve the charter amendment or the share issuance at the Parker Annual Meeting;
         o by Parker if there has been a material breach of any representation or warranty or covenant set forth in the merger agreement by Superior, such that the closing conditions set forth in the merger agreement would not be satisfied, which breach has not been cured within 30 days following receipt by Superior of notice of such breach;
         o by Superior if there has been a material breach of any representation or warranty or covenant set forth in the merger agreement by Parker, such that the closing conditions set forth in the merger agreement would not be satisfied, which breach has not been cured within 30 days following receipt by Parker of notice of such breach;
         o by Parker if (i) the Board of Directors of Superior withdraws, modifies or changes its recommendation of the merger agreement or the merger or shall have resolved to do any of the foregoing or the Board of Directors of Superior shall have recommended to the stockholders of Superior any Alternative Proposal or resolved to do so; (ii) a tender offer or exchange offer for 30 percent or more of the outstanding shares of Superior Common Stock is commenced and the Board of Directors of Superior, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 30 percent or more of the then outstanding shares of Superior Common Stock; or
         o by Superior, if Superior accepts an Alternative Proposal and pays to Parker $7 million.

         Subject to limited exceptions, including the survival of the agreement of Superior to pay a termination fee to Parker under certain circumstances, as discussed below, in the event of the termination of the merger agreement, the merger agreement shall become void, there shall be no liability on the part of Parker, Saints or Superior to the other and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any intentional misrepresentation or breach of any covenants or agreements under the merger agreement.

         The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the merger by the stockholders of Superior, the merger agreement may only be amended as permitted by provisions of the DGCL.

EXPENSES AND TERMINATION FEE

         All costs and expenses incurred in the proposed transaction shall be paid by the parties incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parker and Superior.

         The merger agreement provides that should Superior withdraw or modify in any adverse manner its Board's approval or recommendation of the merger agreement and the merger, approve or recommend any Alternative Proposal or resolve to take any such action, and should Parker exercise its right to terminate the merger agreement as a result, then Superior shall pay to Parker a termination fee of $7 million.

         If the merger agreement is terminated by Parker upon a change in the recommendation of the Superior Board of Directors, upon the failure of the Superior Board to recommend against the acceptance of a tender offer or exchange offer, or upon the acquisition by any person of more than 30 percent of the outstanding shares of Superior Common Stock, then Superior shall pay to Parker a termination fee equal to $7 million.

         If the merger agreement is terminated by Parker or Superior because of the failure to obtain the necessary Superior stockholder approval, or by Parker if Superior shall have materially breached a representation or warranty, and within 12 months of any such termination, Superior or any of the Superior subsidiaries accepts a written offer or enters into a written agreement with another person to consummate or enter into a business combination transaction with such person or any of its affiliates and Superior or such Superior subsidiary is acquired, through merger, consolidation, share exchange, sale of assets or otherwise, by such person or any of its affiliates, then Superior shall at the closing (and as a condition of such closing) pay to Parker a termination fee of $7 million.

INDEMNIFICATION

         The merger agreement provides that after the Effective Time, Parker and Saints shall, to the extent provided in the certificate of incorporation or bylaws of Superior immediately prior to the Effective Time, indemnify, defend and hold harmless each person who was, at or prior to October 28, 1998, or who becomes prior to the Effective Time, an officer, director or employee of Superior or its subsidiaries against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Superior or any of the Superior subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time.

         The merger agreement also provides that, for a period of four years after the Effective Time, Parker will, subject to certain limitations, cause to be maintained in effect Superior's current directors' and officers' liability insurance policy for the benefit of those persons who are currently covered by such policy on terms no less favorable than the terms of such current insurance coverage. Parker is not required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by Superior for such insurance.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial information combines the historical consolidated balance sheets and statement of operations of Parker for the fiscal year ended August 31, 1998 and Superior for the nine months ended September 30, 1998, after giving effect to the merger, assuming the merger had been effective for all periods presented. This information should be read in conjunction with the historical financial statements. These statements were prepared using the purchase method of accounting for business combinations and are based on the assumptions set forth in the notes hereto. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the dates as of which, or at the beginning of the periods for which, the merger is being given effect, nor is it necessarily indicative of future operating results or financial position.

                              UNAUDITED PRO FORMA
                                 BALANCE SHEET
                                 (IN THOUSANDS)


                                                           AS OF
                                                  --------------------------
                                                  AUGUST 31,   SEPTEMBER 30,
                                                     1998           1998
                                                  ----------   -------------
                                                    PARKER        SUPERIOR      ADJUSTMENTS         PRO FORMA
                                                  ----------   -------------    -----------         ----------
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
    Cash and cash equivalents ...............     $   45,254     $    2,847      $       --         $   48,101
    Other short-term investments ............          9,999             --              --              9,999
    Accounts and notes receivable ...........        113,050         23,151              --            136,201
    Rig materials and supplies ..............         22,596          3,998              --             26,594
    Other current assets ....................         13,993          3,182              --             17,175
                                                  ----------     ----------      ----------         ----------
         Total current assets ...............        204,892         33,178              --            238,070
                                                  ----------     ----------      ----------         ----------
Property, plant and equipment ...............      1,160,165         79,586            (626)(a)      1,239,125
    Less accumulated depreciation
          and amortization ..................        432,325          7,551          (7,551)(a)        432,325
                                                  ----------     ----------      ----------         ----------
    Property, plant and equipment net .......        727,840         72,035           6,925            806,800
                                                  ----------     ----------      ----------         ----------
Goodwill ....................................        216,973         36,311           4,544(a)         264,828
                                                                                      7,000(b)
Other noncurrent assets .....................         50,839            952              --             51,791
                                                  ----------     ----------      ----------         ----------
    Total assets ............................     $1,200,544     $  142,476      $   18,469         $1,361,489
                                                  ==========     ==========      ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt .......     $   21,469     $       --      $       --         $   21,469
    Accounts payable ........................         48,943          7,016              --             55,959
    Accrued liabilities .....................         41,766          4,446           7,000(b)          53,212
    Accrued income taxes ....................          6,032             --              --              6,032
                                                  ----------     ----------      ----------         ----------
         Total current liabilities ..........        118,210         11,462           7,000            136,672
                                                  ----------     ----------      ----------         ----------
Long-term debt ..............................        630,090         26,769              --            656,859
Deferred income taxes .......................         47,400          7,835           2,606(a)          57,841
Other long-term liabilities .................         26,882             --              --             26,882
Stockholders' equity:
    Preferred stock .........................             --             --              --                 --
    Common stock ............................         12,794             29             (29)(a)         17,473
                                                                                       4,679(a)
    Capital in excess of par value ..........        341,099         78,767         (78,767)(a)        441,693
                                                                                     100,594(a)
    Retained earnings .......................         24,069         19,765         (19,765)(a)         24,069
    Other ...................................             --         (2,151)          2,151(a)              --
                                                  ----------     ----------      ----------         ----------
         Total stockholders' equity .........        377,962         96,410           8,863            483,235
                                                  ----------     ----------      ----------         ----------
         Total liabilities and
             stockholders' equity ...........     $1,200,544     $  142,476      $   18,469         $1,361,489
                                                  ==========     ==========      ==========         ==========

                              UNAUDITED PRO FORMA
                            STATEMENT OF OPERATIONS
                    (in thousands except earnings per share)


                                                             FOR TWELVE MONTHS ENDED
                                                  ------------------------------------------
                                                          AUGUST 31,           SEPTEMBER 30,
                                                            1998                  1998
                                                  --------------------------   ------------
                                                  PARKER(1)      HERCULES(2)    SUPERIOR(3)    ADJUSTMENTS         PRO FORMA
                                                  ---------      ----------    ------------    -----------         ---------
Revenues:
     Drilling contracts .....................     $ 446,565      $  25,486      $      --      $     (82)(h)         471,969
     Rental tools ...........................        32,723             --         54,556             --              87,279
     Well services ..........................            --             --         30,151             --              30,151
     Other ..................................         1,935             --          5,426             --               7,361
                                                  ---------      ---------      ---------      ---------           ---------
                                                    481,223         25,486         90,133            (82)            596,760
                                                  ---------      ---------      ---------      ---------           ---------
Operating expenses:
     Drilling contracts .....................       295,602         13,746             --          2,880(e)          312,224
                                                                                                      (4)(h)
     Rental tools ...........................        13,749             --         19,313         13,914(e)           46,976
    Well services ...........................            --             --         19,324          5,064(e)           24,388
     Other ..................................         2,365             --          2,168          2,124(e)            6,657
     Depreciation and amortization ..........        68,574          2,386          6,819            938(c)           80,554
                                                                                                   1,851(d)
                                                                                                     (14)(h)
     General and administrative .............        17,273          9,513         21,102        (30,615)(e,i)        17,273
                                                  ---------      ---------      ---------      ---------           ---------
          Total operating expenses ..........       397,563         25,645         68,726         (3,862)            488,072
                                                  ---------      ---------      ---------      ---------           ---------
 Operating income ...........................        83,660           (159)        21,407          3,780             108,688
                                                  ---------      ---------      ---------      ---------           ---------
 Other income (expense):
    Interest expense ........................       (49,389)        (1,040)        (1,258)         1,040(f)          (50,647)
     Interest income ........................         5,732             --             --             --               5,732
     Other ..................................         4,524             --          1,176             --               5,700
                                                  ---------      ---------      ---------      ---------           ---------
          Total other income (expense) ......       (39,133)        (1,040)           (82)         1,040             (39,215)
                                                  ---------      ---------      ---------      ---------           ---------
Income (loss) before income taxes ...........        44,527         (1,199)        21,325          4,820              69,473
                                                  ---------      ---------      ---------      ---------           ---------
Income tax expense (benefit) ................        16,435         (1,051)         8,076          5,525(g)           25,010
                                                                                                   1,051(g)
                                                                                                  (5,026)(j)
                                                  ---------      ---------      ---------      ---------           ---------
Net income (loss) ...........................     $  28,092      $    (148)     $  13,249      $   3,270           $  44,463
                                                  =========      =========      =========      =========           =========

Earnings per share:
     Basic ..................................     $    0.37                                                        $    0.42
                                                  =========                                                        =========
     Diluted ................................     $    0.36                                                        $    0.42
                                                  =========                                                        =========
Weighted average shares
     outstanding:
     Basic ..................................        76,658                                                          104,731
                                                  ========                                                         =========
     Diluted ................................        77,789                                                          105,862
                                                  ========                                                         =========

----------

(1) Includes the operations of Hercules from December 31, 1997 through August 31, 1998.

(2) Includes the results of operations of Hercules for the period September 1, 1997 through December 30, 1997.

(3) Includes the results of operations of Superior for the period October 1, 1997 through September 30, 1998.

        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a) To record the issuance of 0.975 of a share of Parker Common Stock for each outstanding share of Superior Common Stock, record Superior assets at fair market value, remove Superior historical accumulated depreciation and record goodwill. As of November 11, 1998, Superior had common stock outstanding in the amount of 28,792,523 shares. Based on the conversion ratio of 0.975, 28,072,710 shares of Parker common stock will be exchanged for all outstanding Superior shares. Total value of the stock exchanged, derived using a Parker per share price of $3.75, approximates $105.3 million. The purchase price plus assumed liabilities has been allocated to Superior as follows:

                                                                                    (in thousands)
                   Cash and cash equivalents . . . . . . . . . . . . . . . . .     $         2,847
                   Accounts and notes receivable . . . . . . . . . . . . . . .              23,151
                   Supplies and other current assets . . . . . . . . . . . . .               7,180
                   Property, plant and equipment . . . . . . . . . . . . . . .              78,960
                   Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . .              40,855
                   Other assets  . . . . . . . . . . . . . . . . . . . . . . .                 952
                   Liabilities assumed:
                   Accounts payable and accrued liabilities  . . . . . . . . .             (11,462)
                   Long-term debt  . . . . . . . . . . . . . . . . . . . . . .             (26,769)
                   Deferred income taxes . . . . . . . . . . . . . . . . . . .             (10,441)
                                                                                   ---------------

                   Total Transaction Value . . . . . . . . . . . . . . . . . .     $       105,273
                                                                                   ===============

(b)      To record the transaction costs related to the Superior acquisition.

(c) To adjust depreciation expense on Superior assets acquired using allocated purchase price. Depreciation was calculated using a ten-year life for rental and plug and abandonment equipment. Goodwill is amortized over a 30-year life.

(d) To adjust depreciation expense on Hercules assets acquired using allocated purchase price. Depreciation was calculated using a 15-year life for jackup and platform rigs. Goodwill is amortized over a 30-year life.

(e) Reclassify the general and administrative expense of Superior to rental, plug and abandonment and other expense and of Hercules to drilling expense.

(f)      Eliminate interest expense on Hercules debt not assumed.

(g) Eliminate current U.S. federal income taxes recorded by Hercules due to Parker's net operating loss carry forwards and to record deferred income tax expense.

(h) Eliminate operating results related to Rig 1 which was sold by Hercules in October, 1997.

(i) To adjust the Hercules operating results for non-recurring expenses associated with the Hercules acquisition, consisting primarily of bonuses paid to certain Hercules employees and costs associated with retiring Hercules' long term debt.

(j) Eliminate current U.S. federal income taxes recorded by Superior due to Parker's net operating loss carryforwards and record deferred income tax expense and state income tax expense.

Contingent Payments:

         During 1997 and 1998, Superior acquired various companies for cash and stock. Included as part of the various purchase agreements were additional cash payments that may be required based on the acquired companies earnings before interest, taxes, depreciation and amortization. These additional payments, if any, as specified in the various purchase agreements will not, in total, exceed $70 million. If the acquired companies meet their maximum multiple of earnings before interest, taxes, and depreciation and amortization, pro forma goodwill amortization expense would increase by approximately $2.4 million. Due to the uncertainty and the difficulty of estimating these potential payments, they have not been reflected in the pro forma statements.

                      DESCRIPTION OF PARKER CAPITAL STOCK

GENERAL

         The following description of provisions of the certificate of incorporation and bylaws of Parker is general and does not purport to be complete. It is qualified in its entirety by the actual terms of such documents, which are incorporated by reference.

PARKER COMMON STOCK

         Parker is authorized to issue 120,000,000 shares (170,000,000 shares assuming stockholder approval of the charter amendment) of Parker Common Stock, par value $0.16 2/3. As of September 30, 1998, there were 76,783,045 shares of Parker Common Stock issued and outstanding and approximately 3,600 holders of record of Parker Common Stock. The holders of Parker Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Parker Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Parker Preferred Stock (as defined below), the holders of Parker Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Parker out of legally available funds. In the event of liquidation, dissolution or winding up of Parker, the holders of Parker Common Stock are entitled to share ratably in all assets of Parker remaining after the full amounts, if any, to which the holders of outstanding Parker Preferred Stock are entitled. The holders of Parker Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Parker Common Stock are subject to those of holders of Parker Preferred Stock.

RIGHTS TO PURCHASE PREFERRED STOCK

         On July 14, 1998, the Board of Directors of Parker declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Parker Common Stock held of record on July 15, 1998 and approved the further issuance of Rights with respect to all shares of Parker Common Stock that are subsequently issued. The Rights were issued pursuant to a Rights Agreement dated as of July 14, 1998, as amended, between Parker and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agreement"). Each Right now entitles the registered holder to purchase from Parker one-thousandth of a share of Junior Participating Preferred Stock at a price of $30 per one-thousandth of a share (the "Purchase Price"), subject to adjustment. Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for Parker Common Stock and will not be transferable apart from the Parker Common Stock.

         Detachment of Rights; Exercise. The Rights are currently attached to all certificates representing outstanding shares of Parker Common Stock and no separate Right Certificates have been distributed. The Rights will separate from the Parker Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of Parker except Equitable Companies/Alliance Capital and its affiliates and successors (the "Grandfathered Stockholders") to the extent that such Grandfathered Stockholder's ownership does not exceed 20% or their investment intent changes as indicated in a subsequently filed Schedule 13D, or (ii) ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

         The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of Parker Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

         If a person or group were to acquire 15% or more of the Voting Shares of Parker, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of Parker Common Stock (or under certain circumstances, the equivalent number of one- thousandths of a share of Parker Junior Participating Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

         If Parker were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

         Antidilution and Other Adjustments. The number of shares (or fractions thereof) of Parker Junior Participating Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Parker Junior Participating Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Parker Common Stock or a stock dividend on the Parker Common Stock payable in Parker Common Stock or subdivisions, consolidations or combinations of the Parker Common Stock occurring, in any such case, prior to the Distribution Date.

         Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of Parker and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of Parker, the Parker Board of Directors may, at its option, issue Parker Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Parker Common Stock (or one-thousandth of a share of Parker Junior Participating Preferred Stock) for each Right subject to adjustment.

         Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Parker Board of Directors may redeem all but not less than all the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Parker Board of Directors in its sole discretion may establish. Immediately upon the action of the Parker Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Expiration; Amendment of Rights. The Rights will expire on June 30, 2008, unless earlier redeemed or exchanged. The terms of the Rights may be amended by the Parker Board of Directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

         The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Parker without the approval of the Parker Board of Directors. The Rights should not, however, interfere with any merger or other business combination that is approved by the Parker Board of Directors.

         The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference and is available free of charge from Parker.

PARKER PREFERRED STOCK

         Parker's charter authorizes the Board of Directors, without further stockholder action, to issue up to 1,942,000 shares of preferred stock ("Preferred Stock") from time to time in one or more series and with the designations, voting powers, dividend rates, conversion rights, redemption rights, liquidation price and other rights, limitations and restrictions as the Board may deem appropriate. As of the date of this Prospectus, no shares of Preferred Stock are outstanding or designated. The effects of the authorization and issuance of a new series of Preferred Stock will be dependent upon the provision adopted by the Board of Directors but could include:

         o restrictions on dividends on Parker Common Stock if dividends on such new series of Preferred Stock have not been paid;
         o dilution of the voting power of Parker Common Stock to the extent that such new series of Preferred Stock has voting rights or to the extent that any such new series of Preferred Stock is convertible into Parker Common Stock;
         o       dilution of the equity interest of Parker Common Stock; and
         o limitation on the right of holders of Parker Common Stock to share in Parker's assets upon liquidation until satisfaction of any liquidation preference attributable to such new series of Preferred Stock.

         While the ability of Parker to issue Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of Parker.

CERTAIN PROVISIONS OF PARKER CHARTER AND BYLAWS

         The Parker charter contains provisions that, in accordance with the DGCL, limit the liability of directors of Parker for breach of fiduciary duty by directors acting in such capacity. Pursuant to these provisions, directors of Parker may be liable for breach of fiduciary duty only (a) under Section 174 of the DGCL (relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation) or (b) if, in addition to any and all other requirements for such liability, any such director (i) shall have breached the duty of loyalty to Parker, (ii) in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iii) shall have derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Parker Common Stock is Norwest Bank Minnesota, N.A.

             COMPARATIVE RIGHTS OF PARKER AND SUPERIOR STOCKHOLDERS

         Upon consummation of the merger, the stockholders of Superior will become stockholders of Parker. The rights of the stockholders of both Parker and Superior are governed by and subject to the provisions of the DGCL. The rights of current Superior stockholders following the merger will be governed by the Parker charter and bylaws rather than the provisions of the Superior charter and bylaws. The following is a brief summary of certain differences between the rights of Parker stockholders and the rights of Superior stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Parker charter and bylaws and the Superior charter and bylaws.

VOTING RIGHTS

         Neither Parker's nor Superior's charter provides for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETINGS

         The Parker bylaws provide that a special meeting of the stockholders shall be called whenever stockholders owning 75% of the shares of the corporation entitled to vote make application therefor in writing. By contrast, Superior's bylaws provide that a special meeting of the stockholders may be called by stockholders owning at least 10% of the capital stock of the corporation.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         Neither the Parker charter or bylaws nor the Superior charter or bylaws contain any provisions that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions involving Parker or Superior, respectively. The DGCL generally would require that such a transaction be submitted to the affected stockholders at an annual or special meeting and that a majority of the outstanding stock of the affected entity vote in favor of such a transaction.

ACTION BY WRITTEN CONSENT

         Neither the charter or bylaws of Parker nor the charter or bylaws of Superior contain any provisions permitting stockholders to act without a meeting.

AMENDMENTS OF CHARTER OR BYLAWS

         The Parker and the Superior bylaws may be amended either by their respective Boards of Directors or by the holders of a majority of the outstanding shares of their respective capital stock present and entitled to vote at a meeting. The Parker and Superior charters may be amended upon a resolution of their respective Boards of Directors and the approval of the holders of a majority of the outstanding shares of their respective capital stock entitled to vote at a meeting.

POSSIBLE ANTI-TAKEOVER PROVISIONS

         In addition to the Preferred Stock provisions and the power to call special meetings, both discussed previously, Parker's charter contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render it more difficult for a third party to acquire control of Parker and remove Parker's management. Parker's bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms, with each class as nearly equal in number as possible. Any stockholder wishing to submit a nomination to the Board of Directors must follow certain procedures outlined in Parker's bylaws. By contrast, Superior does not have a classified, staggered board, and all of Superior's directors are elected annually. Moreover, no special procedures are required to be followed by Superior stockholders wishing to nominate a director.

         Certain outstanding contracts binding on Parker with respect to certain employees also may render it more difficult for a third party to remove management or attempt to acquire control of Parker.

         Parker has adopted a Rights Agreement as discussed in the "Description of Parker Capital Stock -- Rights to Purchase Preferred Stock" on page 48, but Superior has not adopted a similar agreement.

         Section 203 of the DGCL prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Since Parker has not amended its Restated Certificate of Incorporation or bylaws to exclude the application of Section 203, such section does apply to Parker and thus may inhibit an interested stockholder's ability to engage in a business combination with Parker. Superior, likewise, has not opted out of the application of Section 203.

REMOVAL OF DIRECTORS

         Parker's bylaws provide that stockholders representing a majority of the shares outstanding and entitled to vote may remove any director at any duly called special meeting of the stockholders (which, as stated above, requires the written application of 75% of the stockholders). Superior's bylaws state that a director maybe removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors and such action may be taken at any annual or special meeting (which, as stated above, requires a request by only 10% of the stockholders).

LIMITATION OF LIABILITY AND INDEMNIFICATION

         The personal liability of the directors of both Superior and Parker is eliminated to the fullest extent permitted by law and both companies are required to provide indemnification to its directors.

                THE PARKER ANNUAL MEETING -- ADDITIONAL MATTERS


ELECTION OF PARKER DIRECTORS

         In accordance with the charter and bylaws of Parker, the Board is presently composed of eight directors, divided into three classes. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a term expiring at the third succeeding Annual Meeting of Stockholders and the election and qualification of their successors. The Class I and Class II Directors serve until the Annual Meeting of Stockholders for 1999 and 2000, respectively, or until their successors are elected and qualified. Each current director was elected by the stockholders, except Mr. Barnes who was elected by the Board in March 1998 as a Class II Director and will stand for election in 2000.

         The two directors comprising Class III have been nominated for election at the meeting for the term expiring at the 2001 Annual Meeting of Stockholders and the election and qualification of their successors. The persons designated by the Board as nominees for election are Robert L. Parker and Robert L. Parker Jr. Each are currently directors, Mr. Parker Sr. and Mr. Parker Jr. having previously been elected by the stockholders. Each of the nominees have advised Parker of their willingness to serve if elected.

         In the event that any vacancy occurs by reason of the death or other unanticipated occurrence of the nominees for election as directors by the stockholders, the persons named as proxies on the enclosed proxy card have advised the Board of Directors that it is their intention to vote such proxy for such substitute nominee as may be proposed by the Board of Directors or vote to allow the vacancy created thereby to remain open until filled by the Board. The enclosed proxy card can only be voted for the persons who are nominees for director, or for any substituted nominee that may be proposed by the Board of Directors, and cannot be voted for any additional nominees who may be proposed by a stockholder at the meeting.

         The name, age and principal occupation of the nominees for election as directors and each of the other directors whose term of office will continue after the meeting are set forth below. Unless otherwise indicated, such persons have held their respective principal occupations stated therein for more than five years. Also included for each director is the year in which he first became a director of Parker, his positions and offices with Parker, other directorships and certain other biographical information.

         INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR


 ROBERT L. PARKER              Mr. Parker, Chairman of the Board, served as
                               President of Parker from 1954 until October
 Age 75                        1977 when he was elected Chief Executive
 Director Since 1969           Officer. Since December 1969 he has retained
                               the position of Chairman. He also serves on the Board of Directors of Clayton Williams
                               Energy, Inc., a company engaged in
                               exploration and production of oil and
                               natural gas; BOK Financial Corporation, a bank holding company organized under the laws of the State of Oklahoma; and Norwest
                               Bank Texas, Kerrville, N.A., a diversified financial services organization. He is the father of Robert L. Parker Jr.

 ROBERT L. PARKER JR.          Mr. Parker Jr., President and Chief
                               Executive Officer, joined Parker in 1973 and
 Age 50                        was elected President and Chief Operating
 Director Since 1973           Officer in 1977 and Chief Executive Officer
                               in December 1991. He previously was elected as Vice President in 1973 and Executive Vice
                               President in 1976. He currently serves on the Board of Directors of Alaska Air Group,
                               Inc., the holding company for Alaska
                               Airlines and Horizon Air Industries. He is the son of Robert L Parker.


              CONTINUING DIRECTORS (CLASS I -- WITH TERM OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

 DAVID L. FIST                 Mr. Fist is a member of the law firm of
                               Rosenstein, Fist & Ringold, Tulsa, Oklahoma,
 Age 67                        having been associated with the firm since
 Director Since 1986           1955. He serves as a Director of Peoples
                               State Bank and Alliance Business Investment
                               Company, a federally licensed small business investment company.

 JAMES W. LINN                 Mr. Linn is Executive Vice President and
                               Chief Operating Officer of Parker and has
 Age 52                        general charge of Parker's business affairs
 Director Since 1991           and its officers. He joined Parker in 1973
                               in Parker's international department. He then served in Parker's domestic operations, being named Northern U.S. District Manager in 1976. He was named a Senior Vice
                               President in September 1981 and was elected to his present position in December 1991. He is also a Director of Sarkeys Energy Center, University of Oklahoma.

 R. RUDOLPH REINFRANK          Since January 1, 1997, Mr. Reinfrank has
                               been Managing General Partner of Radar
 Age 43                        Reinfrank & Co., LLC Beverly Hills,
 Director Since 1993           California. From May 1993 through December
                               1996, Mr. Reinfrank was a Managing Director of the Davis Companies. From January 1, 1988 through June 30, 1993, Mr. Reinfrank was
                               Executive Vice President of Shamrock
                               Holdings, Inc.

             CONTINUING DIRECTORS (CLASS II) -- WITH TERM OF OFFICE
              EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

 EARNEST F. GLOYNA             Dr. Gloyna is presently a chaired professor
                               in Environmental Engineering at The
 Age 77                        University of Texas at Austin. He served as
 Director Since 1978           Dean, College of Engineering, from April
                               1970 to August 1987. He is also a consultant in environmental engineering through Earnest
                               F. Gloyna Enterprises, and is President of
                               Gloyna Properties, Inc. Dr. Gloyna serves as a member of the board of trustees of Southwest Research Institute, a nonprofit research institute, and on the Science and Technology Advisory Board of International
                               Isotopes, Inc.

 BERNARD DUROC-DANNER          Mr. Duroc-Danner is Chairman, President and
                               Chief Executive Officer of Weatherford
 Age 45                        International, Inc., having held said
 Director Since 1996           position since May 1998. For the previous
                               five years, he held the positions of
                               President, Chief Executive Officer and
                               Director of EVI, Inc., which acquired
                               Weatherford Enterra, Inc. in 1998 and
                               subsequently changed its name to Weatherford
                               International, Inc. Weatherford is an
                               international manufacturer and supplier of oil field equipment.

 JAMES E. BARNES               Mr. Barnes previously served as Chairman,
                               President and Chief Executive Officer of
 Age 64                        MAPCO Inc., a diverse Fortune 500 energy
 Director Since 1998           company, which merged earlier this year with
                               The Williams Companies. Mr. Barnes also
                               serves on the Boards of Kansas City Southern
                               Industries, Inc., BOK Financial Corp., and
                               SBC Communications Inc.


                              CORPORATE GOVERNANCE

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

         The full Board of Directors met seven times during fiscal year 1998 and one time during the period September 1, 1998 through November 30, 1998. The committees of the Board consist of an audit committee and a compensation committee. The Board does not have a nominating committee. All directors attended each meeting of the Board and committees on which they served, except for Mr. Duroc-Danner who was unable to attend the October 1998 Board meeting.

         The audit committee was comprised of Dr. Gloyna and Mr. Fist. The audit committee met one time in fiscal 1998 and one time in October 1998 for the purpose of reviewing and discussing with the independent auditors the scope and results of their audit, meeting with the internal audit manager to discuss future audit policy, reviewing the internal and external audit policies, and inquiring into financial, legal and other relevant matters.

         The compensation committee was comprised of Messrs. Fist and Reinfrank. The compensation committee convened two times in fiscal 1998 and one time in November 1998 for the purpose of reviewing executive and overall employee compensation and management recommendations for employee participation in Parker's equity compensation plans and discussing future compensation policies.

         Parker compensated all directors at a rate of $2,000 for board meetings during fiscal year 1998 and awarded each of the directors $500 as a holiday bonus. In addition, committee members received $1,000 for each meeting. Directors who are not full-time employees of Parker receive an annual retainer of $7,000 per year. Compensation for employee directors is included in the salary column of the Summary Compensation Table herein. On January 2, 1998, each non-employee director was issued an option to purchase 5,000 shares of common stock at a purchase price equal to the fair market value per share of the Parker Common Stock on such date.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation committee of the Board of Directors is comprised of two outside directors, Mr. David Fist and Mr. R. Rudolph Reinfrank. The Committee formally convened three times during the period September 1, 1997, through November 30, 1998 in addition to contacts by telephone and correspondence to discuss and share information necessary to establish, review and recommend the compensation policies and programs for officers and key employees.

COMPENSATION GUIDELINES

         The committee has established guidelines to attract, motivate and retain a talented executive team with the necessary skills and expertise to lead an international drilling service company, whose performance is essential to meet the business goals of efficient management and to maximize the value of the stockholders' investments. The guidelines are:

(1) Provide competitive cash compensation commensurate with individual contributions, level of responsibility and results in adapting to current market conditions and improving stockholder value;

(2) Reward executive officers and key employees for exceptional performance with regard to the business performance of Parker; and

(3) Utilize incentive stock options to motivate executive officers and other key employees toward effective management of Parker's operations that produces long-term profitability.

         One of the principal factors used by the committee in making recommendations on compensation is an analysis of how Parker compensates its executive officers and key employees in comparison with its peers. Due to the acquisitions over the last two years, the companies which are most similar to Parker's drilling operations in terms of equipment, areas, types of operations and customer base now consist of: Nabors Industries, Rowan Companies, Noble Drilling Corp., Helmerich & Payne, Pool Energy Services, Pride International and R&B Falcon. The committee compared the peer companies on the basis of "fixed annual pay", variable pay such as bonuses and stock options and total direct compensation of the top five executive officers individually and as a group. The committee also compared Parker's financial performance and cumulative stockholder returns to those of the peer companies, as well as to the indices on Parker's performance graph.

         Although base salary compensation is not directly tied to specific formulas and some subjectivity is involved, Parker takes into consideration performance based on the level of responsibility. Each executive officer's and key employee's performance is reviewed by his or her immediate supervisor based on initiative, business judgment, technical expertise and management skills. More specifically, the ability to execute Parker's plans and react to unanticipated change in events is considered. In addition, the committee considered the recent downturn in business and projected level of activity and cash needs for the coming year. Based on the foregoing, the committee agreed with management's recommendation to freeze salaries of the executive officers and key employees for the coming fiscal year.

         The second aspect of compensation considered by the committee is short term incentive compensation in the form of bonuses. This year Parker adopted an incentive bonus plan that rewards the performance of management and certain operations personnel based on actual financial and operating performance as compared to budget. The bonus calculation is weighted based on several performance measures, including cash flow, net income, return on capital employed and reductions in working capital. Because certain factors which affect the performance of Parker, such as the price of oil, level of exploration and development activity and worldwide economic conditions, are beyond the control of management and operations' personnel, there is also a subjective element involved in the process of determining bonuses recommended by management. Due to the decline in exploration and drilling activity during the second half of the fiscal year, the incentive compensation performance measures generally under-performed budget. Consequently, management recommended and the committee agreed that incentive bonuses be paid, but at a level generally lower than the historical base levels.

         With regard to equity incentives, the committee concurred with management regarding the following options granted during fiscal 1998: (1) 50,000 stock options to the new corporate controller, W. Kirk Brassfield, as part of his compensation package; (2) 200,000 and 150,000 stock options to Messrs. Seward and Hord, the president and vice president, respectively, of Hercules in connection with the retention of this management when Hercules was acquired by Parker on December 30, 1997; and (3) the issuance of 1,010,500 stock options to 83 middle management and other key employees consistent with the incentive compensation policy of Parker.

         In evaluating the need for additional equity incentives to the executive officers and the key employees, the committee considered the current incentive equity compensation of the personnel. After completing this evaluation process and taking into account the most recent grants and awards made in 1994 and stock options in 1997, the committee decided to defer any recommendations at the present time.

CHIEF EXECUTIVE OFFICER

         Robert L. Parker Jr. serves as the chief executive officer of Parker. The committee reviewed Mr. Parker's base salary, bonuses and participation in stock option plans for fiscal years 1996, 1997 and 1998 and compared those remuneration figures with the total annual cash compensation figures for the chief executive officers of the peer companies. In addition, the committee reviewed the financial performance and cumulative total return to stockholders of the peer companies and compared those results to the financial performance and cumulative total return to stockholders of Parker. Based on this analysis, the committee concluded that Mr. Parker's overall compensation package was comparable to the chief executive officers of the peer companies whose performance and business was most similar to that of Parker. Additionally, the committee discussed Mr. Parker's personal performance over the past 12 months, including the assimilation of Hercules into Parker, business developments and strategic planning, as well as his continued excellent reputation and contacts in the drilling industry. Based on its evaluation of these factors, the committee determined that Mr. Parker's existing incentive equity participation was adequate.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         Section 162(m) of the Internal Revenue Code imposes, for 1995 and future years, a limitation on the deductibility of certain executive officer compensation in excess of $1,000,000, subject to certain performance-related exceptions. The compensation committee has not yet adopted a formal policy with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The committee anticipates that all compensation paid to its executive officers during 1998 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. David L. Fist, a director of Parker and chairman of the compensation committee, is a lawyer with Rosenstein, Fist & Ringold, Tulsa, Oklahoma, a professional legal services corporation, which provides legal services for Parker. The fees paid to Parker to this firm constituted less than five percent of the firm's gross revenues during the latest fiscal year.

    The following table sets forth information concerning compensation for services rendered in all capacities to Parker by the chief executive officer and the three next most highly compensated executive officers of Parker (collectively, the "Named Executive Officers") for each of the three fiscal years ended August 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION                  LONG-TERM
                                                                               COMPENSATION AWARDS
                                                                             -----------------------
                                                                             RESTRICTED   SECURITIES
                                                                OTHER ANNUAL    STOCK     UNDERLYING       ALL OTHER
        NAME AND                           SALARY     BONUS     COMPENSATION    AWARD      OPTIONS/       COMPENSATION
   PRINCIPAL POSITION          YEAR      ($)(1)        ($)         ($)(2)      (S)($)       SARS(#)            ($)
------------------------      ------   ---------   ----------     --------     -------     --------       --------------
ROBERT L. PARKER JR            1998    $ 498,910   $  150,000     $     --          --           --       $ 10,552(3)(7)
President and Chief            1997      511,500      100,000           --          --      600,000         10,396
   Executive Officer           1996      476,583       80,000           --          --           --         12,283

ROBERT L. PARKER               1998      465,705       50,000       67,336          --           --        344,750(4)(7)
  Chairman                     1997      461,500           --       96,975          --      400,000        361,710
                               1996      447,417           --       81,660          --           --        382,249

JAMES W. LINN                  1998      313,538       85,000           --          --           --          8,765(5)(7)
Executive Vice                 1997      315,167       75,000           --          --      300,000          8,607
  President and                1996      269,417       50,000           --          --           --          9,974
  Chief Operating
   Officer

JAMES J. DAVIS                 1998      206,192       75,000           --          --           --          8,324(6)(7)
Sr. Vice President-            1997      200,667       65,000           --          --      300,000          8,167
  Finance and Chief            1996      189,833       40,000           --          --           --          9,544
    Financial Officer

----------
(1) For each of the employee directors, includes director's fees of $14,500, $24,500 and $12,500 for fiscal years 1998, 1997 and 1996, respectively.

(2) No compensation was received by the Named Executive Officers which requires disclosure in this column except for Mr. Parker whose Other Annual Compensation in 1998 includes $24,270 for tax preparation and $43,066 for salaries to employees who work jointly for Parker and the Robert L. Parker Trust.

(3) Mr. Parker Jr.'s All Other Compensation for 1998 is comprised of Parker's matching contributions to its 401(k) plan of $4,800, $355 representing the full dollar value of the term portion of a Parker paid premium for a split dollar life insurance policy and $4,792 representing the present value of the benefit of the non-term portion of that premium.

(4) Mr. Parker's All Other Compensation for 1998 is comprised of Parker's matching contributions to its 401(k) plan of $4,800, $45,324 representing the full dollar value of the term portion of a Parker paid premium for a split dollar life insurance policy and $294,626 representing the present value of the non-term portion of that premium.

(5) Mr. Linn's All Other Compensation for 1998 is comprised of Parker's matching contributions to its 401(k) plan of $4,800, $266 representing the full dollar value of the term portion of a Parker paid premium for a split dollar life insurance policy and $3,284 representing the present value of the benefit of the non-term portion of that premium.

(6) Mr. Davis' All Other Compensation for 1998 is comprised of Parker's matching contributions to its 401(k) plan of $4,800, $215 representing the full dollar value of the term portion of a Parker paid premium for a split dollar life insurance policy and $2,858 representing the present value of the benefit of the non-term portion of that premium.

(7) The present value of the benefit of the non-term portion of the split dollar life insurance policies was determined by calculating the present value of interest at risk on future premiums to be paid by Parker, assuming an interest crediting rate of 8%. The present value of the benefit of the non-term portion of a separate split dollar life insurance policy for Robert L. Parker was determined by multiplying the following factors: the non-term portion of the premium, an assumed interest crediting rate of 8 percent, 10 years (which is the number of years at which point the cash surrender value exceeds the total of premiums paid by Parker) and 8 percent (net present value).

OPTION/SAR GRANTS IN 1998

         There were no grants of stock options or SAR's to the named executive officers during fiscal 1998.

AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END 1998 OPTION/SAR VALUES

         The following table provides information on the Named Executive Officers' unexercised options at August 31, 1998. None of the Named Executive Officers exercised any options during 1998 and no stock appreciation rights have been granted since the inception of the 1994 Executive Stock Option Plan, nor are any allowable under the 1997 Stock Plan.


=======================================================================================================
                               NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS/SARS AT
                       OPTIONS/SAR'S AT AUGUST 31, 1998(#)              AUGUST 31, 1998($)(1)
                       -----------------------------------      -----------------------------------
        NAME             EXERCISABLE        UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
--------------------   ----------------    ---------------      -------------      ---------------
Robert L. Parker Jr.       406,000            360,000(2)                0                    0
--------------------   ----------------    ---------------      -------------      ---------------
Robert L. Parker           160,000            240,000(3)                0                    0
--------------------   ----------------    ---------------      -------------      ---------------
James W. Linn              244,000            180,000(4)                0                    0
--------------------   ----------------    ---------------      -------------      ---------------
James J. Davis             187,000            180,000(4)                0                    0
--------------------   ----------------    ---------------      -------------      ---------------


---------------

(1) The value per option is calculated by subtracting the exercise price of each option ($4.50 for previous awards under the 1994 Plan and $8.875 for all awards in 1997 under the 1994 and the 1997 Plans) from the price of Parker's Common Stock on the New York Stock Exchange. Because the closing price of Parker's Common Stock on the NYSE on August 31, 1998 ($4.00) was lower than the exercise price of each option, none of the options were "In-the-Money".

(2)      120,000 vest annually in 1999, 2000 and 2001.

(3)      80,000 vest annually in 1999, 2000 and 2001.

(4)      60,000 vest annually in 1999, 2000 and 2001.


STOCK PERFORMANCE GRAPH

         The following performance graph compares cumulative total stockholder returns on Parker's Common Stock compared to the Standard and Poor's Mid-Cap 400 Index and a Peer Group Index consisting of Nabors Industries, Rowan Companies, Noble Drilling Corp., Helmerich & Payne, Pool Energy Services and Pride International, calculated at the end of each fiscal year, August 31, 1994 through August 31, 1998. The composition of companies that comprise the Peer Group Index was increased based on the diversification of Parker during the last year to enable comparisons with peer companies whose operations and business most closely resemble that of Parker. The graph assumes $100 was invested on August 31, 1993 in Parker's Common Stock and in each of the referenced indices and assumes reinvestment of dividends.

                                     (GRAPH)


     MEASUREMENT PERIOD              PARKER DRILLING               S&P MIDCAP 400                  PEER GROUP
    (FISCAL YEAR COVERED)
            1993                           100                           100                           100
            1994                           76                            105                           73
            1995                           78                            126                           88
            1996                           97                            141                           134
            1997                           182                           194                           276
            1998                           55                            103                           76

SEVERANCE COMPENSATION AND CONSULTING AGREEMENTS

         Each officer named in the Summary Compensation Table and eleven additional officers of Parker have entered into Severance Compensation and Consulting Agreements (the "Agreements") with Parker. Each such agreement has a six-year term but is automatically extended on a year to year basis thereafter unless terminated or unless a change in control (as defined in the Agreements) occurs, in which case the Agreements will remain in effect until no more benefits are payable thereunder.

         After a change in control, if an officer is terminated other than for cause or resigns for good reason, the Agreements provide for a lump sum payment of three times the annual cash compensation, a one year consulting agreement at the officer's annual cash compensation and extended life and health benefits for four years.

         Subsequent to the execution of the Agreements, there has been no event of change in control that would trigger the payment of any benefits under the Agreements in the event of the termination of employment of the signatories thereto.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended, requires Parker's executive officers and directors and persons who beneficially own greater than 10 percent of a registered class of Parker's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the forms it has received, Parker believes that during 1998 all Section 16 filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with by such persons, with the exception that the Form 3 filing for Mr. Barnes, due within ten days of his election as a director, was six days late.

BOARD OF DIRECTORS PROPOSAL

SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has unanimously selected PricewaterhouseCoopers LLP as Parker's independent accountants for its 1999 fiscal year subject to ratification or rejection by the stockholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will attend the forthcoming Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions.

THE BOARD RECOMMENDS YOU VOTE FOR THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Parker was the beneficiary of a life insurance policy on Robert L. Parker, chairman of Parker, which was issued pursuant to a Stock Purchase Agreement approved by vote of the stockholders at the 1975 Annual Meeting on December 10, 1975. This agreement was entered into between Parker and the Robert
L. Parker Trust and originally provided that upon the death of Robert L. Parker, Parker would be required, at the option of the trust, to purchase from the trust at a discounted price the amount of Parker Common Stock which could be purchased with the proceeds of the policy of $7,000,000. Parker and the trust modified the Stock Purchase Agreement as of August 3, 1994, so that Parker would have the option, but not the obligation, to purchase the stock, at a discounted price, with the proceeds. In fiscal 1998, Parker surrendered this policy for a cash value of $2,009,000.

         As a part of the agreement to terminate the option held by the trust and to grant to Parker a limited option to purchase stock at a discounted price, Parker agreed to pay a premium of $655,019 annually for a split dollar last-to-die life insurance policy on Robert L. Parker and Mrs. Robert L. Parker. Upon the deaths of Mr. Parker and Mrs. Parker, Parker will be reimbursed by the Robert L. Parker and Catherine M. Parker Family Trust from the proceeds of the policy for the full amount of the premiums paid by Parker, with interest to be paid after fiscal year 1999 at a one-year treasury bill rate. Robert L. Parker and Parker agreed on or about October 15, 1996, that Parker would cash surrender a $500,000 Executive Life policy on his life, and, in exchange, the interest on the above-described policy would not begin accruing until March 2003. Robert L. Parker Jr., chief executive officer of Parker and son of Robert L. Parker, will receive as a beneficiary of the trust, one-third of the net proceeds of this policy. The face value of the policy is $13,200,000.

         As part of building business relationships and fostering closer ties to clients, companies traditionally host customers in a variety of activities. Over the years, Parker has found the most successful business development opportunities are providing customers with industry-related conferences and seminars, coupled with sporting and other outdoor activities.

         Robert L. Parker, through the Robert L. Parker, Sr. Family Limited Partnership (the "Limited Partnership") owns a 2,987 acre ranch near Kerrville, Texas, ("Cypress Springs Ranch") which the Limited Partnership makes available to Parker for customer retreats and forums and meetings for world-wide company management. The Cypress Springs Ranch provides lodging, conference facilities, sporting and other outdoor activities in conjunction with marketing and business purposes. The location of the ranch and its facilities help to attract a select group of oil and gas industry executives, including the chairmen and principal officers of major oil companies, and prominent national leaders who are provided the unique opportunity to meet annually and to actively participate in an exchange of ideas and discussion of current industry and world issues. Additionally, domestic and international drilling managers and other operations personnel representing major, independent and national oil company customers meet annually with company operations personnel for in-depth discussions on all phases of the industry and are afforded the opportunity to know one another on a personal basis. Robert L. Parker has a 50 percent general partnership interest and a 46.5 percent limited partnership interest in the Limited Partnership. The Limited Partnership also owns a 4,982 acre cattle ranch near Mazie, Oklahoma ("Mazie Ranch"), 40 miles from the corporate headquarters in Tulsa, Oklahoma. The Mazie Ranch is also used by Parker for outdoor activities by customers and is available to employees for outdoor activities and other family recreation.

         There is an understanding between Parker and the Limited Partnership that the Cypress Springs Ranch and the Mazie Ranch shall be available for company use without limitation. In consideration for the availability and use of these facilities, Parker pays only the portion of the ranch operating expenses based on its actual use of said facilities. The total amount of these operating expenses paid by Parker in fiscal year 1998 was approximately $148,393.

         Additionally, Parker uses a 1,380 acre ranch ("Camp Verde Ranch") owned by Robert L. Parker Jr., which is near the Cypress Springs Ranch. The Camp Verde Ranch is used to provide additional facilities and lodging for business functions at Cypress Springs Ranch, for which Parker pays only that portion of the ranch operating expenses based on the actual use of these facilities. The total amount of these operating expenses paid by Parker in fiscal 1998 was approximately $46,767.

         During fiscal year 1998, Parker and its subsidiaries purchased approximately $12,579,000 worth of drill pipe from Grant Prideco, Inc., a wholly-owned subsidiary of Weatherford International, Inc. Mr. Bernard Duroc-Danner, the Chairman of Weatherford International, Inc., is a director of Parker.

         Mr. Robert L. Parker Jr., James W. Linn and James J. Davis incurred tax liabilities of $163,092, $122,319 and $65,528, respectively, on January 5, 1998, in connection with the vesting of restricted stock granted to them by Parker pursuant to its 1991 Stock Grant Plan in 1995. As is customary, Parker paid the estimated taxes on these stock grants pursuant to an agreement that these executive officers would repay these amounts to Parker. At the present time Mr. Parker Jr. and Mr. Davis are indebted to Parker in the amount of $163,092 and $65,528, respectively.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information concerning beneficial ownership of Parker Common Stock as of September 30, 1998, by (a) all persons known by Parker to be beneficial owners of more than five percent (5%) of such stock, (b) each director and nominee for director of Parker, (c) each of the executive officers of Parker named in the Executive Compensation table, and (d) all directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.


                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED(1)
                                                                       NUMBER OF        PERCENT OF
         NAME OF BENEFICIAL OWNER                                       SHARES             CLASS
         -------------------------------------------------------    ---------------     ----------
         The Equitable Companies Incorporated ..................     11,959,816(2)        15.5%
         Robert L. Parker ......................................      4,297,569(3)         5.6%
         Robert L. Parker Jr ...................................        995,213(4)         1.3%
         James W. Linn .........................................        647,834(5)           *
         James J. Davis ........................................        477,739(6)           *
         Earnest F. Gloyna .....................................         59,900(7)           *
         R. Rudolph Reinfrank ..................................         54,000(8)           *
         David L. Fist .........................................         50,600(9)           *
         Bernard Duroc-Danner ..................................         40,000(10)          *
         James E. Barnes .......................................         30,000(11)          *
         W. Kirk Brassfield ....................................         50,000(12)          *
         All directors and all executive officers as a Group
         (10 persons) ..........................................      6,702,855(13)        8.7%

* Less than one percent
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power. Additionally, there are no voting or investment powers over shares which are represented by presently exercisable stock options.
(2) Based on information obtained from The Equitable Companies Incorporated as of September 30, 1998, 11,959,816 shares were beneficially owned by subsidiaries of The Equitable Companies Incorporated. The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P. and Donaldson Lufkin & Jenrette Securities Corporation beneficially owned 3,756,100, 7,554,500 and 2,000 shares, respectively, each having sole voting and dispositive power.
(3) Includes 67,200 shares owned by Mr. Parker's spouse, as to which shares Mr. Parker disclaims any beneficial ownership and has no voting control, 3,796,045 shares held by the Robert L. Parker Trust, over which Mr. Parker has sole voting control and shared dispositive power, options to purchase 240,000 shares under the 1994 Executive Stock Option Plan and options to purchase 160,000 shares under the 1997 Stock Plan.
(4) Includes 5,760 shares held as trustee for Mr. Parker Jr.'s nieces, as to which he disclaims any beneficial ownership, options to purchase 526,000 shares under the 1994 Executive Stock Option Plan and options to purchase 240,000 shares under the 1997 Stock Plan.
(5) Includes options to purchase 304,000 shares under the 1994 Executive Stock Option Plan and options to purchase 120,000 shares under the 1997 Stock Plan.
(6) Includes 77,200 shares held by Mr. Davis' spouse in a trust over which she is trustee only, options to purchase 247,000 shares under the 1994 Executive Stock Option Plan and options to purchase 120,000 shares under the 1997 Stock Plan.
(7) Includes 2,000 shares held in trust by Dr. Gloyna's spouse, as to which Dr. Gloyna disclaims beneficial ownership and options to purchase 45,000 shares.
(8)      Includes options to purchase 50,000 shares.
(9)      Includes options to purchase 50,000 shares.
(10)     Includes options to purchase 40,000 shares.
(11)     All shares are held by the James E. Barnes Revocable Trust.
(12)     Includes options to purchase 50,000 shares.
(13) This number of shares includes the total number of shares which may be acquired pursuant to the exercise of options by the directors and executive officers.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         It is expected that representatives of KPMG Peat Marwick LLP will be present at the Superior Special Meeting and PricewaterhouseCoopers LLP will be present at the Parker Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                  LEGAL MATTERS

         The validity of the Parker Common Stock to be issued in the merger will be passed upon for Parker by Vinson & Elkins L.L.P., Houston, Texas. Certain federal income tax consequences of the merger will be passed upon for Parker by Vinson & Elkins L.L.P., Houston, Texas, and for Superior by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.

                                     EXPERTS

         The consolidated financial statements of Parker as of August 31, 1998 and 1997, and for each of the three years in the period ended August 31, 1998, incorporated by reference in this Joint Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Superior as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

         Any proposals of holders of Parker Common Stock intended to be presented at the Annual Meeting of stockholders of Parker to be held in 1999 must be received by Parker, addressed to the Secretary of Parker at____________________, no later than __________, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

         Superior does not intend to hold a 1999 Annual Meeting prior to the scheduled consummation of the merger. If the merger is not consummated and Superior does hold a 1999 Annual Meeting, Superior will notify its stockholders of the meeting including the date by which any proposals of stockholders of Superior intended to be presented at the 1999 Annual Meeting must be received at Superior's executive offices in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A










                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            Parker Drilling Company,

                          Saints Acquisitions Company

                                      and

                         Superior Energy Services, Inc.

                                      and

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            PARKER DRILLING COMPANY,

                           SAINTS ACQUISITION COMPANY

                                       AND

                         SUPERIOR ENERGY SERVICES, INC.







                                OCTOBER 28, 1998

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   THE MERGER

1.1   The Merger...........................................................  1
1.2   Closing Date.........................................................  2
1.3   Consummation of the Merger...........................................  2
1.4   Effects of the Merger................................................  2
1.5   Certificate of Incorporation; Bylaws.................................  2
1.6   Directors and Officers...............................................  2
1.7   Conversion of Superior Common Stock..................................  2
1.8   Exchange of Certificates.............................................  3
1.9   Stock Transfer Books.................................................  6
1.10  Taking of Necessary Action; Further Action...........................  6

                                ARTICLE II

                      REPRESENTATIONS AND WARRANTIES

2.1   Representations and Warranties of Parker and Sub.....................  6
      (a)      Organization and Compliance with Law........................  6
      (b)      Capitalization..............................................  7
      (c)      Authorization and Validity of Agreement.....................  8
      (d)      No Approvals or Notices Required; No Conflict with
               Instruments to which Parker or any of the Parker
               Subsidiaries is a Party.....................................  8
      (e)      Commission Filings; Financial Statements....................  9
      (f)      Absence of Undisclosed Liabilities..........................  9
      (g)      Conduct of Business in the Ordinary Course; Absence of
               Certain Changes and Events.................................. 10
      (h)      Tax Representation.......................................... 10
      (i)      Opinion of Financial Advisor................................ 11
      (j)      Interim Operations of Sub................................... 11
      (l)      Certain Business Practices.................................. 11
2.2   Representations and Warranties of Superior........................... 11
      (a)      Organization and Compliance with Law........................ 11
      (b)      Capitalization.............................................. 12
      (c)      Authorization and Validity of Agreement..................... 13
      (d)      No Approvals or Notices Required; No Conflict with
               Instruments to which Superior or any of the Superior
               Subsidiaries is a Party..................................... 13
      (e)      Commission Filings; Financial Statements.................... 14
      (f)      Absence of Undisclosed Liabilities.......................... 14

      (g)      Conduct of Business in the Ordinary Course; Absence of
               Certain Changes and Events.................................. 15
      (h)      Litigation.................................................. 15
      (i)      Employee Benefit Plans...................................... 16
      (j)      Taxes....................................................... 17
      (k)      Environmental Matters....................................... 19
      (l)      Severance Payments.......................................... 20
      (m)      Voting Requirements......................................... 21
      (n)      Section 162(m) of the Code.................................. 21
      (o)      Brokers..................................................... 21
      (p)      Labor Relations............................................. 21
      (q)      Insurance................................................... 21
      (r)      Title to Properties......................................... 21
      (s)      Permits; Compliance......................................... 22
      (t)      Contingent Payment Obligations.............................. 22
      (u)      Certain Business Practices.................................. 22
      (v)      Opinion of Financial Advisor................................ 22

                                ARTICLE III

             COVENANTS OF SUPERIOR PRIOR TO THE EFFECTIVE TIME

3.1   Conduct of Business by Superior Pending the Merger................... 23
3.2   No Solicitation...................................................... 25
3.3   Affiliate Letters.................................................... 26
3.4   Obtain Tax Opinion................................................... 26

                                ARTICLE IV

              COVENANTS OF PARKER PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by Parker Pending the Merger..................... 26
4.2   Stock Exchange Listing............................................... 26
4.3   Obtain Tax Opinion................................................... 26
4.4   Available Information................................................ 27
4.5   Future Acquisitions.................................................. 27

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

5.1   Meetings of Stockholders............................................. 27
5.2   Registration Statement; Proxy Statements............................. 28
5.3   Appropriate Action; Consents; Filings................................ 29
5.4   Accountants Letters.................................................. 31

5.5   Pooling of Interests................................................. 31
5.6   Superior Employee Benefits........................................... 31
5.7   Superior Stock Options............................................... 32
5.8   [Intentionally omitted].............................................. 33
5.9   Tax-Free Reorganization.............................................. 33
5.10  Indemnification...................................................... 34

                                ARTICLE VI

                                CONDITIONS

6.1   Conditions to Obligation of Each Party to Effect the Merger.......... 35
6.2   Additional Conditions to Obligations of Parker....................... 36
6.3   Additional Conditions to Obligations of Superior..................... 37

                                ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.......................................................... 38
7.2   Effect of Termination................................................ 39
7.3   Waiver and Amendment................................................. 39
7.4   Fees, Expenses and Other Payments.................................... 39

                               ARTICLE VIII

                            GENERAL PROVISIONS

8.1   Effectiveness of Representations, Warranties and Agreements.......... 40
8.2   Public Statements.................................................... 40
8.3   Assignment........................................................... 41
8.4   Notices.............................................................. 41
8.5   Governing Law........................................................ 41
8.6   Severability......................................................... 42
8.7   Counterparts......................................................... 42
8.8   Headings............................................................. 42
8.9   Entire Agreement; Third Party Beneficiaries.......................... 42
8.10  Specific Performance................................................. 42
8.11  Disclosure Letters................................................... 42

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 28th day of October, 1998 (the "Agreement"), is among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a newly formed Delaware corporation and a wholly owned subsidiary of Parker ("Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior").

                                   WITNESSETH:

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Parker, Sub and Superior, and Parker as sole stockholder of Sub, have approved the merger of Sub with and into Superior (the "Merger"), whereby each issued and outstanding share of common stock, par value $0.001 per share, of Superior ("Superior Common Stock") not owned directly or indirectly by Superior will be converted into the right to receive 0.90 of a share of common stock, par value $0.16 2/3 per share, of Parker ("Parker Common Stock");

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a plan of reorganization;

         WHEREAS, the Merger is intended to be treated as a "pooling of interests" for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3) Sub shall be merged with and into Superior. As a result of the Merger, the separate corporate existence of Sub shall cease and Superior shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Superior and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities and duties of Superior and Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas 77002, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Section 6.1 or at such other time and place and on such other date as Parker and Superior shall agree, or if no date has been agreed to, any date specified by one party to the other upon three days' notice following satisfaction of the conditions set forth in Section 6.1, provided that the other closing conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The "Effective Time" of the Merger (as that term is used in this Agreement) shall mean such time as the certificate of merger is duly filed with the Secretary of State of Delaware or at such later time (not to exceed 90 days from the date the certificate is filed) as is specified in the certificate of merger pursuant to the mutual agreement of Parker and Superior.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

         1.5 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation and Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation, provided that they shall be amended as of the Effective Time to reflect that the name of the Surviving Corporation shall be "Superior Energy Services, Inc."

         1.6 DIRECTORS AND OFFICERS. The officers and directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified, shall be as set forth on Annex I attached hereto.

         1.7 CONVERSION OF SUPERIOR COMMON STOCK.

             (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Superior Common Stock or any shares of capital stock of Sub, and subject to Section 1.8(f), each share of Superior Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive 0.90 of a share of Parker Common Stock (the "Merger Consideration"); provided, however, that if, between the date hereof and the Effective Time, the outstanding shares of Parker Common Stock or Superior Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Superior Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Superior Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

             (b) Each share of Superior Common Stock held in the treasury of Superior and each share of Superior Common Stock owned by Sub, Parker or any direct or indirect wholly owned subsidiary of Parker or of Superior immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

             (c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, $.001 par value per share, of the Surviving Corporation.

         1.8 EXCHANGE OF CERTIFICATES.

             (a) From and after the Effective Time, (i) Parker shall make available to a bank or trust company designated by Parker (the "Exchange Agent"), for the benefit of the holders of shares of Superior Common Stock, for exchange in accordance with this Section 1.8, through the Exchange Agent, certificates evidencing such number of shares of Parker Common Stock issuable to holders of Superior Common Stock in the Merger pursuant to Section 1.7. The Exchange Agent shall, pursuant to irrevocable written instructions from Parker, deliver the Parker Common Stock, together with any cash to be paid in lieu of fractional interests in shares of Parker Common Stock pursuant to Section 1.8(f) and any dividends or distributions related thereto (collectively, the "Exchange Fund"), in exchange for certificates theretofore evidencing Superior Common Stock surrendered to the Exchange Agent pursuant to Section 1.8(c). Except as contemplated by Sections 1.8(f) and (g) hereof, the Exchange Fund shall not be used for any other purpose.

             (b) As promptly as practicable after the Effective Time, Parker shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Superior Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

             (c) Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parker Common Stock, if any, to which such holder is entitled pursuant to Section 1.7 and (ii) cash in lieu of any fractional shares of Parker Common Stock to which such holder is entitled pursuant to Section 1.8(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d) (together, the "Additional Payments"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Superior Common Stock which is not registered in the transfer records of Superior, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Superior Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect to the shares of Superior Common Stock formerly represented thereby and Additional Payments, if any.

             (d) No dividends or other distributions declared or made after the Effective Time with respect to Parker Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parker Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 1.8(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parker Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parker Common Stock to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parker Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parker Common Stock. After the Effective Time, each outstanding Certificate which theretofore represented shares of Superior Common Stock shall, until surrendered for exchange in accordance with this Section 1.8, be deemed for all purposes to evidence ownership of the number of shares of Parker Common Stock into which the shares of Superior Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

             (e) All shares of Parker Common Stock issued or cash paid upon conversion of the shares of Superior Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Superior Common Stock.

             (f) Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional shares of Parker Common Stock shall be issued in connection with the Merger, and any such fractional share interests to which a holder of record of Superior Common Stock at the Effective Time would otherwise be entitled will not entitle such holder to vote or to any rights of a stockholder of Parker. In lieu of any such fractional shares, each holder of record of Superior Common Stock at the Effective Time who but for the provisions of this Section 1.8(f) would be entitled to receive a fractional interest of a share of Parker Common Stock pursuant to the Merger shall be paid cash, without any interest thereon, equal to the fraction of a share of Parker Common Stock to which such holder would be entitled but for this provision multiplied by the closing price of the Parker Common Stock on the New York Stock Exchange on the Effective Date.

             (g) Any portion of the Exchange Fund (including any shares of Parker Common Stock) which remains undistributed to the holders of Superior Common Stock for six months after the Effective Time shall be delivered to Parker, upon demand, and any holders of Superior Common Stock who have not theretofore complied with Sections 1.7 and 1.8 shall thereafter look only to Parker for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Superior Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parker, free and clear of any claims or interest of any person previously entitled thereto.

             (h) None of the Exchange Agent, Parker or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parker Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

             (i) Each of the Surviving Corporation and Parker shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parker, as the case may be, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parker, as the case may be.

             (j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and Additional Payments, if any.

             (k) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Sub or Superior acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and Superior or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

         1.9 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Superior shall be closed and there shall be no further registration of transfers of shares of Superior Common Stock thereafter on the records of Superior. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parker for any reason shall be converted into the Merger Consideration and Additional Payments, if any.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation all right, title and possession to all assets, property, rights, privileges, powers and franchises of Superior or Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF PARKER AND SUB. Parker and Sub hereby jointly and severally represent and warrant to Superior that:

              (a) Organization and Compliance with Law. Each of Parker and its consolidated significant subsidiaries as defined in Rule 1.02 of Regulation S-X (the "Parker Subsidiaries") is a corporation, a limited liability company or a limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Parker and the Parker Subsidiaries, taken as a whole (a "Parker MAE"). A Parker MAE shall not be deemed to include material adverse changes affecting the contract drilling industry or the United States economy generally. Except as set forth in Section 2.1(a) of the disclosure letter delivered by Parker to Superior on the date hereof (the "Parker Disclosure Letter"), each of Parker and the Parker Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Parker MAE. Each of Parker and the Parker Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Parker MAE.

              (b) Capitalization.

                  (i) The authorized capital stock of Parker consists of 120,000,000 shares of Parker Common Stock, and 1,942,000 shares of preferred stock, par value $1.00 per share ("Parker Preferred Stock"). As of September 30, 1998, there were issued and outstanding 76,783,045 shares of Parker Common Stock, 482,044 shares of Parker Common Stock were held as treasury shares, and no shares of Parker Preferred Stock were issued and outstanding but 120,000 shares have been designated as Junior Participating Preferred Stock, par value $.01 per share. All issued shares of Parker Common Stock were validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, and except for shares reserved for issuance pursuant to Parker stock plans described in Section 2.1(b) of Parker Disclosure Letter and pursuant to the 5 1/2% Convertible Subordinated Debentures due 2004 (the "Convertible Debentures"), no shares of Parker Common Stock are reserved for issuance, and except for Parker's obligations under that certain Rights Agreement dated as of July 14, 1998 between Parker and Norwest Bank Minnesota, N.A., as Rights Agent, there are no contracts, agreements, commitments or arrangements obligating Parker (i) to offer, sell, issue or grant any capital stock of Parker or (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding capital stock of Parker or to grant any lien on any shares of capital stock of Parker. All shares of Parker Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person. Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, Parker is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Parker.

                  (ii) As of September 30, 1998, there were outstanding options to purchase 5,597,500 shares of Parker Common Stock pursuant to the plans and agreements referenced in Section 2.1(b)(i) above ("Parker Options"), and 11,371,020 shares were reserved for issuance upon conversion of the Convertible Debentures.

                  (iii) As of the date hereof, the authorized capital stock of
              Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which were validly issued and are fully paid and nonassessable and are owned by Parker.

                  (iv) Except as set forth in Section 2.1(b) of the Parker Disclosure Letter, all outstanding shares of the Parker Subsidiaries (A) are owned by Parker or a wholly owned subsidiary of Parker, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. Except as set forth in Section 2.1(b) of the Parker Disclosure

              Letter, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Parker Subsidiaries, or contracts, understandings or arrangements to which Parker or a Parker Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Parker Subsidiary.

              (c) Authorization and Validity of Agreement. Parker and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery by Parker and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parker and Sub (other than, with respect to the approval of the issuance of shares of Parker Common Stock pursuant to the Merger (the "Share Issuance") and the approval of an amendment to Parker's Restated Certificate of Incorporation to increase the authorized share capital (the "Charter Amendment"), by the holders of a majority of the outstanding shares of Parker Common Stock in accordance with Section 5.1(b)). On or prior to the date hereof, the Board of Directors of Parker has determined to recommend approval of the Share Issuance and the Charter Amendment to the stockholders of Parker, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Parker and Sub and is the valid and binding obligation of Parker and Sub, enforceable against Parker and Sub in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

              (d) No Approvals or Notices Required; No Conflict with Instruments to which Parker or any of the Parker Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Parker or Sub of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby by Parker and Sub, will (i) except for the requirement of a Charter Amendment to increase the authorized share capital, conflict with the certificate of incorporation or bylaws or other equivalent organizational documents of Parker or the charter or bylaws of any of the Parker Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Parker or any of the Parker Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
         (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger by Sub in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Parker or any of the Parker Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Parker or any of the Parker Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parker or any of the Parker Subsidiaries is a party or by which Parker or any of the Parker Subsidiaries or any of their respective assets or properties is bound or encumbered, except (A) the approval by the stockholders of Parker in accordance with Section 5.1(b), (B) those that have already been given, obtained or filed, (C) those that are required pursuant to bank loan agreements, as set forth in Section 2.1(d) of the Parker Disclosure Letter, which will be obtained prior to the Effective Time, or (D) those that, in the aggregate, would not have a Parker MAE.

              (e) Commission Filings; Financial Statements. Parker and each of the Parker Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Parker with the Commission since August 31, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Parker Commission Filings." As of the respective dates of their filing with the Commission, the Parker Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              Each of the consolidated financial statements (including any related notes or schedules) included in the Parker Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Parker and the Parker Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

              (f) Absence of Undisclosed Liabilities. Except as disclosed in
         Section 2.1(f) of the Parker Disclosure Letter or in the Parker Commission Filings, as of the date of this Agreement, neither Parker nor any of the Parker Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Parker MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Parker as of August 31, 1997 or May 31, 1998, included in the Parker Commission Filings or reflected in the notes thereto. Neither Parker nor any Parker Subsidiary has incurred or paid any liability since May 31, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

              (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since August 31, 1997, except as contemplated by this Agreement or as disclosed in the Parker Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.1(g) of the Parker Disclosure Letter, Parker and the Parker Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Parker MAE or any condition, event or development that reasonably may be expected to result in a Parker MAE; (ii) any material change by Parker in its accounting methods, principles or practices; (iii) any revaluation by Parker or any of the Parker Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividends or distributions in respect of Parker Common Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Parker Subsidiaries; (v) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Parker and the Parker Subsidiaries, taken as a whole; (vi) any increase in indebtedness for borrowed money other than borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business; or (vii) any granting of a security interest in or lien on any material property or assets of Parker and the Parker Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) maritime liens and mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question; and (D) liens securing indebtedness incurred in the ordinary course of business (collectively, "Permitted Liens").

              (h) Tax Representation. Parker has no plan or intention to (i) liquidate the Surviving Corporation; (ii) merge the Surviving Corporation with or into another corporation; (iii) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation; (iv) cause the Surviving Corporation to issue additional shares of its capital stock that would result in Parker's losing control (within the meaning of section 368(c) of the Code), of the Surviving Corporation; (v) cause or permit the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation; or (vi) reacquire or cause any person related (as defined in Treas. Reg.
         Section 1.368-1(e)(3)) to Parker to acquire any of the Parker Common Stock issued to the Superior stockholders pursuant to the Merger. Neither Parker nor any of the Parker Subsidiaries own any Superior Common Stock. Following the Merger, the Surviving Corporation will continue its historic business (within the meaning of Treas. Reg.
         Section 1.368-1(d)) or use a
         significant portion of its historic business assets (within the meaning of Regulation 1.368-1(d)) in a trade or business.

              (i) Opinion of Financial Advisor. Parker has received the opinion of Jefferies & Company, Inc. on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to Parker.

              (j) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

              (k) No agent, broker, person or firm acting on behalf of Parker is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein, except fees to Jefferies & Company, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, both to be paid by Parker.

              (l) Certain Business Practices. As of the date of this Agreement, neither Parker or any of the Parker Subsidiaries nor any director, officer, employee or agent of Parker or any of the Parker Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended (the "SSA"), or (iv) made any other unlawful payment.

         2.2 REPRESENTATIONS AND WARRANTIES OF SUPERIOR. Superior hereby represents and warrants to Parker that:

              (a) Organization and Compliance with Law. Each of Superior and its consolidated subsidiaries (the "Superior Subsidiaries") is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Superior and the Superior Subsidiaries, taken as a whole (a "Superior MAE"). A Superior MAE shall not be deemed to include material adverse changes affecting the oilfield services industry or the United States economy generally. Except as set forth in Section 2.2(a) of the disclosure letter delivered by Superior to Parker on the date hereof (the "Superior Disclosure Letter"), each of Superior and the Superior Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Superior MAE. Each of Superior and the Superior Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Superior MAE.

              (b) Capitalization.

                  (i) The authorized capital stock of Superior consists of 40,000,000 shares of Superior Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Superior Preferred Stock"). As of October 26, 1998, there were issued and outstanding 28,792,523 shares of Superior Common Stock, 474,500 shares of Superior Common Stock were held as treasury shares and no shares of Superior Preferred Stock were issued and outstanding. All issued shares of Superior Common Stock were validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Except as set forth in
         Section 2.2(b) of the Superior Disclosure Letter, Superior is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Superior.

                  (ii) As of the date hereof, there were outstanding options (the "Superior Options") to purchase an aggregate of 1,726,500 shares of Superior Common Stock under the Amended and Restated Superior, Inc. 1995 Stock Incentive Plan (the "Superior Stock Option Plan"). Other than as set forth in this Section 2.2(b) and in Section 2.2(b) (ii) of the Superior Disclosure Letter, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Superior outstanding other than Superior Common Stock issuable pursuant to the exercise of Superior Options or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Superior, or contracts, understandings or arrangements to which Superior is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (iii) Except as set forth in Section 2.2(b) of the Superior Disclosure Letter, all outstanding shares of capital stock of the Superior Subsidiaries (A) are owned by Superior or a wholly owned subsidiary of Superior, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and
         (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Superior Subsidiaries, or contracts, understandings or arrangements to which Superior or a Superior Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Superior Subsidiary. There are not now, and at the Effective Time there will not be, any outstanding contractual obligations of Superior or any of the Superior Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of any such Superior Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Superior Subsidiary or any other entity.

                  (iv)  Except for the Superior Subsidiaries or as set forth in
         Section 2.2(b) of the Superior Disclosure Letter, Superior does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

              (c) Authorization and Validity of Agreement. Superior has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Superior of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by its stockholders as provided for in
         Section 5.1(a)). On or prior to the date hereof, the Board of Directors of Superior has determined to recommend approval of the Merger to the stockholders of Superior, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Superior and is the valid and binding obligation of Superior, enforceable against Superior in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

              (d) No Approvals or Notices Required; No Conflict with Instruments to which Superior or any of the Superior Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Superior of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Superior, will
         (i) conflict with the certificate of incorporation or bylaws of Superior or the charter or bylaws or other equivalent organizational documents of any of the Superior Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Superior or any of the Superior Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Superior or any of the Superior Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Superior or any of the Superior Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Superior or any of the Superior Subsidiaries is a party or by which Superior or any of the Superior Subsidiaries or any of their respective assets or properties is bound or encumbered, except (A) the approval by the stockholders of Superior of this Agreement in accordance with Section 5.1(a), (B) those that have already been given, obtained or filed, (C) those that are required pursuant to bank loan agreements, as set forth in Section 2.2(d) of the Superior Disclosure Letter, which Superior will use its reasonable efforts to obtain prior to the Effective Time, and (D) those that, in the aggregate, would not have a Superior MAE.

              (e) Commission Filings; Financial Statements. Superior and each of the Superior Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Superior with the Commission since January 1, 1996 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Superior Commission Filings." As of the respective dates of their filing with the Commission, the Superior Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              Each of the consolidated financial statements (including any related notes or schedules) included in the Superior Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Superior and the Superior Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

              (f) Absence of Undisclosed Liabilities. Except as disclosed in
         Section 2.2(f) of the Superior Disclosure Letter or in the Superior Commission Filings, as of the date of this Agreement, neither Superior nor any of the Superior Subsidiaries has any liabilities that are reasonably likely to have, individually or in the aggregate, a Superior MAE, except liabilities which are accrued or reserved against in the consolidated balance sheet of Superior as of December 31, 1997 or June 30, 1998, included in the Superior Commission Filings or reflected in the notes thereto. Neither Superior nor any Superior Subsidiary has incurred or paid any liability since June 30, 1998, except for liabilities incurred or paid (i) in the ordinary course of business consistent with past practice, (ii) in connection with transactions contemplated by this Agreement, or (iii) pursuant to transactions not prohibited by this Agreement.

              (g) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since January 1, 1998, except as contemplated by this Agreement or as disclosed in the Superior Commission Filings filed with the Commission prior to the date hereof or as set forth in Section 2.2(g) of the Superior Disclosure Letter, Superior and the Superior Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Superior MAE, or any condition, event or development that reasonably may be expected to result in a Superior MAE; (ii) any material change by Superior in its accounting methods, principles or practices; (iii) any revaluation by Superior or any of the Superior Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Superior or any of the Superior Subsidiaries into any commitment or transaction material to Superior and the Superior Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of Superior Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Superior Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Superior and the Superior Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than an increase as a result of borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business;
         (viii) any granting of a security interest in or lien on any material property or assets of Superior and the Superior Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Superior or any of the Superior Subsidiaries other than those that are required under existing contractual arrangements.

              (h) Litigation. Except as disclosed in the Superior Commission Filings or as set forth in Section 2.2(h) of the Superior Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings (including any proceedings in arbitration) pending or, to the knowledge of Superior, threatened against or affecting Superior or any of the Superior Subsidiaries or any of their respective properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate if adversely determined could have a Superior MAE, or that involve the risk of criminal liability. There are no claims pending or, to the knowledge of Superior, threatened by any present or former officer, director, employee or affiliate against Superior or any of the Superior Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any court or before or by any governmental authority.

              (i) Employee Benefit Plans.

                  (i) Section 2.2(i) of the Superior Disclosure Letter provides a list of each of the following which is sponsored, maintained or contributed to by Superior, a Superior Subsidiary or any corporation, trade, business or entity under common control with Superior or a Superior Subsidiary within the meaning of section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA (as defined below) (a "Superior ERISA Affiliate") for the benefit of its current or former employees, officers or directors as of the Closing Date:

                        (A) each "employee benefit plan" ("Plan"), as such term
                  is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                        (B) each personnel policy, stock option plan, collective
                  bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in
                  Section 2.2(i)(i)(A) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been or on request will be furnished to Parker.

                  (ii) None of Superior, any Superior Subsidiary or any Superior ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (iii) Except as otherwise set forth in Section 2.2(i) of the Superior Disclosure Letter:

                        (A) each Plan and each Benefit Program or Agreement has
                  been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                        (B) there is no matter pending with respect to any of
                  the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Superior, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                        (C) no act, omission or transaction has occurred which
                  would result in the imposition on Superior, any Superior Subsidiary or any Superior ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (1) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                        (D) the execution and delivery of this Agreement and the
                  consummation of the transactions contemplated hereby will not require Superior, any Superior Subsidiary or any Superior ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement; and

                        (E) each of the Plans intended to be qualified under
                  section 401 of the Code (1) satisfies in form the requirements of such section except to the extent amendments are not required by law to be made until a date after the Closing Date, (2) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status,
                  (3) has not, since receipt of the most recent favorable determination letter, been amended, and (4) has not been operated in a way that would adversely affect its qualified status.

                  (iv) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated hereby, or under the Plans or Benefit Programs or Agreements that would be reasonably likely to result in the imposition of the sanctions imposed under sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

                  (v) Each Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

              (j) Taxes. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, all federal and all material state, local, foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements (including any amendments thereof) ("Tax Returns") of or relating to any Taxes (as hereinafter defined) that are required to be filed on or before the Closing Date by or with respect to Superior or any of the Superior Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of section 1504(a) of the Code) of corporations of which Superior was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed with appropriate governmental authorities, and all Taxes, including interest and penalties, due and payable with respect to the periods covered by such Tax Returns or otherwise required to be duly paid or deposited by or with respect to Superior or any of the Superior Subsidiaries have been paid or adequately provided for in reserves established by Superior. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, all U.S. Federal Income Tax Returns of or with respect to Superior or any of the Superior Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended December 31, 1994. There is no material claim against Superior or any of the Superior Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Superior or any of the Superior Subsidiaries that has not been adequately provided for in reserves established by Superior in the consolidated financial statements included in the Superior Commission Filings. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Superior Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Superior and the Superior Subsidiaries through the periods covered thereby. Superior and each of the Superior Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from Superior or any of the Superior Subsidiaries, and none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other governmental entity. Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of either Superior or the Superior Subsidiaries. Except as set forth in Section 2.2(j) of the Superior Disclosure Letter, neither Superior nor any of the Superior Subsidiaries (i) has filed consolidated income Tax Returns with any corporation, other than consolidated federal and state income Tax Returns with Superior, for any taxable period which is not now closed by the applicable statute of limitations, (ii) is a party to any tax sharing or tax indemnity agreement, or (iii) has any liability for Taxes of any other person (other than current members of Superior's affiliated group of corporations) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Superior nor the Superior Subsidiaries has any income or gain resulting from any intercompany transaction as described in Treas. Reg. Section 1.1502-13.

              Superior and the Superior Subsidiaries have made available to Parker true and correct copies of all federal, state and local income and franchise Tax Returns, examination reports and statements of deficiencies asserted or assessed against or agreed to by Superior or any Superior Subsidiary for all open Tax periods. None of the assets of Superior or the Superior Subsidiaries (i) is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of section 168(h) of the Code, or (iii) secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

              For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed.

              (k) Environmental Matters. Except for matters disclosed in the Superior Commission Filings or as set forth in Section 2.2(k) of the Superior Disclosure Letter and except for matters that in the aggregate would not have a Superior MAE, (i) the properties, operations and activities of Superior and the Superior Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) Superior and the Superior Subsidiaries and the properties and operations of Superior and the Superior Subsidiaries are not subject to any existing, pending or, to the knowledge of Superior, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Superior or the Superior Subsidiaries under any Environmental Law in connection with any aspect of the business of Superior or the Superior Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and Superior and the Superior Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Superior and the Superior Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by the U.S. Coast Guard and Minerals Management Service pursuant to OPA (as hereinafter defined) or by any other governmental authority under any other Environmental Law, and Superior and the Superior Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) to the knowledge of Superior, there are no physical or environmental conditions existing on any property of Superior and the Superior Subsidiaries or resulting from Superior's and the Superior Subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Environmental Laws; (vi) to the knowledge of Superior, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Superior or any of the Superior Subsidiaries or used in connection with any of their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Superior, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Laws; (vii) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by Superior or the Superior Subsidiaries or in connection with any of their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and (viii) Superior and the Superior Subsidiaries have made available to Parker true and correct copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Superior and the Superior Subsidiaries relating to any of the current or former properties or operations of Superior and the Superior Subsidiaries.

              For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, county, city and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

              (l) Severance Payments. Except as set forth in Section 2.2(l) of the Superior Disclosure Letter, none of Superior or the Superior Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

              (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Superior Common Stock is the only vote of the holders of any class or series of the capital stock of Superior necessary to approve this Agreement and the Merger.

              (n) Section 162(m) of the Code. Except as disclosed in Section 2.2(n) of the Superior Disclosure Letter, the disallowance of a deduction under section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by Superior or the Surviving Corporation or any of their subsidiaries under any contract, benefit plan, program, arrangement or understanding of Superior currently in effect.

              (o) Brokers. No agent, broker, person or firm acting on behalf of Superior is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein, except fees to Johnson Rice & Company L.L.C. to be paid by Superior.

              (p) Labor Relations. Except as set forth in Section 2.2(p) of the Superior Disclosure Letter, neither Superior nor any of the Superior Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with respect to a labor union or labor organization, and, to the knowledge of Superior, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Superior or any of the Superior Subsidiaries. There are no unfair labor practice complaints against Superior or any of the Superior Subsidiaries pending before the National Labor Relations Board and there is no labor strike, dispute, slow down or stoppage, or any union organizing campaign, actually pending or, to the knowledge of Superior, threatened against Superior or any of the Superior Subsidiaries, except for any such proceedings which would not reasonably be expected to have a Superior MAE.

              (q) Insurance. Section 2.2(q) of the Superior Disclosure Letter sets forth a list and brief description of the insurance policies of Superior and the Superior Subsidiaries relating to their properties and the conduct of their business. All premiums due and arising thereon have been paid and such policies are in full force and effect. True and correct copies of all such insurance policies have been or on request will be made available to Parker.

              (r) Title to Properties. Superior or the Superior Subsidiaries, individually or together, have good and marketable title to all of the properties reflected in Superior's consolidated balance sheet as of June 30, 1998 (the "Consolidated Balance Sheet"), other than any properties reflected in Superior's Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of Superior's Consolidated Balance Sheet in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, material to Superior, free and clear of security interests or liens, other than (y) liens the existence of which is reflected in Superior's Consolidated Financial Statements, and (z) Permitted Liens. Superior or the Superior Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in Superior's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than
         (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since the date of Superior's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not material to Superior. Neither Superior nor any Superior Subsidiary has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Superior MAE.

              (s) Permits; Compliance. Superior and the Superior Subsidiaries have obtained all permits, licenses, authorizations, orders, certificates, registrations or other approvals (collectively, "Permits") that are necessary to carry on their businesses as currently conducted, except for any such Permits as to which, individually or in the aggregate, the failure to possess could not reasonably be expected to have a Superior MAE. Such Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Superior MAE and no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened regarding suspension, revocation or cancellation of any of such Permits, except where the suspension, revocation or cancellation of such Permits could not reasonably be expected to have a Superior MAE.

              (t) Contingent Payment Obligations. Set forth in Section 2.2(t) of the Superior Disclosure Letter is a listing of all contingent amounts required by Superior or any Superior Subsidiary to be paid after the Effective Time relating to acquisitions by Superior or any Superior Subsidiary completed prior to the Effective Time.

              (u) Certain Business Practices. As of the date of this Agreement, neither Superior or any of the Superior Subsidiaries nor any director, officer, employee or agent of Superior or any of the Superior Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the FCPA, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
         Section 1128B(b) of the SSA, or (iv) made any other unlawful payment.

              (v) Opinion of Financial Advisor. Superior has received the opinion of Johnson Rice & Company on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Superior Common Stock.

                                   ARTICLE III

                COVENANTS OF SUPERIOR PRIOR TO THE EFFECTIVE TIME

         Superior covenants and agrees as follows:

         3.1 CONDUCT OF BUSINESS BY SUPERIOR PENDING THE MERGER. From the date of this Agreement until the Effective Time, unless Parker shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 3.1 of the Superior Disclosure Letter:

              (a) the business of Superior and the Superior Subsidiaries shall be conducted only in, and Superior and the Superior Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

              (b) Superior shall not, directly or indirectly, (i) issue, sell, pledge, dispose of or encumber, or permit any Superior Subsidiary to issue, sell, pledge, dispose of or encumber, any capital stock of Superior or any Superior Subsidiary except upon the exercise of the options set forth in Section 2.2(b)(ii) of the Superior Disclosure Letter, upon the exercise of Superior Options or upon conversion of any convertible securities of Superior outstanding as of the date of this Agreement; (ii) amend or propose to amend the respective charters or bylaws of Superior or any Superior Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Superior Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(b); (vi) enter into, adopt or (except as may be required by law and except for an amendment to the Superior Stock Option Plan (or any option agreements existing thereunder) to provide the Board of Directors of Superior (or a duly appointed committee thereof) with the power to take the actions required pursuant to
         Section 5.7) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) increase in any manner the compensation or fringe benefits of any director, officer or key employee, other than those that are required under existing contractual arrangements; (viii) except as provided in Section 5.7, pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;
         (ix) commence any legal proceedings other than in accordance with past practice or settle any legal proceedings or claims against Superior or any Superior Subsidiary not covered by insurance for an amount or amounts in excess of $50,000 in the aggregate; or (x) lend or advance any funds or otherwise extend credit to any person other than Superior or a Superior

         Subsidiary except for advances to employees for business related expenses consistent with past practice and trade credit extended in the ordinary course of business;

              (c) Superior shall use its reasonable efforts (i) to preserve intact the business organization of Superior and each of the Superior Subsidiaries; (ii) to maintain in effect any authorizations or similar rights of Superior and each of the Superior Subsidiaries; (iii) to keep available the services of the current officers and key employees of Superior and the Superior Subsidiaries; (iv) to preserve the goodwill of those having business relationships with it and the Superior Subsidiaries; (v) to maintain and keep its properties and the properties of the Superior Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the Superior Subsidiaries;

              (d) Without the prior written consent of Parker, which consent will not be unreasonably withheld, Superior shall not make or agree to make, or permit any of the Superior Subsidiaries to make or agree to make, new capital expenditures; provided, however, that Superior may incur up to $5.3 million of capital expenditures in the fourth quarter of 1998 pursuant to their 1998 capital expenditure budget previously disclosed to Parker and may incur up to an aggregate of $200,000 in 1999;

              (e) Without the prior written consent of Parker, which consent will not be unreasonably withheld, Superior shall not, and shall not permit any of the Superior Subsidiaries to (i) sell, pledge, dispose of or encumber any material portion of its assets; (ii) incur, assume or guarantee indebtedness for money borrowed, other than borrowings under their revolving line of credit in the ordinary course of business; or
         (iii) prepay any indebtedness or other material liability, except prepayments of indebtedness pursuant to or required by revolving lines of credit and prepayments made to obtain prepayment discounts consistent with prior practices;

              (f) Superior shall not, and shall not permit any of the Superior Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, except for (i) purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of three years or less, (ii) other investments in connection with cash management activities consistent with past practice, or (iii) purchases of inventory, spares and replacements consistent with past practices;

              (g) Superior shall, and shall cause the Superior Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject;

              (h) Superior shall not, and shall not permit any of the Superior Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Superior promptly shall advise Parker orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Superior MAE; and

              (i) Superior shall, and shall cause the Superior Subsidiaries to, make available to Parker and its representatives such information with respect to the business and affairs of Superior and the Superior Subsidiaries as Parker shall reasonably request, and shall confer at such times as Parker may reasonably request with one or more representatives of Parker to report material operational matters and the general status of ongoing operations.

         3.2 NO SOLICITATION. From and after the date of this Agreement, neither Superior nor any Superior Subsidiary shall, directly or indirectly, through any officer, director, employee, representative or agent of Superior or any of the Superior Subsidiaries, (i) solicit or knowingly encourage, including by way of furnishing information, or take any other action to knowingly facilitate the initiation of any inquiries or proposals regarding (A) any merger, combination, tender offer, share exchange, sale of shares of capital stock or similar business combination transactions involving Superior or the Superior Subsidiaries, or the acquisition, directly or indirectly, of a material interest in any voting securities of Superior or any of the Superior Subsidiaries or (B) any sale or other disposition, directly or indirectly, of 5% or more of the assets of Superior and the Superior Subsidiaries, taken as a whole (any of the transactions being referred to herein as a "Superior Acquisition Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than Parker, Sub or their directors, officers, employees, agents and representatives) with respect to any Superior Acquisition Transaction, (iii) enter into any agreement, arrangement or understanding requiring it to terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; or (iv) agree to endorse or endorse any Superior Acquisition Transaction; provided, however, that nothing in this
Section 3.2 or elsewhere in this Agreement shall prevent the members of the Board of Directors of Superior from (i) furnishing information to (but only pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement between Superior and Parker dated October 22, 1998 (the "Confidentiality Agreement")) or entering into discussions or negotiations with any person or group that makes an unsolicited bona fide written proposal for a Superior Acquisition Transaction (an "Alternative Proposal"), if, and only to the extent that, (A) the Board of Directors of Superior, based on the written opinion of outside counsel (a copy of which shall be provided promptly to Parker), determines in good faith that such action is required for the Board of Directors of Superior to comply with its fiduciary duties to stockholders imposed by law, (B) such Alternative Proposal is not conditioned on the receipt of financing, the Board of Directors of Superior has reasonably concluded in good faith that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is more favorable to the stockholders of Superior than the Merger, and the Board of Directors of Superior has received a written opinion from a nationally-recognized investment banking firm (a copy of which shall be provided promptly to Parker) to the effect that the consideration to be received by stockholders of Superior in connection with such Alternative Proposal is superior, from a financial point of view, to the consideration to be received by them in the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Superior provides written notice to Parker to the effect that it is furnishing information to, or entering into negotiations with, such person or group, and
(D) Superior keeps Parker informed of the status and all material information with respect to any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

         3.3 AFFILIATE LETTERS. At least 30 days prior to the Closing Date, Superior shall deliver to Parker a list, which shall be reasonably acceptable to Parker, identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Superior, "affiliates" of Superior for purposes of Rule 145 under the Securities Act. Superior shall deliver or cause to be delivered to Parker on or prior to the Closing Date a duly executed affiliate letter in the form of Exhibit A (an "Affiliate's Agreement") for each such "affiliate" of Superior. Parker shall be entitled to place legends as specified in such Affiliate's Agreements on the certificates evidencing any Parker Common Stock to be received by such affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Parker Common Stock consistent with the terms of such Affiliate's Agreements.

         3.4 OBTAIN TAX OPINION. Superior shall use its best efforts to obtain the tax opinion referred to in Section 6.3(d) hereof.

                                   ARTICLE IV

                 COVENANTS OF PARKER PRIOR TO THE EFFECTIVE TIME

         Parker covenants and agrees as follows:

         4.1 CONDUCT OF BUSINESS BY PARKER PENDING THE MERGER. From the date of this Agreement until the Effective Time, unless Superior shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Parker shall not, and shall not permit any of the Parker Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Parker promptly shall advise Superior orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Parker MAE.

         4.2 STOCK EXCHANGE LISTING. Parker shall use all reasonable efforts to cause the shares of Parker Common Stock to be issued in the Merger and the shares of Parker Common Stock to be reserved for issuance upon the exercise of Superior Options to be assumed by Parker in the Merger, if any, to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Closing Date.

         4.3 OBTAIN TAX OPINION. Parker shall use its best efforts to obtain the tax opinion referred to in Section 6.2(f) hereof.

         4.4 AVAILABLE INFORMATION. Parker shall, and shall cause the Parker Subsidiaries to, make available to Superior and its representatives such information with respect to the business and affairs of Parker and the Parker Subsidiaries as Superior shall reasonably request, and shall confer at such times as Superior may reasonably request with one or more representatives of Superior to report material operation matters and the general status of ongoing operations.

         4.5 FUTURE ACQUISITIONS. Parker shall not, and shall not permit any of the Parker Subsidiaries to, enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) or any acquisition of a material amount of assets or securities, or otherwise acquire direct or indirect control over any other person, to the extent such transaction would prohibit the consummation of this transaction.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1  MEETINGS OF STOCKHOLDERS.

              (a) Superior shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a special meeting of the Superior stockholders to consider approval and adoption of this Agreement and the Merger (the "Superior Stockholders' Meeting"), and Superior shall consult with Parker in connection therewith. Subject to Section 3.2 hereof and to the fiduciary duties of its Board of Directors, the Board of Directors of Superior shall recommend to the stockholders of Superior the approval of this Agreement and Superior shall use all reasonable efforts to solicit from stockholders of Superior proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger (the "Required Superior Vote").

              (b) Parker shall, promptly after the date of this Agreement, take all actions necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a special meeting of Parker's stockholders (the "Parker Stockholders' Meeting") to consider approval of the Charter Amendment and the Share Issuance, and Parker shall consult with Superior in connection therewith. Subject to the fiduciary duties of its Board of Directors, the Board of Directors of Parker shall recommend to the stockholders of Parker the approval of the Charter Amendment and the Share Issuance and Parker shall use all reasonable efforts to solicit from stockholders of Parker proxies in favor of the approval of the Charter Amendment and the Share Issuance and to secure the vote or consent of the stockholders of Parker required by the DGCL and the rules of the NYSE to approve the Charter Amendment and the Share Issuance (the "Required Parker Vote").

         5.2  REGISTRATION STATEMENT; PROXY STATEMENTS.

              (a) Joint Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement, Parker and Superior shall jointly prepare and file with the Commission a joint proxy statement and forms of proxies in connection with (i) the solicitation of proxies to be voted at the Parker Stockholders' Meeting with respect to the Charter Amendment and the Share Issuance and (ii) in connection with the solicitation of proxies to be voted at the Superior Stockholders' Meeting with respect to this Agreement and the Merger (such joint proxy statement, together with any amendments thereof or supplements thereto effected prior to the effective date of the Registration Statement, being the "Joint Proxy Statement"). As soon as practicable after the date hereof, Parker shall prepare and file with the Commission a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"), containing a Joint Proxy Statement for stockholders of Parker and a proxy statement/prospectus for stockholders of Superior in connection with the registration under the Securities Act of the offering, sale and delivery of the Parker Common Stock to be issued pursuant to this Agreement upon consummation of the Merger to stockholders of Superior (the "Joint Proxy Statement/Prospectus"). Each of Parker and Superior shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Each of Parker and Superior will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Parker Common Stock in the Merger. As promptly as practicable after the Registration Statement shall have become effective, (x) Parker shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Parker Stockholders' Meeting and (y) Superior shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Superior Stockholders' Meeting.

              (b) Superior Information. The information supplied by Superior for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Superior for inclusion in the Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Parker, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Superior, at the time of the Parker Stockholders' Meeting, at the time (if different) of the Superior Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Superior or any of the Superior Subsidiaries, or their respective officers or directors, should be discovered by Superior that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Superior shall promptly inform Parker. All documents that Superior is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

              (c) Parker Information. The information supplied by Parker for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parker for inclusion in the Joint Proxy Statement/Prospectus shall not, at the date the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Parker, at the date (if different) the Joint Proxy Statement/Prospectus (or any supplement thereto) is first mailed to stockholders of Superior, at the time of the Parker Stockholders' Meeting, at the time (if different) of the Superior Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parker or any of its affiliates, or to their respective officers or directors, should be discovered by Parker that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parker shall promptly inform Superior. All documents that Parker is responsible for filing with the Commission in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

              (d) Amendments. No amendment or supplement to the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus shall be made by Parker or Superior without the approval of the other party, which shall not be unreasonably withheld or delayed. Parker and Superior each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Joint Proxy Statement/Prospectus, the suspension of the qualification of Parker Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the Commission for amendment of the Registration Statement, the Joint Proxy Statement or the Joint Proxy Statement/Prospectus, the receipt from the staff of the Commission of comments thereon or any request by the staff of the Commission for additional information with respect thereto.

         5.3  APPROPRIATE ACTION; CONSENTS; FILINGS.

              (a) Superior and Parker shall each use all reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any governmental authorities any authorizations or orders required to be obtained by Parker or Superior or any of their respective subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Parker) and the Exchange Act and the regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law. Parker and Superior shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Superior and Parker shall furnish all information required for any application or other filing to be made pursuant to any applicable law or any applicable regulations of any governmental authority (including all information required to be included in the Joint Proxy Statement, the Joint Proxy Statement/Prospectus or the Registration Statement) in connection with the transactions contemplated by this Agreement.

              (b) Each of Superior and Parker shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (ii) any material failure by it or any of its officers, directors, employees or agents to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (iv) any notice or other communication from any governmental authority in connection with the Merger, (v) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting Superior, Parker or their respective subsidiaries that relate to the consummation of the Merger, and (vi) any change that is reasonably likely to have a Superior MAE or a Parker MAE, respectively, or is likely to delay or impede the ability of either Superior or Parker, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

              (c) Parker and Superior agree to cooperate and use all reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or governmental authority that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action.

              (d) (i) Each of Superior and Parker shall give (or shall cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any consents from third persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy any of the conditions set forth in Article VI,
         (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Superior MAE or a Parker MAE from occurring prior to or after the Effective Time.

                  (ii) If any party shall fail to obtain any consent from a third person described in subsection (d)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon Superior and Parker, their respective subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         5.4  ACCOUNTANTS LETTERS.

              (a) Superior shall use its reasonable efforts to cause KPMG Peat Marwick LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to Superior and Parker, in form and substance reasonably satisfactory to Parker and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Joint Proxy Statement.

              (b) Parker shall use its reasonable efforts to cause PricewaterhouseCoopers to deliver a letter dated as of the date of the Registration Statement, and addressed to Parker and Superior, in form and substance reasonably satisfactory to Superior and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Joint Proxy Statement.

         5.5 POOLING OF INTERESTS. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests" and shall not take, and shall use all reasonable efforts to prevent any Affiliate (as such term is defined in the Securities Act) of such party from taking, any actions that could prevent the Merger from being treated for financial accounting purposes as a pooling of interests.

         5.6 SUPERIOR EMPLOYEE BENEFITS. As soon as practicable after the Effective Time, those employees of Superior and the Superior Subsidiaries who become employees of the Surviving Corporation or a subsidiary of the Surviving Corporation or Parker or a Parker Subsidiary shall be entitled to participate in all employee benefit plans of Parker, including, without limitation, the Parker 401(k) savings plan, in respect of their service after the Effective Time to the same extent that employees of Parker who are employed in comparable positions are entitled to participate. Parker and Superior further agree that any such employees shall be credited for their service with Superior for purposes of eligibility, benefit entitlement and vesting in the plans provided by Parker. Such employees' benefits under Parker's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions (to the extent such exclusions did not apply under Superior's medical benefit plan), and credit shall be received for any deductibles or out-of-pocket amounts previously paid. The employees of Superior and the Superior Subsidiaries shall continue to participate in the benefit plans of Superior to the extent that the requirements set forth in the first sentence of this Section 5.6 are not satisfied.

         5.7  SUPERIOR STOCK OPTIONS.

              (a) Superior shall, in accordance with the terms of the Superior Stock Option Plan, cause each Superior Option that is outstanding under such plan at the Effective Time that has an exercise price in excess of the market price of the Superior Common Stock on the Closing Date (each an "Out-of-the-Money Superior Option") to be canceled as of the Effective Time. At the Effective Time, (i) Parker shall assume the Superior Stock Option Plan and
(ii) each Superior Option that is outstanding under the Superior Stock Option Plan as of the Effective Time (other than the Out-of-the-Money Superior Options) shall fully vest in accordance with the terms of the Superior Stock Option Plan and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Superior Stock Option Plan and such Superior Option, 0.90 of a share of Parker Common Stock for each share of Superior Common Stock covered by such Superior Option (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price per share of Superior Common Stock purchasable pursuant to such Superior Option immediately prior to the Effective Time divided by (z) 0.90.

              (b) As soon as practicable after the Effective Time, Parker shall deliver to the participants in the Superior Stock Option Plan appropriate notice setting forth such participants' rights pursuant thereto and, except as otherwise provided in subsection (a) above, the grants pursuant to the Superior Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7 after giving effect to the Merger).

              (c) At the Effective Time, Parker shall grant to each holder of an Out-of-the-Money Superior Option who is employed by Superior at such time an option (each a "Replacement Option") to purchase a number of shares of Parker Common Stock equal to the number of shares of Superior Common Stock covered by such Out-of-the-Money Superior Option at the time it was canceled multiplied by
0.90. Each Replacement Option shall be granted pursuant to a stock option plan maintained by Parker or the Superior Stock Option Plan, as determined by Parker in its sole discretion. The purchase price for each share of Parker Common Stock subject to each Replacement Option shall be equal to the closing sales price of the Parker Common Stock on the Closing Date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange (the "Market Value per Share"). Subject to the terms of the stock option plan pursuant to which a Replacement Option is granted and the agreement to be executed by Parker and each such individual evidencing the grant of such option (which agreement shall be in the form customarily used for granting options under such plan), each such option shall (i) have a term of ten years (which term shall begin on the Closing Date), (ii) vest and become exercisable in accordance with the vesting schedules set forth in the corresponding Out-of-the-Money Superior Options, and (iii) constitute an option that is not intended to be treated as an incentive stock option (within the meaning of section 422 of the Code).

              (d) At the Effective Time, Parker shall grant to each of the persons listed on Annex II (provided such individual is employed by Superior at such time) an option to purchase 75,000 shares of Parker Common Stock pursuant to a stock option plan maintained by Parker or the Superior Stock Option Plan, as determined by Parker in its sole discretion. The purchase price for each share of Parker Common Stock subject to each such option shall be equal to the Market Value per Share. Subject to the terms of the stock option plan pursuant to which such options are granted and the agreement to be executed by Parker and each such individual evidencing the grant of such option (which agreement shall be in the form customarily used for granting options under such plan), each such option shall (i) have a term of ten years (which term shall begin on the Closing Date), (ii) vest and become exercisable with respect to (A) 20% of the shares covered thereby on the Closing Date and (B) an additional 20% of the shares covered thereby on each of the first, second, third and fourth anniversaries of the Closing Date, and (iii) constitute an option that is not intended to be treated as an incentive stock option (within the meaning of section 422 of the Code).

              (e) As soon as practicable after the Effective Time, Parker shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parker Common Stock subject to the options described in the preceding paragraphs of this
Section 5.7 and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein), for so long as such options remain outstanding.

              (f) The Board of Directors of Superior (or a duly appointed committee thereof responsible for the administration of the Superior Stock Option Plan in accordance with the terms of such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Superior Stock Option Plan and the instruments evidencing the Superior Options, to provide (i) for the cancellation of the Out-of-the-Money Superior Options as provided in paragraph (a) of this Section 5.7, (ii) for the conversion of the Superior Options (other than the Out-of-the-Money Superior Options) into options to acquire Parker Common Stock in accordance with paragraph (a) of this Section 5.7, and (iii) that no consent of the holders of the Superior Options is required in connection with such cancellation and conversion.

         5.8  [Intentionally omitted]

         5.9  TAX-FREE REORGANIZATION.

              (a) Parker and Superior shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of section 368(a) of the Code.

              (b) To the extent permitted under applicable tax laws, the Merger shall be reported as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code in all federal, state, and local Tax Returns after the Effective Time.

              (c) Following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of Superior's net assets, at least 70 percent of the fair market value of Superior's gross assets, at least 90 percent of the fair market value of the net assets of Sub and at least 70 percent of the fair market value of the gross assets of Sub, held immediately prior to the Merger, taking into account amounts used to pay reorganization expenses and any distributions other than regular dividends.

         5.10 INDEMNIFICATION.

              (a) From and after the Effective Time, Parker and the Surviving Corporation shall, to the extent provided in the certificate of incorporation or by-laws of Superior immediately prior to the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Superior or any of the Superior Subsidiaries (the "Indemnified Parties") against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with a claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Superior or any of the Superior Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time. The defense of any such claim, action, suit, proceeding or investigation shall be conducted by Parker and the Surviving Corporation. If Parker or the Surviving Corporation has failed to conduct such defense, the Indemnified Parties may retain counsel satisfactory to them and Parker and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parker and the Surviving Corporation (but the failure so to notify shall not relieve them from any liability which they may have under this Section 5.10 except to the extent such failure prejudices them). If Parker and the Surviving Corporation are responsible for the attorneys' fees of the Indemnified Parties, then the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

              (b) The Surviving Corporation shall purchase and maintain for a period of four years after the Effective Time continuation coverage for Superior's directors' and officers' liability insurance policy as in effect on the date hereof or obtain a directors' and officers' insurance policy with comparable coverage; provided, however, that the Surviving Corporation shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by Superior for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parker, for a cost not exceeding such amount.

              (c) The rights granted hereunder to the Indemnified Parties who are Superior directors shall be contractual rights inuring to the benefit of such Indemnified Parties and shall survive this Agreement and any merger, consolidation or reorganization of the Surviving Corporation or Parker.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of Superior, as may be required by law and by any applicable provisions of Superior's certificate of incorporation or bylaws;

              (b) The Charter Amendment and the Share Issuance shall have been approved and adopted by the requisite vote of the stockholders of Parker as required by the DGCL and the rules of the NYSE;

              (c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

              (d) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

              (e) The Registration Statement shall be effective (and remain effective on the Closing Date), and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

              (f) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after consummation of the Merger;

              (g) The shares of Parker Common Stock issuable upon consummation of the Merger and the shares of Parker Common Stock issuable upon exercise of any Superior Options that are to become options to purchase Parker Common Stock pursuant to Section 5.7 shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

              (h) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; save and except the consent of the lenders under the Superior revolving credit facility shall not be a condition of Closing.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARKER. The obligation of Parker to effect the Merger is, at the option of Parker, also subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) Each of the representations and warranties of Superior contained in Section 2.2 that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Superior on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Superior shall have been delivered to Parker;

              (b) Since the date of this Agreement, no Superior MAE shall have occurred, and Parker shall have received a certificate signed by the chief executive officer of Superior dated the Closing Date to such effect;

              (c) Superior shall have received, and furnished written copies to Parker of, each of the Superior affiliates' agreements required pursuant to Section 3.3;

              (d) Parker shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to Superior, an opinion dated the Closing Date in the form attached as Exhibit B; and

              (e) Parker shall have received from Vinson & Elkins L.L.P., a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, (ii) Parker, Sub and Superior will each be a party to the reorganization within the meaning of section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parker, Sub or Superior as a result of the Merger. In rendering such opinion, counsel may require and rely upon (and may incorporate by reference) representations and covenants to the extent commercially reasonable, including those contained in certificates of officers and/or directors or Parker, Superior, and Sub. Parker shall have received executed copies of the certificates of officers and directors of Parker, Superior, and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in this Section 6.2(f).

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SUPERIOR. The obligation of Superior to effect the Merger is, at the option of Superior, also subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable law:

              (a) Each of the representations and warranties of Parker and Sub contained in Section 2.1 that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Parker on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Parker shall have been delivered to Superior;

              (b) Since the date of this Agreement, no Parker MAE shall have occurred, and Superior shall have received a certificate signed by the chief executive officer of Parker dated the Closing Date to such effect;

              (c) Superior shall have received from Vinson & Elkins L.L.P., counsel to Parker, an opinion dated the Closing Date in the form attached as Exhibit C; and

              (d) Superior shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes
         (i) the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code, (ii) Parker, Sub and Superior will each be a party to that reorganization within the meaning of section 368(b) of the Code, and (iii) Superior and the stockholders of Superior who exchange Superior Common Stock for Parker Common Stock will not recognize any gain or loss as a result of the exchange of Parker Common Stock pursuant to the Merger, other than to the extent such stockholders receive cash in lieu of fractional shares. In rendering such opinion, counsel may require and rely upon (any may incorporate by reference) representations and covenants to the extent commercially reasonable, including those contained in certificates of officers and/or directors of Parker, Superior and Sub and others. Superior shall have received executed copies of the certificates of officers and directors of Superior, Parker and Sub that may reasonably be required by counsel in connection with the tax opinions referred to in this
         Section 6.3(d).

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Parker and/or Superior:

              (a) by mutual consent of Parker and Superior;

              (b) by either Parker or Superior if the Merger has not been effected on or before May 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; provided, further, that this Agreement may be extended by written notice of either Parker or Superior to a date not later than August 31, 1999, if the Merger shall not have been consummated as a result of Parker or Superior having failed by May 31, 1999 to receive all required permits and orders with respect to the Merger or as a result of entering of an order by a court or governmental authority;

              (c) by either Parker or Superior if a final, nonappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

              (d) by either Parker or Superior if this Agreement shall fail to get the Required Superior Vote by the stockholders of Superior at the Superior Stockholders' Meeting;

              (e) by either Parker or Superior if the Charter Amendment or the Share Issuance fails to get the Required Parker Vote by the stockholders of Parker at the Parker Stockholders' Meeting;

              (f) by Parker if there has been a breach of any representation or warranty or covenant set forth in this Agreement by Superior, such that the conditions set forth in Section 6.2(a) would not be satisfied, which breach has not been cured within 30 days following receipt by Superior of notice of such breach;

              (g) by Superior if there has been a breach of any representation or warranty or covenant set forth in this Agreement by Parker, such that the conditions set forth in Section 6.3(a) would not be satisfied, which breach has not been cured within 30 days following receipt by Parker of notice of such breach;

              (h) by Parker, if (i) the Board of Directors of Superior withdraws, modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing or the Board of Directors of Superior shall have recommended to the stockholders of Superior any Alternative Proposal or resolved to do so;
         (ii) a tender offer or exchange offer for 30 percent or more of the outstanding shares of Superior Common Stock is commenced and the Board of Directors of Superior, within 10 Business Days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or (iii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 30 percent or more of the then outstanding shares of Superior Common Stock; or

              (i) by Superior, if Superior accepts an Alternative Proposal and makes the payment required pursuant to Section 7.4 of this Agreement.

         7.2 EFFECT OF TERMINATION. Except as provided in Section 7.4 or 8.1 of this Agreement, in the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parker, Sub or Superior or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

         7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of Superior or the Share Issuance and Charter Amendment have been approved by stockholders of Parker, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4  FEES, EXPENSES AND OTHER PAYMENTS.

              (a) Except as provided in this Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the parties incurring such expense, except that expenses incurred in connection with printing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parker and Superior.

              (b) If this Agreement is terminated by Parker pursuant to Section 7.1(h) or by Superior pursuant to Section 7.1(i), then Superior shall pay to Parker a termination fee equal to $7 million.

              (c) If this Agreement is terminated by Parker or Superior pursuant to Sections 7.1(d) or 7.1(f) and within 12 months of any such termination, Superior or any of the Superior Subsidiaries accepts a written offer or enters into a written agreement to consummate a Superior Acquisition Proposal with such person or any of its Affiliates and Superior or such Superior Subsidiary is acquired, through merger, consolidation, share exchange, sale of assets or otherwise, by such person or any of its Affiliates, then Superior shall at the closing (and as a condition of such closing) pay to Parker immediately a termination fee of $7 million.

              (d) If Superior shall fail to pay Parker any fee or other amount due hereunder, Superior shall pay the costs and expenses (including legal fees and expenses) of Parker in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime interest rate of Citibank N.A. in effect from time to time, from the date such fee or other payment was required to be paid until payment in full.

              (e) Subject to the following sentences, the payments required by this Section 7.4 shall constitute liquidated damages in full and complete satisfaction of, and shall be the sole and exclusive remedy of Parker for, any loss, liability, damage or claim arising out of or in conjunction with the transactions contemplated by this Agreement, including any termination of this Agreement pursuant to Section 7.1 and shall not constitute a penalty. Notwithstanding the foregoing sentence, if (i) this Agreement is terminated by Parker as a result of an intentional breach of any representation, warranty, covenant or agreement by Superior and no termination fee is required to be paid pursuant to Section 7.4(c), Parker may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Parker may be entitled to receive at law or in equity or (ii) this Agreement is terminated by Superior as a result of an intentional breach of any representation, warranty, covenant or agreement by Parker, Superior may pursue any remedies available to it at law or in equity and shall be entitled to recover such additional amounts as Parker may be entitled to receive at law or in equity.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties in this Agreement shall terminate at the Effective Time and the representations, warranties, covenants and agreements of each of the parties hereto shall terminate upon the termination of this Agreement pursuant to Section 7.1, except that the covenants and agreements set forth in Article I and Sections 2.1(h), 5.3(d), 5.5, 5.6, 5.7, 5.9 and 5.10 shall survive the Effective Time and Section 7.4 and Article VIII hereof shall survive the termination of this Agreement.

         8.2 PUBLIC STATEMENTS. Superior and Parker agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other, except as may be required by law or applicable stock exchange rules.

         8.3 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         8.4 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to Superior:            Superior Energy Services, Inc.
                                    1105 Peters Road
                                    Harvey, Louisiana  70058
                                    Attention:  Terence Hall

         with a copy to:            Jones, Walker, Waechter, Poitevent,
                                    Carrere & Denegre, L.L.P.
                                    First NBC Building
                                    201 St. Charles Avenue
                                    New Orleans, Louisiana  70170-5100
                                    Attention:  William B. Masters

         if to Parker:              Parker Drilling Company
                                    Parker Building
                                    8 East Third Street
                                    Tulsa, Oklahoma  74103
                                    Attention:  James J. Davis

         with a copy to:            Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin Street
                                    Houston, Texas  77002-6760
                                    Attention:  T. Mark Kelly

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 8.4. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the DGCL.

         8.6 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         8.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         8.8 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         8.9 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as specifically provided herein.

         8.10 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         8.11 DISCLOSURE LETTERS.

              (a) The Superior Disclosure Letter, executed by Superior as of the date hereof, and delivered to Parker on the date hereof, contains all disclosure required to be made by Superior under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Superior Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

              (b) The Parker Disclosure Letter, executed by Parker as of the date hereof, and delivered to Superior on the date hereof, contains all disclosure required to be made by Parker under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Parker Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK.
                      THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       SUPERIOR ENERGY SERVICES, INC.



                                       By /s/ Terence E. Hall
                                          --------------------------------------
                                          Name:   Terence E. Hall
                                          Title:  President


                                       PARKER DRILLING COMPANY



                                       By /s/ James J. Davis
                                          --------------------------------------
                                          Name:   James J. Davis
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer


                                       SAINTS ACQUISITION COMPANY



                                       By /s/ James J. Davis
                                          --------------------------------------
                                          Name:   James J. Davis
                                          Title:  Vice President

                                     ANNEX I

                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION



NAME                                                TITLE
----                                                -----
Directors:

Robert L. Parker Jr....................... Chairman of the Board
James W. Linn............................. Director
James J. Davis............................ Director
Terence E. Hall........................... Director

Officers:

Terence E. Hall........................... President and Chief Executive Officer
Robert S. Taylor.......................... Vice President-Finance
James W. Linn............................. Vice President
James J. Davis............................ Vice President
James Ravannack........................... Vice President
Ernest Yancey............................. Vice President
I.E. Hendrix.............................. Treasurer
Carolyn Plaisance......................... Secretary
Phil Burch................................ Assistant Secretary

                                    ANNEX II


Terence E. Hall
Robert S. Taylor
Ken Blanchard
Charles Funderburg

                                    EXHIBIT A

                              AFFILIATE'S AGREEMENT

                                     [Date]


[Parker Address]

Ladies and Gentlemen:

         The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Superior Energy Services, Inc., a Delaware corporation ("Superior"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Regulations of the Commission under the Securities Act (an "Affiliate").

         Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company., a newly formed Delaware corporation and a wholly-owned Subsidiary of Parker ("Sub"), and Superior dated as of October 28, 1998 (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into Superior (the "Merger"), the undersigned will be entitled to receive shares of Parker Common Stock in exchange for shares of Superior Common Stock owned by the undersigned at the Effective Time of the Merger as determined pursuant to the Merger Agreement. Capitalized terms used but not defined herein are defined in the Merger Agreement and are used herein with the same meanings as ascribed to them therein.

         The undersigned understands that the Merger is intended to be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the Commission has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

         In consideration of the agreements contained herein, Parker's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of (i) Superior Common Stock during the period from the date hereof until the earlier of the Effective Time and the termination of the Merger Agreement (which period, if the Merger is consummated, will be greater than thirty (30) days), (ii) to the extent the transaction is accounted for as a "pooling of interest," Parker Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned until such time as financial statements that include at least thirty (30) days of combined operations of Superior and Parker after the Merger shall have been publicly reported, unless the undersigned shall have delivered to Parker, prior to any such sale, transfer or other disposition, a written opinion from PricewaterhouseCoopers LLP, independent public accountants for Parker, or a written no-action letter from the accounting staff of the Commission, in either case in form and substance reasonably satisfactory to Parker, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the Regulations of the Commission or (iii) Parker Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Regulations thereunder. The undersigned has been advised that the offering, sale and delivery of the shares of Parker Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed to be an Affiliate at the time the Merger is submitted for a vote of the stockholders of Superior, Parker Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

         The undersigned also understands that instructions will be given to the Exchange Agent for Parker Common Stock with respect to Parker Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of Parker Common Stock, or any substitutions therefor, a legend stating in substance as follows:

         "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and Parker Corporation, a copy of which agreement is on file at the principal offices of Parker Corporation."

It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parker an opinion of counsel, in form and substance reasonably satisfactory to Parker, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

         By its execution hereof, Parker agrees that it will, as long as the undersigned owns any Parker Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

         If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                       Very truly yours,


                                       By
                                          --------------------------------------
                                          Name:
                                          Title:
                                          Date:
                                          Address:

ACCEPTED this ___ day
of ______________, 1998:

PARKER DRILLING COMPANY


By
   ---------------------------
   Name:
   Title:

                                    EXHIBIT B

                          FORM OF JONES, WALKER OPINION


                                October __, 1998



Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana  70058

Ladies and Gentlemen:

         We have acted as counsel to Superior Energy Services, Inc., a Delaware corporation ("Superior"), in connection with the Merger (the "Merger") and related transactions contemplated by that certain Agreement and Plan of Merger dated October 28, 1998, by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parker ("Merger Sub"), and Superior (the "Agreement"), pursuant to which Merger Sub will be merged with and into Superior. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement. This opinion is being rendered pursuant to Section 6.2(d) of the Agreement.

         In connection therewith, we have examined copies of the Agreement and originals, or photostatic or certified copies, of such corporate records of Superior, and such communications, certificates of public officials, certificates of officers of Superior and other documents, as we have deemed necessary or appropriate for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of Superior, and other documents or writings, we have relied, to the extent we deem necessary or appropriate, upon the representations and warranties made by Superior in the Agreement and related instruments, and upon certificates and other communications of corporate officers of Superior, without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, and in reliance thereon, and subject to the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

         1. Superior is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement on Form S-4 (Registration No. __________) filed with the Securities and Exchange Commission by Parker pursuant to the Securities Act of 1933, as amended, which became effective on _____________;

         2. The appropriate filings have been made with respect to the Merger with the Secretary of State of the State of Delaware to cause the Merger to become effective;

         3. Superior has the requisite corporate power to merge with Merger Sub as contemplated by the Agreement;

         4. The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provisions of Superior' Articles of Incorporation or Bylaws, each as amended to date; and

         5. The Agreement has been duly and validly authorized, executed and delivered by Superior, and the Agreement is a valid and binding agreement of Superior enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles and except as the enforceability of the indemnification provision may be limited by applicable federal or state securities laws.

         This opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         This opinion is solely for your benefit and except for Parker, which shall be entitled to rely on this opinion, may not be relied upon by any other person without our written permission.


                                       Very truly yours,



                                       JONES, WALKER, WAECHTER, POITEVENT,
                                       CARRERE & DENEGRE, L.L.P.

                                    EXHIBIT C

                         FORM OF VINSON & ELKINS OPINION


                                October __, 1998


Parker Drilling Company
Parker Building
8 East Third Street
Tulsa, Oklahoma  74103

Ladies and Gentlemen:

         We have acted as counsel to Parker Drilling Company, a Delaware corporation ("Parker"), in connection with the Merger (the "Merger") and related transactions contemplated by the Agreement and Plan of Merger dated October 28, 1998 (the "Agreement"), by and among Saints Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parker ("Merger Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior"). All capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement. This opinion is being rendered pursuant to Section 6.3(c) of the Agreement.

         In connection with rendering the opinions hereinafter set forth, we have examined originals or photostatic or certified copies of all such corporate records of Parker and its subsidiaries, such agreements, communications and other instruments, certificates of officers of Parker, certificates and telegrams of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the correctness of all statements of fact contained therein, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents (except for the due execution and delivery of the Agreement by Parker) where due execution and delivery are a prerequisite to the effectiveness thereof. We have relied on the accuracy of the representations and warranties as to factual matters by all of the parties contained in the Agreement as well as the truth and accuracy of all of the representations and warranties as to factual matters made by Parker and Superior in connection with the Merger and the opinions hereinafter set forth. As to certain questions of fact material to the opinions hereinafter set forth, we have, to the extent we deemed appropriate, relied on certificates of officers of Parker and on certificates and telegrams of governmental officials.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. Parker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement on Form S-4 (Registration No. __________) (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, which Registration Statement became effective on _________.

         2. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Registration Statement.

         3. The appropriate filings have been made with respect to the Merger with the Secretary of State of the State of Delaware to cause the Merger to become effective.

         4. Merger Sub has the requisite corporate power to merge with and into Superior as contemplated by the Agreement.

         5. The execution and delivery of the Agreement did not, and the consummation of the Merger will not, violate any provision of Parker's Restated Certificate of Incorporation or Bylaws or Merger Sub's Certificate of Incorporation or Bylaws.

         6. The Agreement has been duly and validly authorized, executed and delivered by Parker and Merger Sub, and the Agreement is a valid and binding agreement of Parker and Merger Sub enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles and except as the enforceability of the indemnification provision may be limited by applicable federal or state securities laws.

         7. The Registration Statement has become effective under the Securities Act.

         8. The shares of Parker Common Stock to be delivered in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

         The opinions set forth herein are specifically limited to matters of the laws of the State of Delaware and of the United States, and the General Corporation Law of the State of Delaware.

         This letter is furnished to you solely for your benefit pursuant to the Agreement. This letter and the opinions expressed herein may not be used or relied upon by you for any other purpose and may not be relied upon for any purpose by any other person or entity without our prior written consent. Except for the use permitted herein, this letter is not to be quoted or reproduced in whole or in part or otherwise referred to in any manner nor is it to be filed with any governmental agency or delivered to any other person.


                                       Very truly yours,


                                       VINSON & ELKINS L.L.P.

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, (this "Amendment") is made and entered into as of the 25th day of November, 1998 by and among Parker Drilling Company, a Delaware corporation ("Parker"), Saints Acquisition Company, a newly formed Delaware corporation and a wholly owned subsidiary of Parker ("Sub"), and Superior Energy Services, Inc., a Delaware corporation ("Superior").

         WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of October 28, 1998 (as amended hereby, the "Agreement") (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement);

         WHEREAS, the parties desire to amend certain provisions of the Agreement;

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1.  The first Whereas of the Agreement is amended to read as follows:

             "WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of Parker, Sub and Superior, and Parker as sole stockholder of Sub, have approved the merger of Sub with and into Superior (the "Merger"), whereby each issued and outstanding share of common stock, par value $0.001 per share, of superior ("Superior Common Stock") not owned directly or indirectly by Superior will be converted into the right to receive 0.975 of a share of common stock, par value $0.162/3 per share, of Parker ("Parker Common Stock"); and"

         2.  Section 1.7(a) of the Agreement is amended to read as follows:

             "(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Superior Common Stock or any shares of capital stock of Sub, and subject to Section 1.8(f), each share of Superior Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.7(b)) shall be converted into the right to receive 0.975 of a share of Parker Common Stock (the "Merger Consideration"); provided, however, that if, between the date hereof and the Effective Time, the outstanding shares of Parker Common Stock or Superior Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Superior Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Superior Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration."

         3.  Section 5.7(a) of the Agreement is amended to read as follows:

             "(a) Superior shall, in accordance with the terms of the Superior Stock Option Plan, cause each Superior Option that is outstanding under such plan at the Effective Time that has an exercise price in excess of the market price of the Superior Common Stock on the Closing Date (each an "Out-of-the-Money Superior Option") to be canceled as of the Effective Time. At the Effective Time, (i) Parker shall assume the Superior Stock Option Plan and (ii) each Superior Option that is outstanding under the Superior Stock Option Plan as of the Effective Time (other than the Out-of-the-Money Superior Options) shall fully vest in accordance with the terms of the Superior Stock Option Plan and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Superior Stock Option Plan and such Superior Option, 0.975 of a share of Parker Common Stock for each share of Superior Common Stock covered by such Superior Option (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price per share of Superior Common Stock purchasable pursuant to such Superior Option immediately prior to the Effective Time divided by (z) 0.975."

         4.  Section 5.7(c) of the Agreement is amended to read as follows:

             "(c) At the Effective Time, Parker shall grant to each holder of an Out-of-the- Money Superior Option who is employed by Superior at such time an option (each a "Replacement Option") to purchase a number of shares of Parker Common Stock equal to the number of shares of Superior Common Stock covered by such Out-of-the-Money Superior Option at the time it was canceled multiplied by 0.975. Each Replacement Option shall be granted pursuant to a stock option plan maintained by Parker or the Superior Stock Option Plan, as determined by Parker in its sole discretion. The purchase price for each share of Parker Common Stock subject to each Replacement Option shall be equal to the closing sales price of the Parker Common Stock on the Closing Date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the New York Stock Exchange (the "Market Value per Share"). Subject to the terms of the stock option plan pursuant to which a Replacement Option is granted and the agreement to be executed by Parker and each such individual evidencing the grant of such option (which agreement shall be in the form customarily used for granting options under such plan), each such option shall (i) have a term of ten years (which term shall begin on the Closing Date), (ii) vest and become exercisable in accordance with the vesting schedules set forth in the corresponding Out-of-the-Money

         Superior Options, and (iii) constitute an option that is not intended to be treated as an incentive stock option (within the meaning of section 422 of the Code)."

         5. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

         6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                         SUPERIOR ENERGY SERVICES, INC.



                                         By /s/ Terence E. Hall
                                           -----------------------------
                                           Name:  Terence E. Hall
                                           Title: President


                                         PARKER DRILLING COMPANY



                                         By /s/ James J. Davis
                                           -----------------------------
                                           Name:  James J. Davis
                                           Title: Senior Vice President and
                                                  Chief Financial Officer


                                         SAINTS ACQUISITION COMPANY



                                         By /s/ James J. Davis
                                           -----------------------------
                                           Name:  James J. Davis
                                           Title: Vice President

                                                                     APPENDIX B


                      OPINION OF JEFFERIES & COMPANY, INC.




                                        December ___, 1998





The Board of Directors
Parker Drilling Company
Eight East Third Street
Tulsa, OK 74103

Members of the Board:

     You have advised us that Parker Drilling Company ("Parker" or the "Company") proposes to acquire Superior Energy Services, Inc. ("Superior") through a business combination (the "Combination Transaction") in which outstanding shares of Superior will be exchanged for or converted into shares of common stock (the "Purchase Consideration") of Parker (the "Parker Shares"). You have further advised us that the Combination Transaction will be effected pursuant to an Agreement and Plan of Merger dated and signed October 28, 1998 as amended on November ___, 1998 (which, with the exhibits thereto, is defined herein as the "Agreement") to which each of Parker and Superior is a party. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Parker Common Stock (as defined below), of the consideration to be received by such holders pursuant to the Combination Transaction (the "Opinion").

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon consummation of the Combination Transaction, each outstanding share of Superior common stock, US$ 0.001 par value ("Superior Common Stock"), will be exchanged for or converted into, on a per share basis,
0.975 of a share of Parker common stock, US$ 0.162/3 par value ("Parker Common Stock").

     Jefferies & Company, Inc. ("Jefferies") has acted as financial advisor to Parker in connection with the Combination Transaction and will receive the following cash fees at the closing of the Combination Trasaction: (i) a success fee equal to $1 million (the "Success Fee") and (ii) a fee of $200,000 for rendering the Opinion which will be creditable against the Success Fee.

     Jefferies has previously rendered certain investment banking and financial advisory services to Parker for which it has received customary compensation. In addition, in the ordinary course of Jefferies' business, it actively trades the securities of Parker and Superior for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not rendered any investment banking or financial advisory services to Superior in connection with the Combination Transaction. Jefferies previously served as joint-lead manager in Superior's $60 million common stock offering in December 1997.

The Board of Directors of Parker Drilling Company
December ___, 1998
Page 2 of 3



     In our review and analysis and in rendering the opinion, we have with your permission assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by Parker and Superior's management, as well as publicly available information, and have not verified such information. We have not conducted a physical inspection of any of the properties or facilities of Parker or Superior, nor have we made, been provided or considered any independent evaluations or appraisals of any of such properties or facilities. The Purchase Consideration was based on negotiations between Parker and Superior during which Jefferies provided investment banking services to Parker.

     In conducting our analysis and rendering our Opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the Agreement; (ii) the historical and current financial condition and results of operations of Parker and Superior, including (a) the Annual Reports on Form 10-K of Superior for the years ended December 31, 1995, 1996 and 1997, and (b) the Quarterly Report on Form 10-Q of Superior for the quarters ended March 31, June 30 and September 30, 1998; (iii) certain non-public financial and non-financial information prepared by the management of Parker and Superior, which data was made available to us in our role as financial advisor to Parker; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of Parker and Superior when taking into consideration the impact of the Combination Transaction; (vi) the historical and current market prices for Parker Common Stock and Superior Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vii) publicly available information, including research reports on companies we considered relevant to our inquiry; and (viii) the nature and terms of other recent acquisition transactions in the oil service drilling industry. We have met with certain officers and employees of Parker and Superior to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our Opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact Jefferies' opinion. Our Opinion does not constitute a recommendation of the Combination Transaction over any alternative transactions which may be available to Parker and does not address Parker's underlying business decision to effect the Combination Transaction. Finally, we are not opining as to the market value of the consideration to be received by Superior or the prices at which any of the securities of Parker may trade following the consummation of the Combination Transaction.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion as investment bankers that the consideration to be paid by Parker to the holders

The Board of Directors of Parker Drilling Company
December ___, 1998
Page 3 of 3



of Superior Common Stock pursuant to the Combination Transaction is fair, from a financial point of view, to the holders of Parker Common Stock.

     It is understood and agreed that this Opinion is provided solely for the use of the Board of Directors of Parker as one element in the Board's consideration of the Combination Transaction and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this Opinion does not constitute a recommendation to any shareholder (or any other person) as to how such person should vote with respect to the Combination Transaction.

                                                Very truly yours,

                                                /s/   Jefferies & Company, Inc.

                                                      Jefferies & Company, Inc.

                                                                     APPENDIX C


                    OPINION OF JOHNSON RICE & COMPANY L.L.C.



                                          November 25, 1998


Board of Directors
Superior Energy Services, Inc.
1105 Peters Road
Harvey, LA 70058


Gentlemen:

     You have asked our opinion as investment bankers as to the fairness from a financial point of view of the terms and consideration to be given to shareholders of Superior Energy Services, Inc., a Louisiana corporation (the "Company") by the proposed merger with Parker Drilling Company ("PKD").

     Johnson Rice & Company L.L.C. ("Johnson Rice"), as a part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Neither Johnson Rice nor its principals have a material ownership interest in the Company or PKD.

     In connection with the opinion described below, we have reviewed certain business and financial information relating to the Company and PKD and performed the following functions:

     1. Reviewed the historical financial statements of PKD over the last five years;

     2. Discussed with certain members of the senior management of the Company concerning certain business operations, the financial condition and future prospects of PKD;

     3. Discussed the terms of the Merger including the methodology used in determining the Merger value with the senior management of the Company;

     4. Analyzed the pro forma effect of the proposed Merger on both PKD and the Company utilizing information provided by PKD management and the Company; and

     5. Considered and analyzed the public information with respect to the terms of certain other transactions in the Company's industry.

     In addition, we have considered such other information and have conducted such other analyses as we deemed appropriate under the circumstances. In connection with our review, we have relied upon and assumed the accuracy and completeness of the financial and other information furnished to us by the Company and PKD and/or their representatives. We have not independently verified the accuracy or completeness of such information and have not made any independent evaluation or appraisal of the assets or liabilities of PKD.

     Our opinion is limited in that it relates solely to the fairness from a financial point of view of the terms and consideration to be given to the shareholders of the Company in the Merger. We express no opinion as to the market value of the common stock of PKD or any security constituting a part thereof, prior to, on the date of, or after consummation of, the Merger. Our opinion herein is based upon conditions and circumstances existing on the date hereof, including current public and private equity markets, and is subject to considerable uncertainty concerning such conditions and circumstances in the future.

     Subject to the foregoing and based upon our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the terms and consideration to be received by the Company's shareholders in the Merger are fair from a financial point of view to the shareholders of the Company.

                                              Sincerely,

                                              /s/ Johnson Rice & Company L.L.C.

                                                  Johnson Rice & Company L.L.C.


                                      C-2